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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

FORD MOTOR COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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Ford Motor Company
Notice of 2007
Annual Meeting of Shareholders
and Proxy Statement

Ford Motor Company
One American Road
Dearborn, Michigan 48126- 2798

April 5, 2007
Dear Shareholders:
Our 2007 annual meeting of shareholders will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, on Thursday, May 10, 2007. The annual meeting will begin promptly at 8:30 a.m., Eastern Time. If you plan to attend the meeting, please see the instructions on page 4.
Please read these materials so that you’ll know what we plan to do at the meeting. Also, please either sign and return the accompanying proxy card in the postage-paid envelope or instruct us by telephone or via the Internet as to how you would like your shares voted. This way, your shares will be voted as you direct even if you can’t attend the meeting. Instructions on how to vote your shares by telephone or via the Internet are on the proxy card enclosed with this proxy statement.

William Clay Ford, Jr.
Chairman of the Board

Whether or not you plan to attend the meeting, please provide your proxy by calling the toll-free telephone number, using the Internet, or filling in, signing, dating, and promptly mailing the accompanying proxy card in the enclosed envelope.

Notice of Annual Meeting of Shareholders
of Ford Motor Company

Time:	8:30 a.m., Eastern Time, Thursday, May 10, 2007

Place:	Hotel du Pont 11th and Market Streets Wilmington, Delaware

Proposals:	1. The election of directors.

2. The ratification of the selection of PricewaterhouseCoopers LLP as Ford’s independent registered public accounting firm for 2007.

3. A shareholder proposal related to disclosure of certain compensation paid to executive officers.

4. A shareholder proposal related to the Company adopting quantitative goals for reducing total greenhouse gas emissions from the Company’s products and operations.

5. A shareholder proposal related to allowing holders of 10% of common stock to call special shareholder meetings.

6. A shareholder proposal related to consideration of a recapitalization plan to provide that all of the Company’s outstanding stock have one vote per share.

7. A shareholder proposal requesting the Board of Directors to publish a report on Global Warming/ Cooling.

8. A shareholder proposal requesting the Company to remove references to sexual orientation from its equal employment policies.

9. A shareholder proposal requesting the Company to adopt a policy that a minimum of 75% of future equity compensation awarded to senior executives be performance-based.

10. A shareholder proposal requesting the Company to issue a report on how it plans to position itself to address rising health care expenses without compromising the health and productivity of its workforce.

Who Can Vote:	You can vote if you were a shareholder of record at the close of business on March 14, 2007.

Date of Mailing:	This proxy statement and the enclosed form of proxy are being mailed to shareholders beginning April 5, 2007.

Peter J. Sherry, Jr.
Secretary
April 5, 2007

i

Defined Terms
“Annual Incentive Compensation Plan” means Ford’s Annual Incentive Compensation Plan.
“Class B Stock” means Ford’s Class B Stock.
“Dividend Equivalent” means cash or shares of common stock (or common stock units) equal in value to dividends that would have been paid on shares of common stock.
“Final Award” means shares of common stock and/or cash awarded by the Compensation Committee under a Performance Stock Right.
“Ford” or “we” or “Company” means Ford Motor Company.
“Long-Term Incentive Plan” means Ford’s 1990 or 1998 Long-Term Incentive Plan.
“Named Executives” means the executives named in the Summary Compensation Table on p. 45.
“NYSE” means the New York Stock Exchange, Inc.
“Performance Stock Right” or “Stock Right” means, under the Long-Term Incentive Plan, an award of the right to earn up to a certain number of shares of common stock, or cash, or a combination of cash and shares of common stock, based on performance against specified goals established by the Compensation Committee.
“Restricted Stock Equivalent” or “Restricted Stock Unit” means, under the Long-Term Incentive Plan and/or the Restricted Stock Plan for Non-Employee Directors, the right to receive a share of common stock, or cash equivalent to the value of a share of common stock, when the restriction period ends, as determined by the Compensation Committee.
“SEC” means the United States Securities and Exchange Commission.
“Senior Convertible Notes” means the Ford Motor Company 4.25% Senior Convertible Notes due 2036.
“Trust Preferred Securities” means the Ford Motor Company Capital Trust II 6.50% Cumulative Convertible Trust Preferred Securities.
“1998 Plan” means Ford’s 1998 Long-Term Incentive Plan.

ii

Ford Motor Company

Proxy Statement

The Board of Directors is soliciting proxies to be used at the annual meeting of shareholders to be held on Thursday, May 10, 2007, beginning at 8:30 a.m., Eastern Time, at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware. This proxy statement and the enclosed form of proxy are being mailed to shareholders beginning April 5, 2007.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
What is a proxy?
A proxy is another person that you legally designate to vote your stock. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card.
What is a proxy statement?
It is a document that SEC regulations require that we give to you when we ask you to sign a proxy card to vote your stock at the annual meeting.
What is the purpose of the annual meeting?
At our annual meeting, shareholders will act upon the matters outlined in the notice of meeting, including the election of directors, ratification of the selection of the Company’s independent registered public accounting firm, and consideration of eight shareholder proposals, if presented at the meeting. Also, management will report on the state of the Company and respond to questions from shareholders.
What is the record date and what does it mean?
The record date for the annual meeting is March 14, 2007. The record date is established by the Board of Directors as required by Delaware law. Holders of common stock and holders of Class B Stock at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting.
Who is entitled to vote at the annual meeting?
Holders of common stock and holders of Class B Stock at the close of business on the record date may vote at the meeting. Holders of Trust Preferred Securities and Senior Convertible Notes cannot vote at this meeting.
On March 14, 2007, 1,824,372,642 shares of common stock and 70,852,076 shares of Class B Stock were outstanding and, thus, are eligible to be voted.

What are the voting rights of the holders of common stock and Class B Stock?
Holders of common stock and holders of Class B Stock will vote together without regard to class on the matters to be voted upon at the meeting. Holders of common stock have 60% of the general voting power. Holders of Class B Stock have the remaining 40% of the general voting power.
Each outstanding share of common stock will be entitled to one vote on each matter to be voted upon.
The number of votes for each share of Class B Stock is calculated each year in accordance with the Company’s Restated Certificate of Incorporation. At this year’s meeting, each outstanding share of Class B Stock will be entitled to 17.166 votes on each matter to be voted upon.
What is the difference between a shareholder of record and a “street name” holder?
If your shares are registered directly in your name with Computershare Trust Company, N.A., the Company’s stock transfer agent, you are considered the shareholder of record with respect to those shares.
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares, and your shares are held in “street name.”
How do I vote my shares?
If you are a shareholder of record, you can give a proxy to be voted at the meeting:

• over the telephone by calling a toll-free number;

• electronically, using the Internet; or

• by mailing in the enclosed proxy card.
The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to vote by telephone or by using the Internet, please refer to the specific instructions set forth on the enclosed proxy card. If you wish to vote using a paper format and you return your signed proxy to us before the annual meeting, we will vote your shares as you direct.
If you are a company employee or retiree participating in either of the Company’s Savings and Stock Investment Plan for Salaried Employees or Tax-Efficient Savings Plan for Hourly Employees, then you may be receiving this material because of shares held for you in those plans. In that case, you may use the enclosed proxy card to instruct the plan trustee how to vote those shares. The trustee will vote the shares in accordance with your instructions and the terms of the plan. If you hold shares in any of these plans, the trustee may vote the shares held for you even if you do not direct the trustee how to vote. In these cases, the trustee will vote any shares for which the trustee does not receive instructions in the same proportion as the trustee votes the shares for which the trustee does receive instructions.
If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.
Are votes confidential? Who counts the votes?
The votes of all shareholders will be held in confidence from directors, officers and employees of the Company except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (b) in case of a contested proxy solicitation; (c) if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or (d) to allow the independent inspectors of election to certify the results of the vote. We will also continue, as we have for many years, to retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.
Can I vote my shares in person at the annual meeting?
Yes. If you are a shareholder of record, you may vote your shares at the meeting by completing a ballot at the meeting.
However, if you are a “street name” holder, you may vote your shares in person only if you obtain a signed proxy from your broker or nominee giving you the right to vote the shares.
Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.
What are my choices when voting?
In the election of directors, you may vote for all nominees, or you may vote against one or more nominees. The proposal related to the election of directors is described in this proxy statement beginning at p. 5.
For each of the other proposals, you may vote for the proposal, against the proposal, or abstain from voting on the proposal. These proposals are described in this proxy statement beginning at p. 70.
Proposals 1 and 2 will be presented at the meeting by management, and the rest are expected to be presented by shareholders.
What are the Board’s recommendations?
The Board of Directors recommends a vote FOR all of the nominees for director (Proposal 1), FOR ratifying the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2007 (Proposal 2), and AGAINST the shareholder proposals (Proposals 3 through 10).
What if I do not specify how I want my shares voted?
If you do not specify on your proxy card (or when giving your proxy by telephone or over the Internet) how you want to vote your shares, we will vote them FOR all of the nominees for director (Proposal 1), FOR ratifying the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2007 (Proposal 2), and AGAINST the shareholder proposals (Proposals 3 through 10).
Can I change my vote?
Yes. You can revoke your proxy at any time before it is exercised in any of three ways:

• by submitting written notice of revocation to the Secretary of the Company;

• by submitting another proxy by telephone, via the Internet or by mail that is later dated and, if by mail, that is properly signed; or

• by voting in person at the meeting.
What percentage of the vote is required for a proposal to be approved?
A majority of the votes that could be cast by shareholders who are either present in person or represented by proxy at the meeting is required to elect the nominees for director and to approve each proposal. The votes are computed for each share as described on p. 2.

The total number of votes that could be cast at the meeting is the number of votes actually cast plus the number of abstentions. Abstentions are counted as “shares present” at the meeting for purposes of determining whether a quorum exists and have the effect of a vote “against” any matter as to which they are specified.
Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they don’t have discretionary voting authority and haven’t received instructions as to how to vote on those proposals (so-called “broker non-votes”) are not considered “shares present” and will not affect the outcome of the vote.
How can I attend the annual meeting?
If you are a shareholder of record and you plan to attend the annual meeting, please let us know when you return your proxy. Please tear off the top portion of your proxy card where indicated and bring it with you to the meeting. This portion of the card will serve as your ticket and will admit you and one guest.
If you are a “street name” shareholder, tell your broker or nominee that you’re planning to attend the meeting and would like a “legal proxy.” Then simply bring that form to the meeting and we’ll give you a ticket at the door that will admit you and one guest. If you can’t get a legal proxy in time, we can still give you a ticket at the door if you bring a copy of your brokerage account statement showing that you owned Ford stock as of the record date, March 14, 2007.
Are there any rules regarding admission?
Each shareholder and guest will be asked to present valid government-issued picture identification, such as a driver’s license or passport, before being admitted to the meeting. Cameras, recording devices, and other electronic devices will not be permitted at the meeting and attendees will be subject to security inspections. We encourage you to leave any such items at home. We will not be responsible for any items checked at the door.
Are there any other matters to be acted upon at the annual meeting?
We do not know of any other matters to be presented or acted upon at the meeting. Under our By-Laws, no business besides that stated in the meeting notice may be transacted at any meeting of shareholders. If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Election of Directors
(Proposal 1 on the Proxy Card)
Twelve directors will be elected at this year’s annual meeting. Each director will serve until the next annual meeting or until he or she is succeeded by another qualified director who has been elected.
William Clay Ford, who had been a member of the Board of Directors since 1948, retired from the Board effective May 12, 2005. As with previous years, the Board of Directors has again requested that Mr. Ford serve as Director Emeritus so that the Board can continue to avail itself of his wisdom, judgment and experience, and Mr. Ford has agreed to so serve. Mr. Ford is entitled to attend Board and committee meetings and participate in discussion of matters that come before the Board or its committees, although he is not entitled to vote upon any such matters and no longer receives compensation as a non-employee Board member.
We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them for the election of all of the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares for that other person.
Each of the nominees for director is now a member of the Board of Directors, which met thirteen times during 2006. Each of the nominees for director attended at least 75% of the combined Board of Director and committee meetings held during the periods served by such nominee in 2006. The nominees provided the following information about themselves as of February 1, 2007.
Nominees

John R. H. Bond
Age: 65 — Director Since: 2000

Principal Occupation: Non-Executive Chairman, Vodafone Group plc, London, England; Retired Group Chairman, HSBC Holdings plc, London, England

Recent Business Experience: Mr. Bond has been a member of the Board of Vodafone since January 2005 and was elected non-executive Chairman on July 25, 2006. Mr. Bond retired as Group Chairman of HSBC Holdings plc on May 26, 2006. He had been associated with The Hongkong Shanghai Banking Corporation for 45 years. Mr. Bond was elected Group Chairman of HSBC Holdings plc in May 1998. He was Group Chief Executive Officer of HSBC Holdings from 1993 to 1998. From 1991 to 1993, he served as President and Chief Executive Officer of HSBC USA Inc., a wholly-owned subsidiary of HSBC Holdings, and which is now HSBC North America Holdings Inc. Mr. Bond was Chairman of the Institute of International Finance from 1998-2003. Additionally, Mr. Bond became a consultant to Ford’s Executive Chairman in September 2006. He also became a senior advisor to Kohlberg Kravis Roberts & Co. in July 2006.

Other Directorships: Vodafone Group plc

Stephen G. Butler

Age: 59 — Director Since: 2004

Principal Occupation: Retired Chairman and Chief Executive Officer, KPMG, LLP

Recent Business Experience: Mr. Butler served as Chairman and CEO of KPMG, LLP from 1996 until his retirement on June 30, 2002. Mr. Butler held a variety of management positions, both in the United States and internationally, during his 33-year career at KPMG.

Other Directorships: Cooper Industries, Ltd.; ConAgra Foods, Inc.

Kimberly A. Casiano
Age: 49 — Director Since: 2003

Principal Occupation: President and Chief Operating Officer, Casiano Communications, Inc., San Juan, Puerto Rico

Recent Business Experience: Ms. Casiano was appointed President and Chief Operating Officer of Casiano Communications, a publishing and direct marketing company, in 1994. From 1987 to 1994, she held a number of management positions within Casiano Communications in both the periodicals and magazines and the bilingual direct marketing and call center divisions of the company. Ms. Casiano is a member of the Board of Trustees of the Hispanic College Fund, the Access America Committee of the U.S. Chamber of Commerce, the Board of Directors of Mutual of America and the Board of Advisors of the Moffitt Cancer Center.

Edsel B. Ford II
Age: 58 — Director Since: 1988

Principal Occupation: Director and Consultant, Ford Motor Company

Recent Business Experience: Mr. Ford is a retired Vice President of Ford Motor Company and former President and Chief Operating Officer of Ford Motor Credit Company. He presently serves as a consultant to the Company.

William Clay Ford, Jr.
Age: 49 — Director Since: 1988

Principal Occupation: Executive Chairman and Chairman of the Board of Directors, Ford Motor Company

Recent Business Experience: Mr. Ford has held a number of management positions within Ford, including Vice President — Commercial Truck Vehicle Center. From 1995 until October 30, 2001, Mr. Ford was Chair of the Finance Committee. Effective January 1, 1999, he was elected Chairman of the Board of Directors and effective October 30, 2001, he was elected Chief Executive Officer of the Company. Mr. Ford became Executive Chairman of the Company on September 1, 2006. Mr. Ford also is Vice Chairman of The Detroit Lions, Inc., Chairman of the Detroit Economic Club, and Chairman of the Board of Trustees of The Henry Ford. He also is a Vice Chairman of Detroit Renaissance.

Other Directorships: eBay Inc.

Irvine O. Hockaday, Jr.
Age: 70 — Director Since: 1987

Principal Occupation: Retired President and Chief Executive Officer, Hallmark Cards, Inc., Kansas City, Missouri

Recent Business Experience: Mr. Hockaday was President and CEO of Hallmark Cards, Inc. since January 1, 1986, and a director since 1978. He retired in December 2001.

Other Directorships: Aquila, Inc.; Crown Media Holdings, Inc.; Sprint Corp.; The Estee Lauder Companies, Inc. Mr. Hockaday plans to retire from the Board of Directors of Dow Jones & Company, Inc. effective April 18, 2007.

Richard A. Manoogian
Age: 70 — Director Since: 2001

Principal Occupation: Chairman of the Board and Chief Executive Officer, Masco Corporation, Taylor, Michigan

Recent Business Experience: Mr. Manoogian has been with Masco since 1958, became Vice President and a member of the Board in 1964, President in 1968 and, in 1985, became Chairman. Mr. Manoogian is a member of the Board of Detroit Renaissance, The Henry Ford and a member of The American Business Conference.

Other Directorships: Masco Corporation; JPMorgan Chase & Co.

Ellen R. Marram
Age: 59 — Director Since: 1988

Principal Occupation: President, The Barnegat Group, LLC

Recent Business Experience: Ms. Marram is President of the Barnegat Group, LLC, a business advisory firm. From September 2000 through December 2005, Ms. Marram was Managing Director of North Castle Partners, LLC, a private equity firm. Ms. Marram served as President and CEO of efdex inc. from August 1999 to May 2000. She previously served as President and CEO of Tropicana Beverage Group from September 1997 until November 1998, and had previously served as President of the Group, as well as Executive Vice President of The Seagram Company Ltd. and Joseph E. Seagram & Sons, Inc. Before joining Seagram in 1993, she served as President and CEO of Nabisco Biscuit Company and Senior Vice President of the Nabisco Foods Group from June 1988 until April 1993.

Other Directorships: The New York Times Company; Eli Lilly and Company; Ms. Marram has been asked to join the Board of Cadbury Schweppes plc, effective June 1, 2007.

Alan Mulally
Age: 61 — Director Since: September 2006

Principal Occupation: President and Chief Executive Officer, Ford Motor Company

Recent Business Experience: Mr. Mulally was elected President and Chief Executive Officer of Ford effective September 1, 2006. Since March 2001, Mr. Mulally had been Executive Vice President of the Boeing Company and President and Chief Executive Officer of Boeing Commercial Airplanes. He also was a member of the Boeing Executive Council and served as Boeing’s senior executive in the Pacific Northwest. Prior to that time, Mr. Mulally served in a number of other executive positions within Boeing. Mr. Mulally has served as co-chair of the Washington Competitive Council, and has sat on the advisory boards of NASA, the University of Washington, the University of Kansas, the Massachusetts Institute of Technology, and the U.S. Air Force Scientific Advisory Board. He is a member of the U.S. National Academy of Engineering and a fellow of England’s Royal Academy of Engineering.

Homer A. Neal
Age: 64 — Director Since: 1997

Principal Occupation: Director, ATLAS Project, Professor of Physics, Interim President Emeritus, and Vice President for Research Emeritus, University of Michigan, Ann Arbor, Michigan

Recent Business Experience: Dr. Neal is director, University of Michigan ATLAS Project, Samuel A. Goudsmit Distinguished Professor of Physics, Interim President Emeritus and Vice President for Research Emeritus at the University of Michigan. He rejoined the University as Chairman of its Physics Department in 1987 and in 1993 was named Vice President of Research. Dr. Neal served as Interim President of the University of Michigan from July 1, 1996 to February 1, 1997. He has served as a member of the U.S. National Science Board, the Advisory Board of the Oak Ridge National Laboratory, as a Trustee of the Center for Strategic and International Studies and as a member of the Board of Regents of the Smithsonian Institution. Dr. Neal currently is a member of the Board of Trustees of the Richard Lounsbery Foundation and a member of the Advisory Board for the Lawrence Berkeley National Laboratory.

Jorma Ollila
Age: 56 — Director Since: 2000

Principal Occupation: Chairman of the Board, Nokia Corporation, Finland; Chairman of the Board, Royal Dutch Shell plc, The Netherlands

Recent Business Experience: Mr. Ollila was Chairman and Chief Executive Officer and Chairman of the Group Executive Board of Nokia until June 1, 2006, and thereafter remains as Chairman of the Board of Directors. Mr. Ollila had been Chairman of the Board and Chief Executive Officer of Nokia since 1999. He also had been Chairman of its Group Executive Board since 1992. He was President and Chief Executive Officer from 1992 to 1999, a member of its Board of Directors since 1995 and a member of its Group Executive Board since 1986. He also held various other positions since joining Nokia in 1985. From 1978 to 1985, Mr. Ollila held various managerial positions with Citibank Oy and Citibank N.A. Additionally, Mr. Ollila became Chairman of Royal Dutch Shell plc on June 1, 2006.

Other Directorships: Nokia Corporation; Royal Dutch Shell plc; UPM-Kymmene Corporation

John L. Thornton
Age: 53 — Director Since: 1996

Principal Occupation: Professor and Director, Global Leadership Program, Tsinghua University, Beijing, China

Recent Business Experience: Mr. Thornton retired as President and Co-Chief Operating Officer of The Goldman Sachs Group, Inc. on June 30, 2003. Mr. Thornton was appointed to that post in 1999 and formerly served as Chairman of Goldman Sachs — Asia from 1996 to 1998. He was previously Co-Chief Executive of Goldman Sachs International, the firm’s business in Europe, the Middle East and Africa. He also is the Chairman of the Board of Trustees of the Brookings Institution.

Other Directorships: News Corporation; Intel, Inc.; China Netcom Group Corporation (Hong Kong) Limited; Industrial Commercial Bank of China Limited

Committees of the Board of Directors

Audit Committee

Number of Members: 4 Members: Stephen G. Butler (Chair) Kimberly A. Casiano Irvine O. Hockaday, Jr. Jorma Ollila Number of Meetings in 2006: 12	Functions:
Selects the independent registered public accounting firm to audit Ford’s books and records, subject to shareholder ratification, and determines the compensation of the independent registered public accounting firm.

At least annually, reviews a report by the independent registered public accounting firm describing: internal quality control procedures, any issues raised by an internal or peer quality control review, any issues raised by a governmental or professional authority investigation in the past five years and any steps taken to deal with such issues, and (to assess the independence of the independent registered public accounting firm) all relationships between the independent registered public accounting firm and the Company.

Consults with the independent registered public accounting firm, reviews and approves the scope of their audit, and reviews their independence and performance. Also reviews any proposed engagement between the Company and the independent registered public accounting firm and approves in advance any such engagement, if appropriate.

Reviews internal controls, accounting practices, and financial reporting, including the results of the annual audit and the review of the interim financial statements with management and the independent registered public accounting firm.

Reviews activities, organization structure, and qualifications of the General Auditor’s Office, and participates in the appointment, dismissal, evaluation and the determination of the compensation of the General Auditor.

Discusses earnings releases and guidance provided to the public and rating agencies.

As appropriate, obtains advice and assistance from outside legal, accounting or other advisors.

Prepares an annual report of the Audit Committee to be included in the Company’s proxy statement.

Assesses annually the adequacy of the Audit Committee Charter.

Reports to the Board of Directors about these matters.

Compensation Committee

Number of Members: 3 Members: Richard A. Manoogian (Chair) Ellen R. Marram John L. Thornton Number of Meetings in 2006: 10	Functions:
Establishes and reviews the overall executive compensation philosophy and strategy of the Company.

Reviews and approves Company goals and objectives relevant to the Executive Chairman and the President and CEO and other executive officer compensation, including annual performance objectives.

Evaluates the performance of the Executive Chairman and the President and CEO and other executive officers in light of established goals and objectives and, based on such evaluation, reviews and approves the annual salary, bonus, stock options, other incentive awards and other benefits, direct and indirect, of the Executive Chairman and the President and CEO and other executive officers.

Considers and makes recommendations on Ford’s executive compensation plans and programs.

Reviews the Compensation Discussion and Analysis to be included in the Company’s proxy statement.

Prepares an annual report of the Compensation Committee to be included in the Company’s proxy statement.

Assesses annually the adequacy of the Compensation Committee Charter.

Reports to the Board of Directors about these matters.

Environmental and Public Policy Committee

Number of Members: 5 Members: Homer A. Neal (Chair) Kimberly A. Casiano Edsel B. Ford II William Clay Ford, Jr. Ellen R. Marram Number of Meetings in 2006: 3	Functions:
Reviews environmental, public policy and corporate citizenship issues facing the Company around the world.

Reviews annually with management the Company’s performance for the immediately preceding year regarding stakeholder relationships, product performance, sustainable manufacturing and public policy.

Reviews with management the Company’s annual Sustainability Report.

Assesses annually the adequacy of the Environmental and Public Policy Committee Charter.

Reports to the Board of Directors about these matters.

Finance Committee
Number of Members: 6 Members: William Clay Ford, Jr. (Acting Chair) John R. H. Bond Edsel B. Ford II Alan Mulally Homer A. Neal John L. Thornton Number of Meetings in 2006: 4	Functions:
Reviews all aspects of the Company’s policies and practices that relate to the management of the Company’s financial affairs, not inconsistent, however, with law or with specific instructions given by the Board of Directors relating to such matters.

Reviews with management, at least annually, the Annual Report from the Treasurer of the Company’s cash and funding plans and other Treasury matters, the Company’s health care costs and plans for funding such costs, and the Company’s policies with respect to financial risk assessment and financial risk management.

Reviews the Corporate Business Plan and Budget and conducts, as required, detailed operational and cash strategy reviews.

Reviews the strategy and performance of the Company’s pension and other retirement and savings plans. Performs such other functions and exercises such other powers as may be delegated to it by the Board of Directors from time to time.

Assesses annually the adequacy of the Finance Committee Charter.

Reports to the Board of Directors about these matters.

Nominating and Governance Committee

Number of Members: 8

Members:
  Ellen R. Marram (Chair)
  Stephen G. Butler
  Kimberly A. Casiano
  Irvine O. Hockaday, Jr.
  Richard A. Manoogian
  Homer A. Neal
  Jorma Ollila
  John L. Thornton

Number of Meetings in 2006: 4	Functions:
Makes recommendations on:

• the nominations or elections of directors; and

• the size, composition and compensation of the Board.

Establishes criteria for selecting new directors and the evaluation of the Board.

Develops and recommends to the Board corporate governance principles and guidelines.

Reviews the charter and composition of each committee of the Board and makes recommendations to the Board for the adoption of or revisions to the committee charters, the creation of additional committees or the elimination of committees.

Considers the adequacy of the By-Laws and the Restated Certificate of Incorporation of the Company and recommends to the Board, as appropriate, that the Board: (i) adopt amendments to the By-Laws, and (ii) propose, for consideration by the shareholders, amendments to the Restated Certificate of Incorporation.

Prepares an annual report of the Nominating and Governance Committee to be included in the Company’s proxy statement.

Considers shareholder suggestions for nominees for director (other than self-nominations). See the Nominating and Governance Committee Report on pp. 14-15.

Assesses annually the adequacy of the Nominating and Governance Committee Charter.

Reports to the Board of Directors about these matters.

Audit Committee Report
The Audit Committee is composed of four directors, all of whom meet the independence standards contained in the NYSE Listed Company rules, SEC rules and Ford’s Corporate Governance Principles, and operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter may be found on the Company’s website, www.ford.com. The Audit Committee selects, subject to shareholder ratification, the Company’s independent registered public accounting firm.
Ford management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with United States generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting, and management’s assessment of the internal control over financial reporting. The Audit Committee monitors the Company’s financial reporting process and reports to the Board of Directors on its findings.
Audit Fees
PricewaterhouseCoopers served as the Company’s independent registered public accounting firm in 2006 and 2005. The Company paid PricewaterhouseCoopers $39.7 million and $40.0 million for audit services for the years ended December 31, 2006 and 2005, respectively. Audit services consisted of the audit of the financial statements included in the Company’s Annual Report on Form 10-K, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, attestation of the effectiveness of the Company’s internal controls over financial reporting, statutory financial statement filings, and providing comfort letters in connection with Ford and Ford Motor Credit Company funding transactions.
Audit-Related Fees
The Company paid PricewaterhouseCoopers $6.1 million and $13.9 million for audit-related services for the years ended December 31, 2006 and 2005, respectively. Audit-related services included due diligence for mergers, acquisitions and divestitures, employee benefit plan audits, attestation services, support for funding transactions, internal control reviews and assistance with interpretation of accounting standards.
Tax Fees
The Company paid PricewaterhouseCoopers $6.6 million and $16.8 million for tax services for the years ended December 31, 2006 and 2005, respectively. The types of tax services provided included assistance with tax compliance and the preparation of tax returns, tax consultation, planning and implementation services, assistance in connection with tax audits, tax advice related to mergers, acquisitions and divestitures, and tax return preparation services provided to international service employees (“ISEs”) to minimize the cost to the Company of these assignments. In 2005, the Company began the transition to a new service provider for tax return preparation services to ISEs. Of the fees paid for tax services, the Company paid 63.6% and 38.1% for tax compliance and the preparation of Company tax returns in 2006 and 2005, respectively.
All Other Fees
The Company did not engage PricewaterhouseCoopers for any other services for the years ended December 31, 2006 and 2005.
Total Fees
For the year ended December 31, 2006, the Company paid PricewaterhouseCoopers a total of $52.4 million in fees, down $18.3 million from the total paid for 2005.

Auditor Independence
During the last year, the Audit Committee met and held discussions with management and PricewaterhouseCoopers. The Audit Committee reviewed and discussed with Ford management and PricewaterhouseCoopers the audited financial statements, and the assessment of the adequacy and effectiveness of internal controls over financial reporting, contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. The Audit Committee also discussed with PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards Nos. 61 and 90 (Communications with Audit Committees) as well as by SEC regulations.
PricewaterhouseCoopers submitted to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with PricewaterhouseCoopers such firm’s independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC.
The Audit Committee also considered whether the provision of other non-audit services by PricewaterhouseCoopers to the Company is compatible with maintaining the independence of PricewaterhouseCoopers and concluded that the independence of PricewaterhouseCoopers is not compromised by the provision of such services.
In addition, the Audit Committee has adopted strict guidelines and procedures on the use of PricewaterhouseCoopers to provide any services, including advance Audit Committee approval of any services. All non-audit work will not be contracted with PricewaterhouseCoopers other than specific audit-related, tax, and due diligence services that have been approved in advance by the Audit Committee. All engagements with PricewaterhouseCoopers are approved at regularly scheduled meetings of the Committee. The Chair of the Committee may approve any engagement request outside of the regular approval process, with confirmation by the full Committee at its next scheduled meeting.

Audit Committee

Stephen G. Butler (Chair)
Kimberly A. Casiano
Irvine O. Hockaday, Jr.
Jorma Ollila

Nominating and Governance Committee Report
The Nominating and Governance Committee is composed of eight directors, all of whom are considered independent under the NYSE Listed Company rules and Ford’s Corporate Governance Principles. The Committee operates under a written charter adopted by the Board of Directors. A copy of the charter may be found on Ford’s website at www.ford.com.
Composition of Board of Directors/Nominees
The Committee recommends to the Board the nominees for all directorships to be filled by the Board or by you. The Committee also reviews and makes recommendations to the Board on matters such as the size and composition of the Board in order to ensure the Board has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds. Between annual shareholder meetings, the Board may elect directors to vacant Board positions to serve until the next annual meeting.
The Board proposes to you a slate of nominees for election to the Board at the annual meeting. You may propose nominees (other than self-nominations) for consideration by the Committee by submitting the names, qualifications and other supporting information to: Secretary, Ford Motor Company, One American Road, Dearborn, MI 48126. Properly submitted recommendations must be received no later than December 7, 2007 to be considered by the Committee for inclusion in the following year’s nominations for election to the Board. Your properly submitted candidates are evaluated in the same manner as those candidates recommended by other sources. All candidates are considered in light of the needs of the Board with due consideration given to the qualifications described below.
Qualifications
Because Ford is a large and complex company, the Committee considers several qualifications when considering candidates for the Board. Among the most important qualities directors should possess are the highest personal and professional ethical standards, integrity and values. They should be committed to representing the long-term interests of all of the shareholders. Directors must also have practical wisdom and mature judgment. Directors must be objective and inquisitive. Ford recognizes the value of diversity and we endeavor to have a diverse Board, with experience in business, government, education and technology, and in areas that are relevant to the Company’s global activities. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. Directors should also be prepared to offer their resignation in the event of any significant change in their personal circumstances that could affect the discharge of their responsibilities as directors of the Company, including a change in their principal job responsibilities.
Identification of Directors
The Charter of the Committee provides that the Committee conducts all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates as directors. It has the sole authority to retain and terminate any search firm to be used to assist it in identifying and evaluating candidates to serve as directors of the Company.
The Committee identifies candidates through a variety of means, including search firms, recommendations from members of the Committee and the Board, including the Executive Chairman and the President and CEO, and suggestions from Company management. The Company, on behalf of the Committee, has in the past paid fees to third-party firms to assist the Committee in the identification and evaluation of potential Board members.

Corporate Governance
The Committee developed and recommended to the Board a set of corporate governance principles, which the Board adopted. Ford’s Corporate Governance Principles may be found on its website at www.ford.com. The Committee also reviews management’s monitoring of compliance with the Company’s Standards of Corporate Conduct. See the Corporate Governance section below for more information on our corporate governance practices.

Nominating and Governance Committee

Ellen R. Marram (Chair)
Stephen G. Butler
Kimberly A. Casiano
Irvine O. Hockaday, Jr.
Richard A. Manoogian
Homer A. Neal
Jorma Ollila
John L. Thornton

Corporate Governance
Ford has operated under sound corporate governance practices for many years. We believe it is important to disclose to you a summary of our major corporate governance practices. Some of these practices have been in place for many years. Others have been adopted in response to regulatory and legislative changes. We will continue to assess and refine our corporate governance practices and share them with you.
Director Independence
A majority of the directors must be independent directors under the NYSE Listed Company rules. The NYSE rules provide that no director can qualify as independent unless the Board affirmatively determines that the director has no material relationship with the listed company. The Board has adopted the following standards in determining whether or not a director has a material relationship with the Company and these standards are contained in Ford’s Corporate Governance Principles and may be found at the Company’s website www.ford.com.

•	No director who is an employee or a former employee of the Company can be independent until three years after termination of such employment.

•	No director who is, or in the past three years has been, affiliated with or employed by the Company’s present or former independent auditor can be independent until three years after the end of the affiliation, employment or auditing relationship.

•	No director can be independent if he or she is, or in the past three years has been, part of an interlocking directorship in which an executive officer of the Company serves on the compensation committee of another company that employs the director.

•	No director can be independent if he or she is receiving, or in the last three years has received, more than $100,000 during any 12-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	Directors with immediate family members in the foregoing categories are subject to the same three-year restriction.

•	The following commercial, charitable and educational relationships will not be considered to be material relationships that would impair a director’s independence:

(i)	if within the preceding three years a Ford director was an executive officer or employee of another company (or an immediate family member of the director was an executive officer of such company) that did business with Ford and either: (a) the annual sales to Ford were less than the greater of $1 million or two percent of the total annual revenues of such company, or (b) the annual purchases from Ford were less than the greater of $1 million or two percent of the total annual revenues of Ford, in each case for any of the three most recently completed fiscal years;

(ii)	if within the preceding three years a Ford director was an executive officer of another company which was indebted to Ford, or to which Ford was indebted, and either: (a) the total amount of such other company’s indebtedness to Ford was less than two percent of the total consolidated assets of Ford, or (b) the total amount of Ford’s indebtedness to such other company was less than two percent of the total consolidated assets of such other company, in each case for any of the three most recently completed fiscal years; and

(iii)	if within the preceding three years a Ford director served as an executive officer, director or trustee of a charitable or educational organization, and Ford’s discretionary contributions to the organization were less than the greater of $1 million or two percent of that organization’s total annual discretionary receipts for any of the three most recently completed fiscal years. (Any matching of charitable contributions will not be included in the amount of Ford’s contributions for this purpose.)

Based on these independence standards and all of the relevant facts and circumstances, the Board determined that none of the following directors had any material relationship with the Company and, thus, are independent: Stephen G. Butler, Kimberly A. Casiano, Irvine O. Hockaday, Jr., Richard A. Manoogian, Ellen R. Marram, Homer A. Neal, Jorma Ollila, and John L. Thornton. Additionally, Marie-Josée Kravis and Robert E. Rubin, both of whom left the Board during 2006, were determined by the Board to have no material relationship with the Company during the time of their service and, thus, were independent.
Disclosure of Relevant Facts and Circumstances
With respect to the independent directors listed above, the Board considered the following relevant facts and circumstances in making the independence determinations:
Richard A. Manoogian is a member of the Board of Trustees of The Henry Ford and a member of the Board of Directors of Detroit Renaissance. The Company and its affiliates contributed to The Henry Ford amounts more than the greater of $1 million or two percent of The Henry Ford’s total annual discretionary receipts during its three most recently completed fiscal years. Likewise, the Company and its affiliates contributed to Detroit Renaissance more than the greater of $1 million or two percent of Detroit Renaissance’s total discretionary receipts during its three most recently completed fiscal years. Pursuant to the Company’s Corporate Governance Principles, the independent directors listed above (excluding Mr. Manoogian), considering all of the relevant facts and circumstances, determined that the Company’s contributions to The Henry Ford and Detroit Renaissance and Mr. Manoogian’s presence on those Boards did not constitute a material relationship between Ford and Mr. Manoogian. Consequently, these independent directors determined Mr. Manoogian to be independent. With respect to The Henry Ford, the directors gave due consideration to the composition of the Board of Trustees of The Henry Ford, which includes Edsel B. Ford II, William Clay Ford and William Clay Ford, Jr., and the Company’s history of support for The Henry Ford, which predated Mr. Manoogian’s service. Likewise, with respect to Detroit Renaissance, the directors gave due consideration to the composition of the Board of Directors of Detroit Renaissance, which includes William Clay Ford, Jr., as well as Detroit Renaissance’s mission to promote the economic development of Southeastern Michigan, and the Company’s history of contributions to Detroit Renaissance and to the development of Southeastern Michigan. In both cases, the directors determined that the Company was not unduly influenced to make contributions to The Henry Ford or Detroit Renaissance because of Mr. Manoogian’s presence on those boards, nor was Mr. Manoogian unduly influenced by the contributions made by the Company to The Henry Ford and Detroit Renaissance.
Corporate Governance Principles
The Company has adopted Corporate Governance Principles, which are published on the Company’s website (www.ford.com). These principles include: a limitation on the number of boards on which a director may serve, qualifications for directors (including a director retirement age and a requirement that directors be prepared to resign from the Board in the event of any significant change in their personal circumstances that could affect the discharge of their responsibilities), director orientation, continuing education and a requirement that the Board and each of its Committees perform an annual self-evaluation. Shareholders may obtain a printed copy of the Company’s Corporate Governance Principles by writing to our Shareholder Relations Department, Ford Motor Company, One American Road, P.O. Box 1899, Dearborn, Michigan 48126-1899.

Policy and Procedure for Review and Approval of Related Party Transactions
Business transactions between Ford and its officers or directors, including companies in which a director or officer (or an immediate family member) has a substantial ownership interest or a company where such director or officer (or an immediate family member) serves as an executive officer (“related party transactions”), are not prohibited. In fact, certain related party transactions can be beneficial to the Company and its shareholders.
It is important, however, to ensure that any related party transactions are beneficial to the Company. Accordingly, any related party transaction, regardless of amount, is submitted to the Nominating and Governance Committee in advance for review and approval. All existing related party transactions are reviewed at least annually by the Nominating and Governance Committee. The Office of the General Counsel reviews all such related party transactions, existing or proposed, prior to submission to the Nominating and Governance Committee, and our General Counsel opines on the appropriateness of each related party transaction. The Nominating and Governance Committee may, at its discretion, consult with outside legal counsel.
Any director or officer with an interest in a related party transaction is expected to recuse himself or herself from any consideration of the matter.
The Nominating and Governance Committee’s approval of a related party transaction may encompass a series of subsequent transactions contemplated by the original approval, i.e., transactions contemplated by an ongoing business relationship occurring over a period of time. Examples include transactions in the normal course between the Company and a dealership owned by a director or an executive officer (or an immediate family member thereof), transactions in the normal course between the Company and financial institutions with which a director or officer may be associated, and the ongoing issuances of purchase orders or releases against a blanket purchase order made in the normal course by the Company to a business with which a director or officer may be associated. In such instances, any such approval shall require that the Company make all decisions with respect to such ongoing business relationship in accordance with existing policies and procedures applicable to non-related party transactions (e.g., Company purchasing policies governing awards of business to suppliers, etc.).
In all cases, a director or officer with an interest in a related party transaction may not attempt to influence Company personnel in making any decision with respect to the transaction.
Committee Charters/ Codes of Ethics
The Company has published on its website (www.ford.com) the charter of each of the Audit, Compensation, Environmental and Public Policy, Finance, and Nominating and Governance Committees of the Board, as well as its Standards of Corporate Conduct, which apply to all officers and employees, a code of ethics for directors and a code of ethics for the Company’s chief executive officer as well as senior financial and accounting personnel. Any waiver of, or amendments to, the codes of ethics for directors or executive officers, including the chief executive officer, the chief financial officer and the principal accounting officer, may be approved only by the Nominating and Governance Committee and any such waivers or amendments will be disclosed promptly by the Company by posting such waivers or amendments to its website. Printed copies of each of the committee charters and the codes of ethics referred to above are also available by writing to our Shareholder Relations Department, Ford Motor Company, One American Road, P.O. Box 1899, Dearborn, Michigan 48126-1899.
Executive Sessions of Non-Employee Directors
Non-employee directors ordinarily meet in executive session without management present at regularly scheduled Board meetings and may meet at other times at the discretion of the presiding independent director or at the request of any non-employee director. Currently, Irvine O. Hockaday, Jr., is the presiding independent director for the executive sessions of non-management directors. Additionally, all of the independent directors meet at least once annually without management or non-independent directors present.

Audit Committee
The Charter of the Audit Committee provides that a member of the Audit Committee generally may not serve on the audit committee of more than two other public companies. The Board has designated Stephen G. Butler as an Audit Committee financial expert. Mr. Butler meets the independence standards for audit committee members under the NYSE Listed Company and SEC rules. The lead partner of the Company’s independent registered public accounting firm is rotated at least every five years.
Compensation Committee Operations
The Compensation Committee establishes and reviews our overall executive compensation philosophy and strategy and oversees our various executive compensation programs. The Committee is responsible for evaluating the performance of and determining the compensation for our Executive Chairman, the President and CEO and other executive officers, and approving the compensation structure for senior management, including officers. The Committee is comprised of three directors who are considered independent under the NYSE Listed Company rules and our Corporate Governance Principles. The Committee’s membership is determined by our Board of Directors. The Committee’s composition changed in 2006 due to the departure of two former Committee members and the reassignment of other committee members. The Committee operates under a written charter adopted by our Board of Directors. The Committee annually reviews the charter. Recently, the Board updated the Committee’s charter to make clear the Committee’s new responsibilities resulting from the SEC’s recently-adopted compensation disclosure requirements. A copy of the charter may be found on our website at www.ford.com.
The Committee makes decisions regarding the compensation of our officers that are Vice Presidents and above, including the Named Executives. The Committee has delegated authority, within prescribed share limits, to the Long-Term Incentive Compensation Award Committee (comprised of William Clay Ford, Jr., Alan Mulally, and Donat R. Leclair) to approve grants of options, Performance Stock Rights, Restricted Stock Equivalents and other stock-based awards and to the Annual Incentive Compensation Award Committee to determine bonuses, for other employees.
The Board of Directors makes decisions relating to non-employee director compensation. Any proposed changes are reviewed in advance and recommended to the Board by the Nominating and Governance Committee.
The Committee also considers recommendations from Mr. Ford, Mr. Mulally, and the Group Vice President-Corporate Human Resources and Labor Affairs regarding decisions on any major elements of compensation, as well as total compensation, for our other officers. In addition, any major changes in the form or elements of compensation are reviewed in advance by the Office of the Chairman and Chief Executive.
In 2006, the Committee engaged Semler Brossy Consulting Group, LLC, an independent compensation consulting firm, to advise the Committee on executive compensation and benefits matters. Semler Brossy does not advise our management and receives no other compensation from us. The same Semler Brossy principal attended all ten of the Committee meetings in 2006. In addition, the Committee relied on survey data provided by Towers Perrin, an outside consultant. See “How We Determine Compensation” in the “Compensation Discussion and Analysis” on p. 29.
The Committee met ten times during 2006. Committee meetings typically occur prior to the meetings of the full Board of Directors. Bonus target grants, bonus awards, stock option grants, Performance Stock Right grants, final stock awards, grants to earn performance-based Restricted Stock Equivalents, and final awards of Restricted Stock Equivalents typically are decided at the February or March Committee meeting. Officer salaries are reviewed in December each year.
See the “Compensation Discussion and Analysis” on pp. 29-44 for more detail on the factors considered by the Committee in making decisions, including information input processes.

The Committee reviews our talent and executive development program with senior management. These reviews are conducted periodically and focus on executive development and succession planning throughout the organization, at the Vice President level and above.
Our policy, approved by the Compensation Committee, to limit outside board participation by our officers, is shown below:

•	No more than 15% of the officers should be on for-profit boards at any given point in time.

•	No officer should be a member of more than one for-profit board.
Board Committees
Only independent directors serve on the Audit, Compensation and Nominating and Governance Committees, in accordance with the independence standards of the NYSE Listed Company rules and the Company’s Corporate Governance Principles. The Board, and each committee of the Board, has the authority to engage independent consultants and advisors at the Company’s expense.
Communications with the Board/ Annual Meeting Attendance
The Board has established a process by which you may send communications to the Board. You may send communications to our Directors, including any concerns regarding Ford’s accounting, internal controls, auditing, or other matters, to the following address: Board of Directors, Ford Motor Company, P.O. Box 685, Dearborn, MI 48126-0685 U.S.A. You may submit your concern anonymously or confidentially. You may also indicate whether you are a shareholder, customer, supplier, or other interested party. Communications relating to the Company’s accounting, internal controls, or auditing matters will be relayed to the Audit Committee. Other communications will be relayed to the Nominating and Governance Committee. Communications will be referred to other areas of the Company for handling as appropriate under the facts and circumstances outlined in the communications. Ford will acknowledge receipt of all communications sent to the address above that disclose a return address. You may also find a description of the manner in which you can send communications to the Board on the Company’s website (www.ford.com).
All members of the Board are expected to attend the annual meeting, unless unusual circumstances would prevent such attendance. Last year, eleven out of the twelve nominated directors attended the annual meeting.

Management Stock Ownership
The following table shows how much Ford stock each director, nominee, and Named Executive beneficially owned as of February 1, 2007. No director, nominee or executive officer, including Named Executives, beneficially owned more than 0.34% of Ford’s total outstanding common stock. Directors and executive officers as a group, including the Named Executives, beneficially owned 0.71% of Ford common stock as of February 1, 2007. These persons held options exercisable on or within 60 days after February 1, 2007 to buy, and/or beneficially owned as of February 1, 2007 Trust Preferred Securities convertible into, 15,021,639 shares of Ford common stock.

				Percent of
		Ford		Outstanding
	Ford	Common	Ford	Ford
	Common	Stock	Class B	Class B
Name	Stock(1)(2)(3)	Units(4)	Stock(5)	Stock

John R. H. Bond*	4,496	40,804	0	0

Lewis W. K. Booth	116,652	30,634	0	0

Stephen G. Butler*	6,000	30,592	0	0

Kimberly A. Casiano*	6,927	30,927	0	0

Mark Fields	75,227	2	0	0

Edsel B. Ford II*	3,863,139	41,049	4,174,237	5.89

William Clay Ford, Jr.*	6,253,801	2,568	3,391,339	4.79

Irvine O. Hockaday, Jr.*	21,878	89,086	0	0

Donat R. Leclair	112,457	0	0	0

Richard A. Manoogian*	203,496	39,231	0	0

Ellen R. Marram*	20,296	97,762	0	0

Alan Mulally*	0	600,000	0	0

Homer A. Neal*	10,588	42,380	0	0

Jorma Ollila*	8,321	88,509	0	0

James J. Padilla	456,830	44,494	0	0

Mark A. Schulz	81,144	0	0	0

John L. Thornton*	33,820	102,590	0	0

All Directors and Executive Officers as a group (including Named Executives) (28 persons)	11,606,576	1,329,660	7,565,576	10.68

*	Indicates Directors
Notes
(1)Amounts shown include restricted shares of common stock issued under the Restricted Stock Plan for Non-Employee Directors, as follows: 2,098 shares each for Kimberly A. Casiano, Edsel B. Ford II, Irvine O. Hockaday, Jr., and Ellen R. Marram; and 700 shares each for Richard A. Manoogian and Homer A. Neal.
For executive officers, included in the amounts for “All Directors and Executive Officers as a group” are Restricted Stock Equivalents issued under the 1998 Plan as long-term incentive grants in 2006 and prior years for retention and other incentive purposes.
Also, amounts shown include restricted shares of common stock issued under the 1998 Plan as follows: 65,928 shares for Edsel B. Ford II as payment for his services pursuant to a consulting agreement with the

Company (see p. 25). In addition, amounts shown include Restricted Stock Equivalents issued under the 1998 Plan as follows: 632,587 equivalents for William Clay Ford, Jr., as a bonus award in March 2006 for 2005 performance; 231,166 equivalents for James J. Padilla as a bonus award in March 2006 for 2005 performance; and 20,583 equivalents each for Donat R. Leclair, Mark Fields, and Mark A. Schulz and 12,939 equivalents for Lewis W. K. Booth as a bonus award in March 2006 for 2005 performance.
(2)In addition to the stock ownership shown in the table above: Edsel B. Ford II has disclaimed beneficial ownership of 67,463 shares of common stock and 48,850 shares of Class B Stock that are either held directly by his immediate family, in trusts for children of his in which he is the trustee, by charitable funds which he controls or by members of his immediate family in custodial or conservatorship accounts for the benefit of other members of his immediate family. William Clay Ford, Jr., has disclaimed beneficial ownership of 145,736 shares of common stock and 249,934 shares of Class B Stock that are either held directly by members of his immediate family, in a trust for a child of his in which he is the trustee or by members of his immediate family in custodial accounts for the benefit of other members of his immediate family. Present directors and executive officers as a group have disclaimed beneficial ownership of a total of 213,199 shares of common stock and 298,784 shares of Class B Stock.
Also, on February 1, 2007 (or within 60 days after that date), the Named Executives and directors listed below have rights to acquire shares of common stock through the exercise of stock options under Ford’s stock option plans and/or through conversion of Trust Preferred Securities, as follows:

Person	Number of Shares

Lewis W. K. Booth	307,345
Mark Fields	483,830
William Clay Ford, Jr.	8,887,238
Donat R. Leclair	412,423
Richard A. Manoogian	56,498
James J. Padilla	1,478,256
Mark A. Schulz	404,668
The amounts of common stock shown above for Mr. Manoogian are a result of his ownership of Trust Preferred Securities, which are convertible into Ford common stock. In Mr. Manoogian’s case, he is deemed to be the beneficial owner of certain Trust Preferred Securities as a result of his being a trustee of a charitable foundation that owns the Trust Preferred Securities. Amounts of common stock shown above for Mr. Ford are a result of his ownership of stock options and Trust Preferred Securities. Additionally, Mr. Manoogian pledged as security 200,000 shares of common stock held in a trust of which he is a trustee.
(3)Pursuant to SEC filings, the Company was notified that as of December 31, 2006, the following entities had more than a 5% ownership interest of Ford common stock, or owned securities convertible into more than 5% ownership of Ford common stock, or owned a combination of Ford common stock and securities convertible into Ford common stock that could result in more than 5% ownership of Ford common stock: Brandes Investment Partners, L.P., 11988 El Camino Road, Suite 500, San Diego, California 92130, and certain of its affiliates, owned 165,642,006 shares of common stock (9.1%); Capital Research and Management Company, 333 South Hope Street, Los Angeles, California 90071, and certain affiliates owned 128,128,060 shares of common stock (6.8%) (71,283,290 of such shares are the result of ownership of securities convertible into Ford common stock); and United States Trust Company, 114 West 47th Street, 25th Floor, New York, New York 10036, and certain affiliates, owned 314,060,336 shares of common stock (17.3%) (includes shares deemed to be owned by virtue of United States Trust Company’s status as investment manager under Ford’s 401(k) plans).
(4)In general, these are common stock units credited under a deferred compensation plan and payable in cash. For Alan Mulally, included are 600,000 Restricted Stock Units payable in cash that were granted to him under the 1998 Plan in connection with his appointment as President and CEO of Ford.

(5)As of February 1, 2007, the following persons owned more than 5% of the outstanding Class B Stock: Lynn F. Alandt, c/o Ford Estates, Dearborn, Michigan, beneficially owned 9,007,705 shares (12.71%) and William Clay Ford, c/o Ford Estates, Dearborn, Michigan, beneficially owned 11,072,618 shares (15.63%). In addition to the above, George A. Straitor, c/o Ford Estates, Dearborn, Michigan controlled 4,109,132 shares (5.80%) as trustee of various trusts. Mr. Straitor disclaims beneficial ownership of these shares.
Of the outstanding Class B Stock, 51,674,255 shares are held in a voting trust of which Edsel B. Ford II, William Clay Ford, and William Clay Ford, Jr. are among the trustees. The trust requires the trustees to vote the shares as directed by a plurality of the shares in the trust. Edsel B. Ford II is a nephew and William Clay Ford, Jr. is the son of William Clay Ford.
Impact Resulting From Spin-off of Associates First Capital Corporation and Visteon Corporation and Implementation of the Value Enhancement Plan
The value of the Company’s common stock changed as a result of:

• the spin-off of the Company’s interest in Associates First Capital Corporation on April 7, 1998;

• the spin-off of the Company’s interest in Visteon Corporation on June 28, 2000; and

• the Company’s recapitalization and merger (also known as the Value Enhancement Plan) on August 2, 2000.
To account for these changes in value, the following items held by officers or directors of the Company as of April 9, 1998, June 28, 2000 and August 2, 2000, respectively, were adjusted in each case to ensure that the aggregate value of the item before and after each of these events would be approximately equal: common stock units, deferred contingent credits, Performance Stock Rights, Restricted Stock Equivalents, and stock options. (References in this proxy statement to any of these items that were issued before August 2, 2000 are to the adjusted amounts.)
Section 16(a)
Beneficial Ownership Reporting Compliance
Based on Company records and other information, Ford believes that all SEC filing requirements applicable to its directors and executive officers were complied with for 2006 and prior years, except that, due to clerical oversight by the Company, James C. Gouin, while he was Vice President and Controller, had one late report of one transaction, Mark A. Schulz, Executive Vice President and President, International Operations, had one late report of one transaction, and J C. Mays, Group Vice President and Chief Creative Officer, had one late report of one transaction.

Director Compensation(1)

(a)	(b)	(c)	(d)	(e)
	Fees Earned or		All Other
	Paid in Cash(2)	Stock Awards(3)	Compensation(4)	Total
Name	($)	($)	($)	($)

John R. H. Bond*	150,000	9,927	102,141	262,068

Stephen G. Butler*	151,875	0	31,226	183,101

Kimberly A. Casiano*	150,000	0	36,527	186,527

Edsel B. Ford II*	150,000	500,000	19,124	669,124

Irvine O. Hockaday, Jr.*	157,500	0	26,427	183,927

Marie-Josée Kravis	102,500	0	14,608	117,108

Richard A. Manoogian*	151,250	0	27,721	178,971

Ellen R. Marram*	153,752	0	36,823	190,575

Homer A. Neal*	153,750	0	50,640	204,390

Jorma Ollila*	150,000	0	65,712	215,712

Carl E. Reichardt	102,500	0	38,107	140,607

Robert E. Rubin	116,667	0	36,420	153,087

John L. Thornton*	150,000	9,927	51,588	211,515

*	Indicates Current Directors
(1)Standard Compensation Arrangements
Fees. From January 2006 through July 12, 2006, the following fees were paid to directors who were not Ford employees:

Annual Board membership fee	$200,000
Annual Committee chair fee	$5,000
Annual Presiding Director fee	$10,000
On July 13, 2006, the Board of Directors voluntarily reduced Board fees payable to non-employee directors by half. Accordingly, the following fees are paid to non-employee directors since July 13, 2006:

Annual Board membership fee	$100,000
Annual Committee chair fee	$2,500
Annual Presiding Director fee	$5,000
Deferred Compensation Plan. Under this plan, 60% of a director’s annual Board membership fee must be deferred in common stock units. Directors also can choose to have the payment of all or some of the remainder of their fees deferred in the form of cash and/or common stock units. Each common stock unit is equal in value to a share of common stock and is ultimately paid in cash. These common stock units generate Dividend Equivalents in the form of additional common stock units (if dividends are paid on common stock). These units are credited to the directors’ accounts on the date common stock cash dividends are paid. Any fees deferred in cash are held in the general funds of the Company. Interest on fees deferred in cash is credited semi-annually to the directors’ accounts at the then-current U.S. Treasury Bill rate plus 0.75%. In general, deferred amounts are not paid until after the director retires from the Board. The amounts are then paid, at the director’s option, either in a lump sum or in annual installments over a period of up to ten years.

Restricted Stock Plan. Effective July 1, 2004, Ford amended the Restricted Stock Plan for Non-Employee Directors providing for its termination, except with respect to outstanding grants of restricted stock and stock equivalents. Each non-employee director who had served for six months received 3,496 shares of common stock subject to restrictions on sale. In general, the restrictions expire for 20% of the shares each year following the year of the grant. No new grants of restricted stock will be made under the plan.
Insurance. Ford provides non-employee directors with $200,000 of life insurance and $500,000 of accidental death or dismemberment coverage. The life insurance coverage continues after the director retires from the Board if the director is at least 55 years old and has served for at least five years. A director who retires from the Board after age 70 or, after age 55 with Board approval, and who has served for at least five years, may elect to have the life insurance reduced to $100,000 and receive $15,000 a year for life. The accidental death or dismemberment coverage may, at the director’s expense, be supplemented up to an additional $500,000 and ends when the director retires from the Board.
Evaluation Vehicle Program. We provide non-employee directors with the use of up to two Company vehicles free of charge. Directors are expected to provide evaluations of the vehicles to the Company.
(2)As indicated in footnote 1, under “Deferred Compensation Plan,” non-employee directors are required to defer at least 60% of their annual Board membership fee. The following summarizes director deferrals for 2006: Messrs. Bond, Butler, and Manoogian, Ms. Casiano, Edsel B. Ford II, and Dr. Neal: $90,000 each; Messrs. Ollila and Thornton: $150,000 each; Mr. Hockaday: $123,750; Ms. Kravis: $62,500; Ms. Marram: $121,876; Mr. Reichardt: $60,000; and Mr. Rubin: $116,667.
(3)The amounts shown for Messrs. Bond and Thornton reflect the expense recognized pursuant to FAS 123R for the lapse of restrictions and conversion into common stock of 700 Restricted Stock Equivalents awarded pursuant to the Restricted Stock Plan for Non-Employee Directors (see footnote 1 above). The amounts shown also reflect the FAS 123R grant date fair value of these awards.
The amount shown for Edsel B. Ford II reflects the expense recognized pursuant to FAS 123R due to grants of restricted shares of common stock awarded under the 1998 Plan pursuant to a January 1999 consulting agreement between the Company and Mr. Ford. The amount shown also reflects the grant date fair value calculated pursuant to FAS 123R of these awards. Under the agreement, the consulting fee is $125,000 per calendar quarter, payable in restricted shares of common stock. The restrictions on the shares lapse one year from the date of grant and are subject to the conditions of the 1998 Plan. Mr. Ford is available for consultation, representation, and other duties under the agreement. Additionally, the Company provides facilities (including office space), an administrative assistant, and security arrangements. This agreement will continue until either party ends it with 30 days’ notice.
Stock awards outstanding at December 31, 2006, for each of the directors listed above consisted of restricted shares of common stock issued under the Restricted Stock Plan for Non-Employee Directors, as follows: 2,098 shares each for Ms. Casiano, Edsel B. Ford II, Mr. Hockaday, and Ms. Marram; and 700 shares each for Mr. Manoogian and Dr. Neal.

(4)The following table summarizes those amounts shown in column (d).
All Other Compensation in 2006

		Perquisites/
		Evaluation	Tax	Life
	Fees(i)	Vehicles(ii)	Reimbursement	Insurance	Other(iii)	Total
Name	($)	($)	($)	($)	($)	($)

John R. H. Bond*	75,000	13,875	11,040	2,112	114	102,141

Stephen G. Butler*	0	17,228	11,772	2,112	114	31,226

Kimberly A. Casiano*	0	18,268	16,033	2,112	114	36,527

Edsel B. Ford II*	0	16,898	0	2,112	114	19,124

Irvine O. Hockaday, Jr.*	0	14,332	9,869	2,112	114	26,427

Marie-Josée Kravis	0	7,360	5,022	2,112	114	14,608

Richard A. Manoogian*	0	14,768	10,727	2,112	114	27,721

Ellen R. Marram*	0	20,694	13,903	2,112	114	36,823

Homer A. Neal*	12,000	21,056	15,358	2,112	114	50,640

Jorma Ollila*	0	39,863	23,623	2,112	114	65,712

Carl E. Reichardt	0	22,653	15,340	0	114	38,107

Robert E. Rubin	0	20,304	13,890	2,112	114	36,420

John L. Thornton*	0	28,065	21,297	2,112	114	51,588

*	Indicates Current Directors
(i)The amount shown for Mr. Bond reflects fees paid pursuant to a consulting agreement with the Company dated September 13, 2006. Under the agreement, Mr. Bond serves as a consultant and senior advisor to the Executive Chairman, working on financial and other matters. The consulting fee is $25,000 per day for actual days worked, payable in arrears. Total fees will not exceed $262,500 for any twelve month period, unless specifically agreed to by the Company and Mr. Bond. Either party may terminate the agreement at any time. During the term of the agreement, Ford will reimburse Mr. Bond for customary and reasonable business-related expenses, travel and lodging, consistent with Company policies. While the agreement is in effect, the Company will provide Mr. Bond with an office and other incidental support in connection with the services to be provided under the agreement.
The amount shown for Dr. Neal reflects fees paid as a member of the board of managers of Ford Global Technologies, LLC, a wholly-owned entity that manages the Company’s intellectual property. As a non-employee member of such board, Dr. Neal receives the customary fees paid to non-employee members. Currently, the fees are: Annual Fee: $10,000, Attendance Fee: $1,000 per meeting. Dr. Neal attended both meetings of the board of managers of Ford Global Technologies during 2006.
(ii)All amounts shown in this column reflect the cost of evaluation vehicles provided to Directors (see footnote (1) above). We calculate the aggregate incremental costs of providing the evaluation vehicles by estimating the lease fee of a comparable vehicle under our Management Lease Program. The lease fee under that program takes into account the cost of using the vehicle, maintenance, license, title and registration fees, and insurance.
(iii)The amounts in this column reflect the cost of providing Accidental Death and Dismemberment insurance discussed in footnote (1) above.

Certain Relationships and Related Transactions
Since January 1993, Ford has had a consulting agreement with William Clay Ford. Under this agreement, Mr. Ford is available for consultation, representation, and other duties. For these services, Ford pays him $100,000 per year and provides facilities (including office space), an administrative assistant, and security arrangements. This agreement will continue until either party ends it with 30 days’ notice.
Steven G. Lyons retired as a Group Vice President of the Company on March 1, 2006. On January 18, 2006, the Company and Mr. Lyons entered into an agreement whereby the Company intends to approve him, or an entity owned by him, to become an authorized Ford dealer on or before July 1, 2008. The agreement is subject to various conditions, including meeting standard Company appointment criteria and construction of dealership facilities.
In February 2002, Ford entered into a Stadium Naming and License Agreement with The Detroit Lions, Inc., pursuant to which we acquired for $50 million, paid by us in 2002, the naming rights to a new domed stadium located in downtown Detroit at which the Lions began playing their home games during the 2002 National Football League season. We named the stadium “Ford Field.” The term of the naming rights agreement is 25 years, which commenced with the 2002 National Football League season. Benefits to Ford under the naming rights agreement include exclusive exterior entrance signage and predominant interior promotional signage. In June 2005, the naming rights agreement was amended to provide for expanded Ford exposure on and around the exterior of the stadium, including the rooftop, in exchange for approximately $6.65 million to be paid in varying installments over the next ten years, of which $500,000 was paid during 2006. The Company also agreed to provide to the Lions, at no cost, eight new 2005 model year Ford, Lincoln or Mercury brand vehicles manufactured by Ford in North America for use by the management and staff of Ford Field and the Lions and to replace such vehicles in each second successive year, for the remainder of the naming rights agreement. William Clay Ford is the majority owner of the Lions. In addition, William Clay Ford, Jr., is one of five minority owners and is a director and officer of the Lions.
Paul Alandt, Lynn F. Alandt’s husband, owns a Ford-franchised dealership and a Lincoln-Mercury-franchised dealership. In 2006, the dealerships paid Ford about $58.8 million for products and services in the ordinary course of business. In turn, Ford paid the dealerships about $13.4 million for services in the ordinary course of business. Also in 2006, Ford Motor Credit Company, a wholly-owned subsidiary of Ford, provided about $70.4 million of financing to the dealerships and paid $425,658 to them in the ordinary course of business. The dealerships paid Ford Credit about $66.9 million in the ordinary course of business. Additionally, in 2006 Ford Credit purchased retail installment sales contracts and Red Carpet Leases from the dealerships in amounts of about $9.2 million and $39.1 million, respectively.
Mr. Alandt also owns a Volvo franchised dealership. Volvo Cars is a wholly-owned entity of Ford. During 2006 the dealership paid Volvo Cars about $8.7 million for products and services in the ordinary course of business. In turn, Volvo Cars paid the dealership about $1.6 million for services in the ordinary course of business. Also in 2006, Ford Credit provided about $9.8 million of financing to the dealership and paid $17,459 to it in the ordinary course of business. The dealership paid Ford Credit about $14.3 million in the ordinary course of business. Additionally, in 2006 Ford Credit purchased retail installment sales contracts and retail leases from the dealership in amounts of about $540,000 and $4.7 million, respectively.
Effective October 31, 2006, Steven K. Hamp, former Vice President and Chief of Staff, and a brother-in-law of William Clay Ford, Jr., left Company employment. Pursuant to his employment agreement, Mr. Hamp received, in addition to his salary through October 31, 2006, a severance payment in an amount equal to his annual base salary ($400,000) plus a pro rata portion of the bonus ($69,325) paid under the Company’s Annual Incentive Compensation Plan for 2006. Additionally, earlier option grants of 50,000 options and 22,000 options were cancelled as of October 31, 2006. While an employee in 2006, approximately $55,000 was credited to Mr. Hamp’s non-qualified deferred compensation plan.

Edsel B. Ford II owns Pentastar Aviation, Inc., an aircraft charter and management and maintenance company. During 2006, the Company paid Pentastar, or its affiliates, approximately $130,000 for services provided to the Company in the ordinary course of business.
In March 2001, Marketing Associates, LLC, an entity in which Edsel B. Ford II has a majority interest, acquired all of the assets of the Marketing Associates Division of Lason Systems, Inc. Before the acquisition, the Marketing Associates Division of Lason Systems, Inc. provided various marketing and related services to the Company. In 2006, the Company paid Marketing Associates, LLC approximately $23.7 million for marketing and related services provided in the ordinary course of business.
Pursuant to SEC filings, the Company was notified that as of December 31, 2006, Brandes Investment Partners, L.P., 11988 El Camino Road, Suite 500, San Diego, California 92130, and certain of its affiliates (“Brandes”) owned approximately 9.1% of the common stock of the Company. During 2006, the Company paid Brandes approximately $7.9 million in the ordinary course of business.
Pursuant to SEC filings, the Company was notified that as of December 31, 2006, Capital Research and Management Company, 333 South Hope Street, Los Angeles, California 90071, and certain affiliates (“Capital Research”), owned approximately 6.8% of common stock (71,283,290 of such shares are the result of ownership of securities convertible into common stock). During 2006, the Company paid Capital Research approximately $22.5 million in the ordinary course of business.
Pursuant to SEC filings, the Company was notified that as of December 31, 2006, United States Trust Company, 114 West 47th Street, 25th Floor, New York, New York 10036, and certain affiliates (“U.S. Trust”), owned approximately 17.3% of common stock (includes shares deemed to be owned by virtue of United States Trust Company’s status as investment manager under Ford’s 401(k) plans). During 2006, the Company paid U.S. Trust $1.1 million in the ordinary course of business.

Compensation Discussion and Analysis (CD&A)
Philosophy and Objectives
Our Compensation Committee establishes and reviews our overall executive compensation philosophy and objectives and oversees our executive compensation programs. The Committee has approved the following Philosophy Statement with respect to all salaried employees:

“Compensation and benefits programs are an important part of the Company’s employment relationship, which also includes challenging and rewarding work, growth and career development opportunities, and being part of a leading company with a diverse workforce and great products. Ford is a global company with consistent compensation and benefits practices that are affordable to the business.

Pay for performance is fundamental to our compensation philosophy. We reward individuals for performance and contributions to business success. Our compensation and benefits package in total will be competitive with leading companies in each country.”
In addition, the Committee approved the following Strategy Statement:

“Compensation will be used to attract, retain, and motivate employees and to reward the achievement of business results through the delivery of competitive pay and incentive programs. Benefits provide the employees with income security and protection from catastrophic loss. The Company will develop benefit programs that meet these objectives while minimizing its long-term liabilities.”
The Philosophy and Strategy Statements are reviewed by the Committee at least annually. In 2006, the Committee amended the Strategy Statement to include retention of employees as an objective to emphasize the importance of this goal as we execute our turnaround plan.
The objectives of our compensation programs are to:

• Link executives’ goals with your interests as shareholders, by tying a significant portion of compensation opportunity to our stock.

• Attract and retain talented leadership critical to implementing our Way Forward turnaround plan and to our long-term success.

• Reinforce accountability by tying compensation to Company performance.

• Provide for Committee discretion to reward individual accomplishments or performance of a more subjective nature.
How We Determine Compensation
The Compensation Committee periodically reviews a report from an outside consultant on Ford’s compensation programs for executives. Towers Perrin, an outside consulting firm, prepared the most recent report in 2006. That report will be considered when making decisions on 2007 compensation. The report discusses how our program compares with those of peer companies on base salary, bonus, long-term incentives, benefits, and total compensation. The consultant develops compensation data using a survey of several leading companies that we have historically used as comparator companies, adding stability and reliability to the survey data over time. General Motors and DaimlerChrysler were included in the survey. It also included the following 20 leading companies in other industries: 3M, Alcoa, Altria Group, AT&T, Boeing, BP, Caterpillar, Chevron, Citigroup, Coca-Cola, Conoco Phillips, Dow Chemical, DuPont, ExxonMobil, General Electric, Hewlett-Packard, IBM, Johnson & Johnson, Merck, and Proctor & Gamble. These companies were picked because, like Ford, they are generally Fortune 100 manufacturing companies with comparable revenue (generally over $15 billion) whose operations are global in scope and which employ a large number of individuals in manufacturing, product engineering, and sales.

We consider the survey group data primarily to ensure that our executive compensation program as a whole is competitive when the Company achieves targeted performance levels. Although our goal is to provide compensation opportunities at or around the survey group’s median compensation, including salary, annual bonus and long-term incentives, we also incorporate flexibility into our compensation programs and in the assessment process to respond to, and adjust for, the evolving business environment and individual circumstances.
For executive officers in 2006, salaries generally were higher than the median of the survey companies, and we expect our annual bonus and long-term incentives generally to pay out below the median of the survey group due to performance results against our goals and overall financial constraints.
Total Compensation
Our total compensation program for executive officers consists of the following elements:

• Base salary;

• Annual cash incentive bonuses;

• Long-term compensation; and

• Perquisites and other benefits.
In addition, the Compensation Committee awards cash, stock options, restricted or unrestricted stock, and/or Restricted Stock Equivalents (“RSEs”) to key high performing executives when it deems it appropriate for retention or incentive purposes. These special awards, discussed in more detail below, may be performance-based.
We intend to continue to provide competitive compensation while offering programs that emphasize our key goals of rewarding performance and encouraging retention of key talent. To achieve these goals, compensation paid to our executives is structured to ensure that there is an appropriate balance between: (i) long-term and short-term performance-based compensation; (ii) cash and non-cash forms of compensation; (iii) the different forms of equity-based and other non-cash compensation; (iv) Company performance, individual performance, shareholder return, and other performance metrics; and (v) cost and expected benefit to the Company.
Each year, the Committee reviews all components of compensation, both recent historical and prospective, of William Clay Ford, Jr., Alan Mulally, and the other executive officers. Data on each component of total compensation are prepared by the Company’s Human Resources department and reviewed by the Committee at least annually. The Committee also takes into account relative pay considerations within the officer group. In addition, the Committee uses a variety of tools covering internal performance as well as data concerning pay equity and external compensation.
While the Committee also considers recommendations from Mr. Ford, Mr. Mulally, and the Group Vice President — Corporate Human Resources and Labor Affairs regarding development of compensation plans, final decisions on any major element of compensation, as well as total compensation for other executive officers, are made by the Compensation Committee.
Annual Compensation
Annual compensation for our executives includes salary and incentive bonus paid in cash.
A. Salaries
We view salaries as an essential component of a compensation package that also includes performance-based incentive compensation that is at risk. In addition, consistent with our compensation Philosophy and Strategy Statements, we believe that competitive salaries help attract, retain, and motivate good performers. When considering salaries, the Compensation Committee takes into account factors such as the individual’s job duties, performance and achievements, level of pay compared to companies in the survey group and similar positions of responsibility within the Company, job tenure, retention concerns, and critical skill sets, as applicable.
The Compensation Committee reviews salaries of the Named Executives annually and at the time of a promotion or other major change in responsibilities. As part of our objective to control costs, we did not increase salaries for any of the Named Executives in 2006.
B. Incentive Bonuses
The Annual Incentive Compensation Plan (“AICP”) provides for annual cash awards to participants based on achievement of performance goals relating to a specific year. No awards are paid if a certain level of performance is not met.
For 2006, the Committee set a bonus formula that, for most participants, was based on total company pre-tax profits, as well as pre-tax profits, cost performance, market share, and quality metrics for the relevant business unit. Performance against target goals established for each of these criteria was weighted 75% for total Company and business unit pre-tax profits and 25% for business unit cost performance, market share, and quality. This structure emphasized profit goals, while recognizing that other metrics also are key drivers to long-term business success. The bonus formula has a sliding scale, based on various levels of achievement for each metric.
Specific goals were developed based on achieving key 2006 objectives identified as top priorities for the year and necessary for our turnaround plan. For participants, including certain executive officers, assigned to the Corporate business unit because their job responsibilities encompass multiple business units, the performance criteria used for 2006 included attaining specified levels of our total pre-tax profits, our total cost performance, our total market share, and our total quality metrics. At the time the goals were set, we believed that, given the state of the Company, the goals would be difficult but achievable with significant effort.
Under the Plan, the Committee sets target awards for each officer based on the individual’s level of responsibility and the maximum Company performance level. When setting the target amounts for 2006, the Committee also considered competitive compensation data, relative pay considerations within the officer group, and the target amounts set for 2005, as well as the need for flexibility to motivate and reward exceptional performance while maximizing the deductibility of any amounts earned by following the shareholder approved terms for the program.
The 2006 target awards for participating Named Executives were three times base salary, except that the target for Mr. Padilla was 3.75 times base salary due to his job responsibilities and leadership role. (See Grants of Plan-Based Awards in 2006 Table on p. 48.) The target amounts were the maximum that could be paid if the Company exceeded its performance goals and reached the maximum performance level under the Plan; the Committee may reduce, but not increase, awards for Named Executives from the formula amount under the Plan. For Named Executives, awards could have ranged between 0% and 100% of the target award, depending on actual performance achieved.
The tables below show the performance metrics and formula weightings for each business unit (and Named Executives assigned to the unit) and the performance results against the metrics for 2006. The Committee reviewed Ford’s performance during 2006 against the goals. Based on this performance, the Committee determined the percentage of each of the five performance goals achieved and the percent of the target award earned for each corporate business group (“CBG”) in which any Named Executive participated.

	Performance Payout Levels
	for Executive Officers
	(% of Individual AICP objectives)

				CBG
	Global	CBG	CBG Cost	Market	CBG	Performance
Corporate	PBT*	PBT*	Performance*	Share	Quality	Results (% of
Business	(60%	(15%	(8.33%	(8.33%	(8.33%	Target Amount
Group	weight)	weight)	weight)	weight)	weight)	Earned)

The Americas	0%	0%	200%	0%	153%	29%

Ford of Europe (FoE)	0%	75%	154%	14%	146%	37%

Premier Automotive Group (PAG)	0%	0%	0%	0%	82%	7%

Asia Pacific and Africa (AP&A)	0%	0%	200%	0%	99%	25%

Corporate	0%	N/A	200%	0%	139%	28%

*	Excludes special items
Each of the participating Named Executives was assigned to the specific business unit shown below based on job responsibilities and scope. For Mr. Schulz and Mr. Booth, since their job responsibilities encompass multiple business units (but are not completely “Corporate” in nature), their total AICP factor is split among more than one business unit.

Unit	Named Executives

The Americas	Mark Fields
Corporate	Donat R. Leclair, James J. Padilla
FoE (34%), PAG (33%), AP&A (33%)	Mark A. Schulz
FoE (50%), PAG (50%)	Lewis W. K. Booth
Due to our financial condition and the need to conserve cash, and due to a reduction in the number of participants, for 2006, the Committee decided to set aside up to $59 million for the payment of bonuses under the plan, which is $7.5 million less than the formula amount based on performance results. All Named Executives who received a bonus for 2006 received significantly less than the formula amount. In addition, we prorated Mr. Padilla’s bonus based on months of service in 2006. See column (g) of the Summary Compensation Table and footnote 4 on pp. 45-46. No award was made to Mr. Ford pursuant to a May 2005 agreement or to Mr. Mulally who was hired on September 1, 2006. See “Executive Chairman Compensation” on p. 42 and “President and CEO Compensation” on pp. 42-43.
For 2007, the Committee made changes to the AICP program, described below under “Changes to Incentive Compensation Programs for 2007” on pp. 38-39.
Special 2005 Retention Arrangement
We paid Mark Fields, our Executive Vice President and President, The Americas, $1 million as a retention payment in October 2005. Mr. Fields agreed that if he voluntarily leaves the Company within 24 months of the payment, he must repay the $1 million within two weeks of his departure.
Long-Term Compensation
Our long-term incentive awards are tied to our performance and the value of our common stock over several years. These awards are intended to focus executive behavior on our long-term interests, because today’s business decisions affect Ford over a number of years.

In 2005, the Committee took a fresh look at the amount of options to be granted in the mix of long-term incentives, considering the incentive/reward opportunity and history of little or no stock appreciation value, the perceived value of the options by executives, the need for more powerful behavior-changing incentives, and the need to focus on other critical operational performance metrics, as well as provide a balance with certain other metrics. Accounting and tax implications also were considered. As a result of this review, the Committee decided in 2005 to replace the value of 50% of the stock option grant (based on Black-Scholes valuation) that the executive otherwise would have received with performance-based RSEs. This practice was continued in 2006.
For 2006, our long-term incentive compensation program had three basic elements: stock options, Performance Stock Rights, and performance-based RSEs. The stock options have a ten year term and function as the longest-term incentive. Performance Stock Rights, which focus on some of the same metrics used in the AICP, cover a three-year performance period and function as an intermediate-term incentive. The RSEs are awarded based on a one-year performance period, but are paid out in service-based restricted stock, which adds a one-year retention element.
A. Restricted Stock Equivalents and Stock Options
In 2006, the Committee generally granted performance-based RSEs and ten-year stock options to Vice Presidents and above. In general, the total value of these grants was determined based on the person’s job and expected role in our long-term performance, our special retention needs, our historical share allocations, the number of options granted to the person in the prior year, and the total number of options awarded to our employees.
Performance-based RSEs are intended to complement the stock option program and reward important achievements in areas the Committee identified as critical drivers of long-term success necessary to promote our turnaround plan. In approving the use of performance-based RSEs and the 50/50 allocation mentioned above, the Committee also considered various alternatives to stock options and a number of related factors, such as accounting and tax treatment of alternatives to both the Company and recipients, option overhang, potential share dilution, competitive pay practices, and the lack of unrealized gains on prior stock option grants. The Committee determined that the 50/50 split between options and performance-based RSEs provides employees with value for their performance while maintaining alignment with your interests.
To motivate executives to achieve the specific objectives, the Committee selected the metrics and the related weightings shown below for the performance-based RSEs to ensure alignment with 2006 critical priorities. At the time the goals were set, we believed that, given the state of the Company, the goals would be difficult (especially the “Company performance” goals shown below) but achievable with significant effort. The Committee recognized that some judgment would be needed to assess nonquantitative objectives. The metrics, weight, and percentage of goal achieved are shown below.

2006 RSE Metric	Weight	% Goal Achieved

1. Company performance	60%
A. Global profit*		0%
B. Worldwide cost performance*		100%
C. Global Market share		0%
D. Global Quality		90%
Measured by 3 months in service and warranty spending
2. Strategic direction and operational effectiveness	20%
A. Operational excellence		75%
Work to close competitive gaps. Drive common, global, efficient processes.
B. Automotive Components Holdings		100%
Cost/quality/asset dispositions
3. Leadership	10%	100%
4. People and culture	10%	56%

*	Excludes special items.
Based on these performance results, the Committee determined that 62% of the maximum value of the RSEs had been earned by the participants. To recognize our emphasis on teamwork, the Committee decided to award the same percentage of the award opportunity to each of the participants. Mr. Ford did not receive an award pursuant to a May 2005 agreement. In addition, Mr. Mulally was hired in September 2006 and did not participate. The RSEs have a one-year restriction period and pay Dividend Equivalents in cash during the restriction period, if dividends are paid on our common stock during the period. No Dividend Equivalents were paid during the 2006 performance period for this award opportunity. Following the restriction period of one year, shares of Ford common stock will be issued, less any shares withheld to cover tax withholding.
B. Performance Stock Rights
2006 Grants for 2006-2008 Performance Period
In 2006, the Committee granted Performance Stock Rights to our officers and certain other top executives. These Performance Stock Rights cover the performance period 2006-2008 and, like prior Performance Stock Right grants, pay Dividend Equivalents in cash (if we pay dividends on our common stock) based on 100% of the targeted payout. See the Grants of Plan-Based Awards Table in 2006 on p. 48. Awards of our common stock may range from 0% to 150% of the targeted payout after this period ends. At the time the goals were set, we believed that, given the state of the Company, the goals would be difficult but performance resulting in a Final Award could be accomplished with hard work. The Committee will determine the awards based on the level of achievement of specific goals relating to the metrics shown below.

Metrics for Performance Stock Rights for 2006-2008 Performance Period	Weight

1. Total shareholder returns of Ford compared to other Standard & Poor’s 500 companies	20%
2. Total cost performance*	20%
3. Global market share	20%
4. Customer satisfaction — 2008 model year things gone wrong at 3 months in service survey results	20%
U.S. (70% weight)
Europe (30% weight)
5. Launch — 3 months in service	20%
Customer satisfaction survey results (50% weight)
Things gone wrong survey results (50% weight)

* Excludes special items.
The Committee adopted the performance metrics for Performance Stock Rights to ensure alignment with our top priorities and made one change commencing with the 2006-2008 performance period as compared to prior periods. The Committee replaced the “customer satisfaction at three years in service” metric with “things gone wrong at three months in service” due to the large historical variation of the former metric. Since all five of the metrics are important to our long-term success, each of the five metrics was weighted equally at 20%. The minimum payout threshold for any metric is 50% (representing 10% of the total targeted payout). Gains or amounts realizable from prior stock awards were not a factor in deciding to award Performance Stock Rights.
The metric of our common stock performance compared to other S&P 500 companies focuses executive behavior on creating shareholder value over the long-term. This shareholder return metric has historically been used by us and also is commonly used by peer companies. The total cost performance metric focuses executives on continually seeking efficiencies in running the business. The global market share metric focuses executives on producing products that customers will buy. The things gone wrong at three months and launch customer satisfaction metrics emphasize the high quality necessary in order to compete in the global auto industry.
The size of an officer’s Performance Stock Rights grant depends on the person’s level of responsibility, the person’s expected role in Ford’s long-term performance, and our historical share allocations for this program.

Final Awards for 2004-2006 Performance Period
The 2006 Final Awards of common stock under the 1998 Plan covered Performance Stock Rights granted for the 2004-2006 performance period and were paid out in March 2007. The terms of these grants, including the performance metrics and formula, were established in 2004. The Committee reviewed our performance during the 2004-2006 period against the goals shown below.

Metrics for Performance Stock Rights for 2004-2006 Performance Period	% Achieved

1. Total shareholder returns of Ford compared to other Standard & Poor’s 500 companies (20% weight)	0%
2. Total cost performance* (20% weight)	0%
3. Global market share (20% weight)	0%
4. Customer satisfaction at 3 years (20% weight)
U.S. (76% weight)	100%
Europe (24% weight)	50%
5. Launch (20% weight)
Customer satisfaction at 3 months (50% weight)	112%
Things gone wrong at three months (50% weight)	103%

* Excludes special items.
Based on this performance, the Plan formula resulted in awards of 39% of the shares covered by the Performance Stock Rights held by the participants, including the Named Executives, except Mr. Ford and Mr. Mulally who did not participate in this program. At the time the goals were set, we believed that, given the state of the Company, the goals would be difficult but performance resulting in a Final Award could be accomplished with hard work.
The Plan allows the Committee to use its discretion to decrease, but not increase, final awards from the formula amount for Named Executives. The amounts awarded as Final Awards to the Named Executives listed above for the 2004-2006 performance period were determined by formula, with no discretion used.
C. Special 2006-2008 Senior Executive Retention Incentive Arrangement
In 2006, the Committee established a special retention incentive for certain members of senior management, selected because of their key role in leading efforts to accomplish our key initiatives during the 2006-2008 period. All of the Named Executives, other than Mr. Ford and Mr. Mulally, participated in this program; Mr. Padilla became ineligible for an award due to his retirement.
The Committee set the value of the final award opportunity for each participant at four times base salary in order to provide a powerful incentive for achieving the key initiatives. The opportunity to earn the award was based on accomplishment of specific objectives relating to the Way Forward Plan and other key goals, including some or all of the following criteria:

1.	Reduction of manufacturing capacity, measured by plant closings;

2.	Overall cost reduction targets;

3.	Increased market share in Asia; and

4.	Completion of Automotive Components Holdings transactions.
Each of these metrics was designed to influence executive behavior to transform Ford’s business into a more efficient global enterprise. At the time the goals were set, we believed that, given the state of the Company, the goals would be hard to accomplish, but could be met if we focused on these priorities. Final awards would have been paid in restricted stock in the first quarter of 2009 and would have had a two-year restriction period, during which time dividends were to be paid (if we paid dividends on common stock). No dividends or Dividend Equivalents would be paid during the performance period.

The specific metrics for those Named Executives who participated in the program are identified by reference to the metric numbers listed above.

Mark Fields	1 (75%),	4 (25%)
Mark A. Schulz	3
Donat R. Leclair	2 (50%),	4 (50%)
Lewis W. K. Booth	1
The Committee decided to settle this program in March 2007. The program was viewed as inconsistent with our strategic need to have our executives work together as a team to achieve common goals. The consideration for settling the program was a cash payout made to participants based on actual and expected achievement of the manufacturing capacity reduction goals for 2006-2008 and, for the other goals shown below, actual 2006 achievement.

Metric	% Performance Achieved

1. Manufacturing capacity reduction	50%
2. Cost Reduction	33%
3. Market Share — Asia	0%
4. Automotive Components Holdings transactions	33%
As a result, the following Named Executives received cash payments based on the following percentage of their respective performance achieved: Mr. Fields (45.75%), Mr. Schulz (0%), Mr. Leclair (33%), and Mr. Booth (50%). See Column (g) of the Summary Compensation Table and footnote 4 thereto on pp. 45-46. Participants must repay the settlement amount if they leave the Company before January 2009 for any reason, except an approved retirement.
In addition, we decided to grant additional stock options in March 2007 and performance-based Restricted Stock Units in March 2007, March 2008, and March 2009, respectively, to certain officer participants, including certain of the Named Executives, as an enhancement under the long-term incentive program. We reduced the award opportunity (set at eight times base salary rounded to the nearest million) for individual participants by the amount of their cash payout, if any, for the 2006-2008 Senior Executive Retention Incentive Arrangement. The value of the net amount of the award opportunity will be delivered 50% in stock options and 50% in performance-based Restricted Stock Units. Each grant of performance-based Restricted Stock Units will use the same metrics and weightings as the AICP for the applicable performance period. The final awards will be in the form of Restricted Stock Units. No Dividend Equivalents will be paid on the units during the performance period or restriction period. Awards for 2007, 2008, and 2009 will have a three year, two year, and one year restriction period, respectively. Following the restriction period, shares of common stock will be issued, less any shares withheld for tax withholding. (See “Changes to Incentive Compensation Programs for 2007” on pp. 38-39.)
D. Timing of Awards; Option Exercise Price Determination
Historically, annual grants of stock options, Final Awards relating to Performance Stock Rights, and final awards of RSEs relating to performance results typically were determined at the regularly scheduled March Compensation Committee meeting when the Committee had data available to determine the amount of the final stock-based awards. At that time, the Committee decides the effective date of the awards, typically two business days following the March Committee meeting, which provides administrative time for preparing SEC reports and communicating the grant information. The release of earnings information for the prior fiscal year is sufficiently in advance of the annual grant date for the public to be aware of the information.
The Committee does not set the equity grant dates in order to affect the value of the compensation. Executive officers did not play a role in the selection of the grant dates. For special grants, whether approved by the

Compensation Committee for officers or the Long-Term Incentive Compensation Award Committee for non-officers, grants are effective either on a specified future date (e.g., a date that coincides with a promotion or hiring date, or quarterly grant date), or the date of approval, which in the case of an approval by written consent cannot be earlier than the date when the Committee member approvals have been obtained. See “Corporate Governance — Compensation Committee Operations” at p. 19 for more information on the Long-Term Incentive Compensation Award Committee.
Due to administrative complexity relating to valuation and notification matters, on February 27, 2007, the Committee approved the annual 2007 stock-based awards or grants with an effective date of March 5, 2007.
Under the 1990 and 1998 Long-Term Incentive Plans, the terms of which were approved by you, the exercise price of the options is the average of the high and low trading prices of the common stock traded on the NYSE on the effective date of the grant. For exercise prices of the 2006 option grants, see column (l) of the Grants of Plan-Based Awards in 2006 Table on p. 48.
Stock Ownership Goals
In 1994, the Compensation Committee created stock ownership goals for executives at or above the Vice President level to further align the interests of the executives with those of shareholders. For Vice Presidents and Senior Vice Presidents, the goal is ownership of common stock worth an amount equal to salary; Group Vice Presidents have a goal of two times salary; Executive Vice Presidents, three times salary; and the President and CEO and Executive Chairman, five times salary. Executives have five years from taking their position to achieve their goal.
We review progress toward achievement of the ownership goals periodically. All forms of stock ownership — including directly and indirectly owned shares of common stock, final awards of stock equivalents, dividend equivalents payable in stock, and units that are based on common stock — count toward the goal. Historically and currently, Mr. Ford has exceeded his goal. All of the other Named Executives are still within the five year period to achieve their goals.
Changes to Incentive Compensation Programs for 2007
We recently conducted a review of our incentive compensation programs. The Committee’s outside consulting firm, Semler Brossy Consulting Group, LLC, assisted in the review at the request of the Committee. The review considered the current business situation, our long and short-term priorities, proposed performance emphasis for various elements of compensation, the mix and form of long-term incentives, cost comparison analysis, stakeholder considerations, and the pros and cons of different stock-based awards. In addition, senior leadership of the Company participated in discussions and emphasized the importance for executives to act as one cohesive team with common metrics. As a result of the review and analysis, the Committee decided to make the following changes to incentive compensation for executive officers for 2007, including the Named Executives (other than Mr. Ford who is not receiving any new compensation pursuant to his May 2005 agreement):

Plan/Program	Description of Changes

AICP	Added metric related to total Automotive operating-related cash flow.
Long-Term Incentive Plan	Two long-term incentive components, instead of three, as follows: • 50% value of long-term incentives in performance-based Restricted Stock Units.
One year performance period, instead of three years.
Metrics and weightings are the same as for AICP.
Two year restriction period.
No Dividend Equivalents will be paid during the performance period or restriction period.
• 50% value of long-term incentives in stock options.
Special 2006-2008 Executive Retention Incentive Arrangement	Award opportunity was settled in cash. (See “Long-Term Compensation — C. Special 2006-2008 Senior Executive Retention Incentive Arrangement” on pp. 36- 37.)
Granted additional stock options and 2007 performance-based Restricted Stock Units in March 2007 to certain key officers as an enhancement to the long-term incentive program. Additional performance-based Restricted Stock Units for 2008 and 2009 also will be granted.
Opportunity value is eight times base salary rounded to nearest million.
Award opportunity is reduced by amount paid out in settlement of the Special 2006-2008 Senior Executive Retention Incentive Arrangement.
In addition, effective June 1, 2007, we are reinstating our matching contributions for salaried employees in the U.S. under the Savings and Stock Investment Plan for Salaried Employees (“SSIP”). This action will help offset the impact of cancelling the 2007 annual salary merit program for salaried employees in the U.S. and is consistent with competitive pay practices. We will match in cash $.60 on each dollar contributed up to 5% of base salary. Employees may elect how to invest these amounts. If no option is selected, our matching contribution will be invested in the Interest Income Fund.
Retirement Plans
Our General Retirement Plan (“GRP”) provides a tax-qualified benefit for each year of non-contributory participation by employees in the United States hired before January 1, 2004, and added benefits for those who make contributions. We also have two other non-qualified retirement plans for such employees: the Supplemental Executive Retirement Plan (“SERP”) and the Benefit Equalization Plan (“GRP-BEP”). Under the GRP-BEP, eligible employees receive benefits substantially equal to those that would have been provided under the GRP but that could not be provided because of Internal Revenue Code (“Code”) limitations. Each of the Named Executives, except Mr. Mulally, is eligible for benefits under the GRP, SERP, and GRP-BEP.
Certain eligible executives who separate from employment after age 55 (age 52 if retiring under our Select Retirement Plan (“SRP”)) and prior to age 65 are entitled to monthly benefits under our Executive Separation Allowance Plan (“ESAP”) until age 65. The SRP is a voluntary retirement program offered from time-to-time for select U.S. management employees. In 2006, at the Committee’s request, Semler Brossy Consulting Group, LLC and the Company jointly conducted a review of the SRP as a severance vehicle. The review compared present values of the SRP benefit with traditional severance packages, examined potential changes, and considered benefits to the Company and to executives. The Committee reviewed the report and concluded that the SRP should remain in its current form to facilitate the current reduction in work force being undertaken by the Company.

Benefits under SERP, SRP, ESAP, and GRP-BEP are not funded. In addition, in accordance with Code 409A, benefits that accrued or vested on or after January 1, 2005 under these plans may not be paid to certain key executives until six months following their separation from employment.
Ford has a different tax qualified retirement plan, the Ford Retirement Plan (“FRP”), for salaried employees hired or rehired on or after January 1, 2004 in the U.S. The FRP was adopted in order to provide us with more predictable retirement benefit costs and reduced financial statement volatility. These goals are achieved through a stable contribution schedule and the transfer of financial and demographic risks from us to plan participants while still providing employees with the opportunity for adequate income in retirement. Employees who participate in this plan, including Mr. Mulally, are not eligible to participate in the GRP (with respect to future service), SERP, or ESAP.
In general, we believe that these retirement plans serve several worthwhile business purposes, including attracting and retaining top leadership talent. In addition, they provide income security to long serving executives, and provide flexibility to us in transferring executives among our operations. We believe these programs to be reasonable and appropriate in light of competitive practices and our executives’ total compensation program. For additional information, see the Pension Benefits in 2006 Table on p. 57 and “Potential Payments Upon Termination or Change of Control” on pp. 60-68.
Deferred Compensation Plan
Under our Deferred Compensation Plan (“DCP”), certain salaried employees may defer up to 50% of base salary and up to 100% of awards under the AICP and certain other awards. This unfunded plan provides the opportunity to save for the future while postponing payment of income taxes on the deferred compensation.
In December 2006, the Committee approved amendments to our DCP that allowed any participating active employee to change the method and/or timing to receive a distribution under the plan in accordance with existing governmental guidance under Code Section 409A, provided that such an election was made on or before December 31, 2006. In addition, the amendments provide that on and after December 1, 2006, all deferrals under the plan are subject to Code Section 409A. The Committee recognized that certain key employees who left the Company expressed concern regarding access to their DCP funds as a factor in their decision to leave. Other key employees still with us also expressed this concern. The Committee recognized that retaining key employees, especially during the revitalization of the business, is a crucial goal and wanted to minimize employee concerns over the long-term state of their DCP accounts. The Committee determined that the potential cash outflow was containable within the business plan period. Two of the three Named Executives who were eligible to make an election chose to change their distribution elections. For more information on the Deferred Compensation Plan, see the Nonqualified Deferred Compensation in 2006 Table and related footnotes on pp. 59-60.
Perquisites and Other Benefits
We provided certain perquisites and other benefits to senior management in 2006, the most significant of which are summarized below. The Committee reviews our policies on officer perquisites on an annual basis.
Company Aircraft: During 2006, Mr. Ford, Mr. Mulally, and Mr. Padilla were required to use our aircraft for all business and personal air travel for security reasons. Mr. Padilla’s use of the aircraft ceased upon his retirement, effective July 1, 2006. The families and guests of these officers were allowed to accompany them on our aircraft. In addition, in order to ease the burden of Mr. Mulally moving to Dearborn, Michigan and away from his family in Seattle, Washington, the Compensation Committee recently clarified that his arrangement covers travel by his wife, children and guests on Company aircraft for personal reasons without him at Company expense, at his request. For retention purposes, we allowed Mr. Fields to use our aircraft to travel to and from his home on weekends. Recently, the Compensation Committee approved a request by Mr. Fields regarding a change related to his use of Company aircraft to provide that Mr. Fields no longer uses Company aircraft for personal travel. The Company pays the costs, including first class commercial airfare, for personal travel to and from his home in Florida. The Company continues to provide tax relief as a result of the imputed income associated with this arrangement. No other executive is permitted to use our aircraft for personal reasons.
For 2006 and prior years, we valued the incremental cost of the personal use of our aircraft using a method that takes into account: (i) the variable cost per flight hour, including flight crew travel expenses; (ii) landing/parking/hangar storage expenses; and (iii) any customs, foreign permit, and similar fees. The incremental cost for personal use of Company aircraft is included in column (i) of the Summary Compensation Table on p. 45.
Evaluation Vehicle Program: We maintain a program that provides Company officers with the use of two Company vehicles free of charge. This program requires Company officers to evaluate a variety of our vehicles, providing important feedback on the design and quality of our products. The Company officers that participate in the program are required to provide written evaluations of the vehicles. Most Company officers must rotate their vehicle choices among our different vehicle brands based on a pre-determined schedule. Those Company officers whose responsibilities are focused on a particular vehicle brand are required to drive vehicles related to that brand. We calculate the aggregate incremental cost of providing the evaluation vehicles by estimating the lease fee for a comparable vehicle under our Management Lease Program. The lease fee under that program takes into account the cost of using the vehicle, maintenance, license, title and registration fees, and insurance. For the Named Executives, such cost, including related fuel, is included in column (i) of the Summary Compensation Table on p. 45.
Other Services: For certain executive officers, we provide a home security evaluation and security system. The cost of the evaluation and system is included in column (i) of the Summary Compensation Table on p. 45. We also provide an allowance to senior managers for financial counseling services and estate planning. We pay for approximately 75% of the cost of this service and it is reflected in column (i) of the Summary Compensation Table on p. 45. The safety and security (personal and financial) of our executives is critically important. We believe the benefits of providing these programs outweigh the relatively minor costs associated with them.
Post-Termination Arrangements
Mr. Padilla, our former President and Chief Operating Officer, retired effective July 1, 2006. On May 10, 2006, the Compensation Committee approved the terms of his retirement arrangement under the terms of the SRP. Mr. Padilla also receives benefits under the ESAP. In September 2003, we approved crediting 0.8 years of service to Mr. Padilla under ESAP and SERP in order to provide benefits that approximately duplicated the benefits he would have received under GRP had he not participated in a White House Fellowship Program, during which time he did not receive any pension credit under the GRP.
The retirement arrangement was confirmed in an agreement between the Company and Mr. Padilla. In addition, the agreement provided that Mr. Padilla was eligible to receive or retain certain stock-based awards. The Committee believed these arrangements to be reasonable in light of Mr. Padilla’s significant contributions over his many years of service to us. In order to provide for a smooth transition of Mr. Padilla’s duties, the Compensation Committee also approved the terms of a one-year consulting agreement between the Company and Mr. Padilla. Under the agreement, Mr. Padilla agreed to be available to serve as a consultant on special assignment to Mr. Ford. See “Potential Payments Upon Termination or Change of Control — James J. Padilla,” on pp. 67-68.
Mr. Schulz, former Executive Vice President and President, International Operations, retired effective April 1, 2007. On December 13, 2006, the Compensation Committee approved the terms of his retirement arrangement under the terms of the SRP; Mr. Schulz will also receive benefits under ESAP in 2007. He retained his eligibility for the 2006 performance-based Restricted Stock Equivalent opportunity and for non-prorated Final Awards for his outstanding Performance Stock Rights. He also was deemed to have met the minimum holding requirements for any stock-based awards following his retirement. The Committee believed these arrangements to be reasonable in light of Mr. Schulz’s significant contributions to us over the years. We did not pay Mr. Schulz a cash payment (due to the performance results for his assigned metric) or grant him any options or performance-based Restricted Stock Units

(due to his retirement) relating to the settlement of the Special 2006-2008 Senior Executive Retention Incentive Arrangement, as described on pp. 36-37.
In addition, for post-termination arrangements relating to Mr. Mulally, see “President and CEO Compensation” below.
Executive Chairman Compensation
A. Annual Compensation
In May 2005, at Mr. Ford’s request, the Committee and Mr. Ford agreed that Mr. Ford would forego any new compensation (including salary, bonus, or other awards) until such time as the Committee and Mr. Ford determine that our Automotive sector has achieved sustained profitability. As a result, he received neither salary, compensation under the AICP, nor RSEs in or for 2006.
B. Long-Term Compensation
Pursuant to the 2005 agreement, Mr. Ford was not granted any Performance Stock Rights, stock options, or RSEs or any other long-term incentive awards in or for 2006.
President and CEO Compensation
Effective September 1, 2006, we entered into an agreement with Mr. Mulally relating to his hiring as President and Chief Executive Officer. The Board of Directors approved the framework for the terms of the offer and delegated authority to Mr. Ford, the Chairman and then CEO, and Richard Manoogian, the then Acting Chair of the Compensation Committee, to negotiate the final details, which were later ratified by the Compensation Committee. The Group Vice President-Corporate Human Resources and Labor Affairs also had input into the terms of the offer. These terms were developed to assist us in recruiting, retaining, and providing incentives for Mr. Mulally to lead the Company through our Way Forward Plan. We understood that significant compensation was needed to entice Mr. Mulally, a career Boeing executive, to leave the security of his former employer in order to work for a company in the midst of a turnaround plan.
We agreed to pay Mr. Mulally a base salary of $2,000,000 per year. We also paid Mr. Mulally $7,500,000 as a hiring bonus and $11,000,000 as an offset for forfeited performance and stock option awards at his former employer. We believe these terms were necessary, competitive, and appropriate to attract an executive of Mr. Mulally’s talent and experience to lead our turnaround efforts.
We granted Mr. Mulally (i) 3,000,000 ten-year stock options that vest 33% one year after the grant date, 33% two years after the grant date, and 34% three years after the grant date, and (ii) 1,000,000 five-year performance-based stock options that vest as follows: 250,000 options vest after our common stock closes at $15 per share or more for at least 30 consecutive trading days; an additional 250,000 options vest after our common stock closes at $20 per share or more for such a period; an additional 250,000 options vest after our common stock closes at $25 per share or more for such a period; and an additional 250,000 options vest after our common stock closes at $30 per share or more for such a period. See columns (h) and (k) of the Grants of Plan-Based Awards in 2006 Table on p. 48 and column (f) of the Summary Compensation Table on p. 45. The Committee believed these awards align Mr. Mulally’s interests with your interests as shareholders and provide appropriate incentives to work toward achieving stock price appreciation.
We also granted Mr. Mulally 600,000 Restricted Stock Units. See column (j) of the Grants of Plan-Based Awards in 2006 Table on p. 48 and column (e) of the Summary Compensation Table on p. 45. One third of the units vest one, two, and three years after the grant date. If we pay dividends on our common stock, Dividend Equivalent payments will be made in cash until the restrictions lapse. When the restrictions lapse, the units will be valued based on the closing price of our common stock on the New York Stock Exchange on the date of lapse and paid out in cash as soon as practicable thereafter. Further, we agreed that the 2007 performance-based Restricted Stock Unit opportunity and stock options granted to Mr. Mulally in March 2007 would have a minimum grant date value of $6,000,000 and $5,000,000, respectively. We also agreed that his target bonus opportunity for 2007 would be 175% of his base salary. In February 2007, after reviewing the Company’s 2006 Company performance results and Mr. Mulally’s leadership role in progressing the Way Forward Plan, the Compensation Committee decided that his March 2007 stock option grant value would be $6,000,000. These arrangements are competitive and appropriately tied to Company and stock performance. They provide a powerful incentive to achieve our objectives and reward exceptional performance. In connection with these arrangements, Mr. Mulally signed a non-compete agreement under which he agreed not to directly or indirectly work for or associate with any business that competes with Ford for two years after his voluntary termination.
If we terminate Mr. Mulally’s employment for reasons other than for cause during the first five years of his employment or if there is a change in control of the Company during the first five years of his employment and he terminates his employment for good reason, we will (i) pay Mr. Mulally severance equal to two times his annual base salary and targeted bonus, and (ii) remove remaining vesting requirements for the initial stock option grant of 3,000,000 options and the 600,000 restricted stock units. If Mr. Mulally leaves us pursuant to the above arrangements, he may not work for a competitor for five years after the date of his termination. Mr. Mulally will not be entitled to any severance payment if he is terminated for cause. See “Potential Payments Upon Termination or Change in Control — Alan Mulally” on pp. 61-63.
Mr. Mulally also was granted the option to live in temporary housing in Southeast Michigan for the first two years of employment at Company expense. He is eligible for relocation assistance pursuant to our relocation program when he relocates his household.
Tax and Other Considerations
A. Internal Revenue Code § 162(m)
Code Section 162(m) generally disallows Federal tax deductions for compensation in excess of $1 million paid to the Chief Executive Officer and the next four highest paid officers (“Covered Executives”). However, certain performance-based compensation is not subject to this deduction limitation. In our case, this exemption from the 162(m) limitation applies to certain awards under the AICP, the 1998 Plan, and the 1990 Long-Term Incentive Plan All awards of bonus, stock options, and Final Awards under Performance Stock Rights made under these plans in 2006 were below the applicable shareholder-approved limits and, therefore, deductible.
Generally, we strive to maximize the tax deductibility of our compensation arrangements. In the highly competitive market for talent, however, we believe the Committee needs flexibility in designing compensation that will attract and retain talented executives and provide special incentives to promote various corporate objectives. The Committee, therefore, retains discretion to award compensation that is not fully tax deductible.
Examples of compensation provided to Covered Executives that are not subject to the Code Section 162(m) deduction limitation include Final Awards under Performance Stock Rights and stock options awarded in 2006 under the 1998 Plan. Additionally, cash compensation paid to Covered Executives under the AICP for 2006 is not subject to the deduction limit. In contrast, Restricted Stock Equivalents and restricted stock awards awarded to Covered Executives under the 1998 Plan are subject to the deduction limit. Thus, the RSEs awarded to Covered Executives in 2007 for 2006 performance are subject to the deduction limit. Additionally, the cash settlement payments made under the Special 2006-2008 Senior Executive Retention Incentive Arrangement to certain Covered Executives are subject to the deduction limit. (See “Long-Term Compensation — C. Special 2006-2008 Senior Executive Retention Arrangement” on pp. 36-37.) Further, certain cash payments made to Covered Executives for hiring or retention purposes are subject to the deduction limit. Finally, since the salaries of certain Covered Executives exceed $1 million (see Summary Compensation Table on p. 45), we cannot deduct the portion of their salaries in excess of $1 million and the cost to us of their perquisites.

B. Internal Revenue Code § 409A
Code Section 409A provides that amounts deferred under nonqualified deferred compensation plans are includible in an employee’s income when vested, unless certain requirements are met. If these requirements are not met, employees are also subject to an additional income tax and interest. All of our supplemental retirement plans, severance arrangements, and other nonqualified deferred compensation plans presently meet, or will be amended to meet, these requirements. As a result, employees will be taxed when the deferred compensation is actually paid to them. We will be entitled to a tax deduction at that time.
C. Internal Revenue Code § 280G
Code Section 280G disallows a company’s tax deduction for “excess parachute payments.” Additionally, Code Section 4999 imposes a 20% excise tax on any person who receives excess parachute payments. Presently, only Mr. Mulally is entitled to payments upon termination of his employment following a change in control of the Company, which may qualify as “excess parachute payments.” Accordingly, our tax deduction for any such excess parachute payments would be disallowed under Code Section 280G. Not all of the payments to which Mr. Mulally may become entitled would be excess parachute payments. None of the other Named Executives is entitled to such payments.
D. Accounting Treatment
We account for stock-based awards based on their grant date fair value, as determined under FAS 123R. The compensation cost of these awards is recognized over the award vesting period. If the award is subject to a performance condition, however, the cost will vary based on our estimate of the number of shares (or equivalents or rights) that will ultimately vest. For additional information, see footnote 3 to the Summary Compensation Table on p. 46.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in this proxy statement.

Compensation Committee

Richard A. Manoogian (Chair)
Ellen R. Marram
John L. Thornton
Compensation Committee Interlocks and Insider Participation
The Compensation Committee is comprised of Richard A. Manoogian, Ellen R. Marram, and John L. Thornton, none of whom is an employee or a current or former officer of the Company. John R. H. Bond and Robert E. Rubin served as members of the Compensation Committee during part of 2006. Mr. Bond was Group Chairman of HSBC Holdings plc, and Mr. Rubin is Chairman of the Executive Committee and member of the Office of the Chairman of Citigroup Inc. Both HSBC Holdings plc, and Citigroup Inc., or their affiliates, provided investment banking services to the Company in 2006 during the time that Messrs. Bond and Rubin served on the Committee.

Compensation of Executive Officers
The table below shows the before-tax compensation for 2006 for William Clay Ford, Jr., our Executive Chairman who served as CEO from January 1, 2006 until September 1, 2006, Alan Mulally, who served as President and CEO from September 1, 2006 for the remainder of the year, Donat R. Leclair, who served as Executive Vice President and Chief Financial Officer, the three most highly compensated executive officers at the end of 2006, and James J. Padilla, who would have been among the three most highly compensated executive officers at the end of 2006 but for his retirement during the year.
SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal		Salary(1)	Bonus(2)	Awards(3)	Awards(3)	Compensation(4)	Earnings(5)	Compensation(6)	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

William Clay Ford, Jr. Executive Chairman and Former Chief Executive Officer	2006	—	—	6,120,402	3,830,183	—	152,859	393,848	10,497,292

Alan Mulally President and Chief Executive Officer	2006	666,667	18,500,000	920,404	7,761,972	—	—	334,433	28,183,476

Donat R. Leclair Executive Vice President and Chief Financial Officer	2006	1,000,933	0	359,580	435,552	1,684,000	900,116	20,919	4,401,100

Mark Fields Executive Vice President and President — The Americas	2006	1,250,933	0	298,907	268,401	2,662,500	437,318	656,791	5,574,850

Mark A. Schulz Executive Vice President and President — International Operations	2006	1,000,933	0	280,671	260,693	259,800	835,395	42,892	2,680,384

Lewis W. K. Booth Executive Vice President — Ford of Europe and Premier Automotive Group	2006	850,933	0	338,990	186,989	1,891,250	610,023	396,324	4,274,509

James J. Padilla Former President and Chief Operating Officer	2006	750,133	0	2,721,264	4,079,992	262,500	391,788	467,945	8,673,622

Notes
(1)Mr. Ford did not receive a salary for his services as CEO and Executive Chairman for 2006 pursuant to his May 2005 compensation arrangement (see “Compensation Discussion and Analysis — Executive Chairman Compensation” p. 42).
(2)Mr. Mulally’s bonus relates to his hiring as President and CEO and includes $11 million to offset forfeited awards at his prior employer (see “Compensation Discussion and Analysis — President and CEO Compensation” pp. 42-43).

(3)The amounts shown in columns (e) and (f) reflect the dollar amounts of compensation cost for equity-based compensation recognized for each of the Named Executives for financial statement reporting purposes for the year ended December 31, 2006 in accordance with FAS 123R. Because some of the equity awards have vesting conditions, their costs are recognized over multiple years. Consequently, the amounts shown reflect the 2006 FAS 123R cost of such awards made during 2006 and prior years. For Mr. Mulally, the amount includes the FAS 123R cost recognized in 2006 for a $5 million stock option grant that he received in March 2007 as part of his 2007 option grant, as required under his accession arrangement (see “Compensation Discussion and Analysis — President and CEO Compensation” pp. 42-43). The assumptions used for the calculations can be found at footnote 16 to our audited financial statements in Ford’s Annual Report on Form 10-K for the year ended December 31, 2006. Pursuant to SEC rules, we disregarded the estimate of forfeitures related to service-based vesting conditions. For Named Executives who were retirement eligible at the time of the awards (Messrs. Leclair and Padilla), the total grant date fair values of awards are recognized in our financial statements in the year of the grant. Mr. Mulally received his 2006 stock awards and option awards on September 1, 2006, while the other Named Executives received their stock awards and option awards in March 2006. These amounts reflect the Company’s accounting for these awards and do not correspond to the actual value that may be recognized by the Named Executives.
(4)The amounts shown in column (g) reflect awards earned by certain Named Executives under the Annual Incentive Compensation Plan (“AICP”) and the cash settlement of the 2006-2008 Senior Executive Retention Incentive Arrangement (“SERIA Settlement”) (see “Compensation Discussion and Analysis — Annual Compensation — Incentive Bonuses” pp. 31-32 and “Compensation Discussion and Analysis — Long-Term Compensation — C. Special 2006-2008 Senior Executive Retention Incentive Arrangement” pp. 36-37). For the Named Executives who received such awards, the amounts shown consist of the following:

		2006-2008 SERIA
Name	AICP	Settlement

Donat R. Leclair	$364,000	$1,320,000
Mark Fields	$375,000	$2,287,500
Mark A. Schulz	$259,800	$0
Lewis W. K. Booth	$191,250	$1,700,000
James J. Padilla	$262,500	$0
(5)The amounts shown reflect the increase in the actuarial present value of accrued pension benefits under various Company plans measured from December 31, 2005 to December 31, 2006 (or for separated employees, to the date of their employment separation). See the Pension Benefits in 2006 Table on p. 57 for additional information, including the present value assumptions used in these calculations. For Mr. Padilla, the actuarial present value of his accrued pension under various plans decreased by $458,420 for 2006. No Named Executive received preferential or above-market earnings on deferred compensation.

(6)The following table summarizes the amounts shown in Column (i).
All Other Compensation in 2006

		Perquisites			Company
		and Other			Contributions to	Post
		Personal	Tax	Insurance	Retirement and	Employment
		Benefits(i)	Reimbursements	Premiums(ii)	401(k) Plans(iii)	Payments(iv)	Other(v)	Total
Name	Year	($)	($)	($)	($)	($)	($)	($)

William Clay Ford, Jr.	2006	316,594	44,278	32,976	0	0	0	393,848

Alan Mulally	2006	242,913	21,878	32,976	4,033	0	32,633	334,433

Donat R. Leclair	2006	15,587	0	5,279	0	0	53	20,919

Mark Fields	2006	553,300	101,807	1,184	0	0	500	656,791

Mark A. Schulz	2006	37,958	0	4,934	0	0	0	42,892

Lewis W. K. Booth	2006	226,435	0	8,022	0	0	161,867	396,324

James J. Padilla	2006	147,581	16,764	7,560	0	296,040	0	467,945

(i)For a description of perquisites relating to personal use of company aircraft, our evaluation vehicle program, and security and other services for Named Executives, see “Compensation Discussion and Analysis — Perquisites and Other Benefits” on pp. 40-41. Other perquisites and personal benefits whose incremental cost is included in the amounts shown (unless indicated) consist of the following: personal use of Company phone cards and cell phones, personal use of car and driver service, personal use of Company season tickets to athletic events,* personal use of Company club memberships,* annual executive health exams, and relocation expenses.
* Indicates no incremental cost to the Company because these benefits are primarily for business use and when the executive uses such benefit for personal use, the executive pays for any costs other than season ticket and/or annual club membership costs.
Amounts for Messrs. Ford, Mulally, Fields, Booth, and Padilla include the incremental costs to the Company for providing certain perquisites and other benefits during 2006. For Mr. Ford the amount shown includes $185,232 for personal use of Company aircraft and $85,708 for security. For Mr. Mulally the amount shown includes $172,974 for personal use of Company aircraft and $55,469 for relocation costs and temporary housing. For Mr. Fields the amount shown includes $517,560 for personal use of Company aircraft. For Mr. Padilla the amount shown includes $82,265 for personal use of Company aircraft and $27,096 for use of the Company’s car and driver service. For Mr. Booth, the amount shown includes $177,793 for costs associated with his international service assignment, including: home leave travel; temporary housing; lodging and meals during relocation; and housing allowance. For 2006 and prior years, we valued the incremental cost of the personal use of our aircraft using a method that takes into account: (i) the variable cost per flight hour, including flight crew travel expenses; (ii) landing/parking/hangar storage expenses; and (iii) any customs, foreign permit and similar fees. We calculate the aggregate incremental cost of providing security to Named Executives as the actual cost incurred to provide the security. We calculate the aggregate incremental cost of relocation and temporary housing expenses as the actual cost incurred to provide these benefits. We calculate the aggregate incremental cost of personal use of the Company’s car and driver service as the overtime pay of Company staff in providing the service.
(ii)Amounts shown reflect the dollar value of premiums provided by the Company for employees to purchase life insurance. In general, the Company provides employees with enough “flex dollars” under its flexible benefits menu to purchase life insurance equal in amount to 1 1/2 times an employee’s salary. An employee must purchase life insurance in an amount at least equal to 1/2 their salary with Company provided “flex dollars.” Employees may purchase additional life insurance and these premiums are payroll deducted with no additional Company contributions or cost.
(iii)The amount shown for Mr. Mulally reflects the contributions made to his Ford Retirement Plan account (see “Compensation Discussion and Analysis — Retirement Plans” on pp. 39-40).

(iv)The amount shown for Mr. Padilla reflects payments made pursuant to a consulting agreement (see “Potential Payments Upon Termination or Change in Control — James J. Padilla” on pp. 67-68).
(v)The amount shown for Mr. Mulally relates to Company contributions to a nonqualified benefit equalization plan related to the Ford Retirement Plan (see Nonqualified Deferred Compensation in 2006 Table and footnotes 1 and 2 on pp. 59-60). The amount shown for Mr. Booth relates to various payments related to his international service assignment, such as cost-of-living adjustments, language instructions and other payments associated with his international service. These benefits are generally available to any level of employee who is on an international assignment.
Grants of Plan-Based Awards in 2006

			Estimated			Estimated
			Future			Future
			Payouts			Payouts
			Under			Under
			Non-Equity			Equity
			Incentive			Incentive
			Plan Awards(2)			Plan Awards(3)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)		(m)	(n)
									All Other	All Other	(l)		Grant
									Stock	Option	Exercise		Date Fair
									Awards:	Awards:	or Base		Value of
									Number	Number of	Price of	Closing	Stock
									of Shares	Securities	Option	Price on	and
									of Stock	Underlying	Awards	Grant	Option
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Date	Date	Awards
Name	Date	Date(1)	($)	($)	($)	(#)	(#)	(#)	(#)(4)	(#)(5)	($ / Sh)(6)	($ / Sh)(7)	($)(8)

William Clay Ford, Jr.	3/10/2006	3/8/2006							632,587				4,949,993

Alan Mulally	9/1/2006	8/29/2006					1,000,000				8.28	8.27	2,635,000
	9/1/2006	8/29/2006								3,000,000	8.28	8.27	12,030,000
	9/1/2006	8/29/2006							600,000				4,962,000

Donat R. Leclair	3/10/2006	3/8/2006				9,000	90,000	135,000					705,600
	3/10/2006	3/8/2006					27,476						215,412
	3/10/2006	3/8/2006					511,182						4,007,667
	3/10/2006	3/8/2006							20,583				161,062
	3/10/2006	3/8/2006								100,000	7.83	7.84	197,000
	3/30/2006	3/8/2006	$2,000,000

Mark Fields	3/10/2006	3/8/2006				9,000	90,000	135,000					705,600
	3/10/2006	3/8/2006					27,476						215,412
	3/10/2006	3/8/2006					638,978						5,009,588
	3/10/2006	3/8/2006							20,583				161,062
	3/10/2006	3/8/2006								100,000	7.83	7.84	197,000
	3/30/2006	3/8/2006	$2,500,000

Mark A. Schulz	3/10/2006	3/8/2006				9,000	90,000	135,000					705,600
	3/10/2006	3/8/2006					27,476						215,412
	3/10/2006	3/8/2006					511,182						4,007,667
	3/10/2006	3/8/2006							20,583				161,062
	3/10/2006	3/8/2006								100,000	7.83	7.84	197,000
	3/30/2006	3/8/2006	$2,000,000

Lewis W. K. Booth	3/10/2006	3/8/2006				6,000	60,000	90,000					470,400
	3/10/2006	3/8/2006					20,607						161,559
	3/10/2006	3/8/2006					434,505						3,406,519
	3/10/2006	3/8/2006							12,939				101,248
	3/10/2006	3/8/2006								75,000	7.83	7.84	147,750
	3/30/2006	3/8/2006	$1,700,000

James J. Padilla	3/10/2006	3/8/2006				10,000	100,000	150,000					784,000
	3/10/2006	3/8/2006					$2,800,000						2,800,000
	3/10/2006	3/8/2006					776,773						6,011,502
	3/10/2006	3/8/2006							236,166				1,847,999
	3/10/2006	3/8/2006								1,302,325	7.83	7.84	2,565,580
	3/30/2006	3/8/2006	$3,750,000

(1)The approval date for all of the grants shown in the table was March 8, 2006, except for the grants made to Mr. Mulally. The approval date for Mr. Mulally’s grants was August 29, 2006.

(2)The amounts shown in column (e) represent the target amounts payable for 2006 performance under the AICP. The material terms of awards, including a description of the formula applied in determining the amounts payable, are described in “Compensation Discussion and Analysis — B. Incentive Bonuses” at pp. 31-32. For awards made under the AICP for 2006 performance, see column (g) of the Summary Compensation Table and footnote 4 on pp. 45-46.
(3)For Mr. Mulally, the amount shown in column (h) represents 1,000,000 five year performance-based stock options that vest based on the trading closing price of Ford common stock on the NYSE reaching certain thresholds that are maintained for a period of at least 30 consecutive trading days as follows: 250,000 options vest after Ford common stock closes at least $15 per share for such a period, an additional 250,000 options vest after Ford common stock closes at least $20 per share for such a period, an additional 250,000 options vest after Ford common stock closes at least $25 per share for such a period, and an additional 250,000 options vest after Ford common stock closes at least $30 per share for such a period. All of such options granted to Mr. Mulally have an option price equal to the grant date’s fair market value of $8.28/share (based on the average of the high and low trading prices of our common stock on the NYSE on the grant date). (See the “Compensation Discussion and Analysis — President and CEO Compensation” on pp. 42-43.)
For Messrs. Leclair, Fields, Schulz, Booth and Padilla, the amounts shown in columns (g), (h), and (i) consist of the following grants:

(i)	The first line consists of threshold, target, and maximum amounts payable under Performance Stock Rights for the 2006-2008 performance period. Dividend Equivalents may be paid in cash on 100% of the targeted payout (if we pay dividends on common stock) at the same rate as dividends are paid to holders of common stock. From 0% to 150% of these rights may be awarded in the form of common stock after this period ends. The awards were determined based on the level of achievement of five performance metrics. (See “Compensation Discussion and Analysis — Long-Term Compensation — B. Performance Stock Rights — 2006 Grants for 2006-2008 Performance Period” on pp. 34-35.) Each of the five metrics is weighted equally at 20%. The minimum payout threshold is 50% for any one metric (representing 10% of the total targeted payout). Mr. Padilla was deemed to have met the minimum holding requirements to be eligible for a non-pro-rated share of any Final Awards for this grant. (See “Compensation Discussion and Analysis — Post- Termination Arrangements” on p. 41 and “Potential Payments Upon Termination or Change in Control — James J. Padilla” on p. 67.)

(ii)	The second line of column (h) consists of an opportunity to earn performance-based RSEs. The amount shown represents the target amount of the opportunity. 2006 performance was measured against the metrics and weightings discussed in “Compensation Discussion and Analysis — A. Restricted Stock Equivalents and Stock Options” on pp. 33-34. For Mr. Padilla, his RSE performance-based opportunity was denominated as $2.8 million rather than as a number shares. The number of RSEs Mr. Padilla earned for 2006 is an amount equal to the percentage of the $2.8 million target earned divided by the stock price on the date of payout. Mr. Padilla was deemed to have met the minimum holding requirements to retain his 2006 performance-based Restricted Stock Equivalent opportunity. (See “Compensation Discussion and Analysis — Post-Termination Arrangements” on p. 41 and “Potential Payments Upon Termination or Change in Control — James J. Padilla” on pp. 67-68.)

The RSEs earned for 2006 performance have a one-year restriction period and pay Dividend Equivalents in cash during the restriction period, if dividends are paid on common stock. No Dividend Equivalents were paid during the 2006 performance period for this award opportunity. Following the restriction period, shares of Ford common stock will be issued, less shares withheld for tax withholding.

(iii)	The third line of column (h) represents an opportunity to earn target amounts of restricted stock pursuant to a Special 2006-2008 Senior Executive Retention Incentive Arrangement. The opportunity to earn the award was based on accomplishment of specific objectives for the years 2006, 2007, and 2008.

Mr. Padilla became ineligible for an award due to his retirement. The Committee set the value of the final award opportunity for each participant at four times base salary. As a result of the review of our incentive compensation programs, the Compensation Committee decided to settle this program. See “Compensation Discussion and Analysis — Long-Term Compensation — C. Special 2006-2008 Senior Executive Retention Incentive Arrangement” on pp. 36-37.

(4)For Mr. Mulally, the amount shown in column (j) represents 600,000 Restricted Stock Units granted to him in connection with his hiring. The units vest as to 200,000 units on September 1, 2007, 200,000 units on September 1, 2008, and 200,000 units on September 1, 2009. If we pay dividends on common stock, Dividend Equivalent payments will be made in cash until the restrictions lapse. When the restrictions lapse, the units will be valued based on the closing price of Ford common stock on the NYSE on the date of lapse and paid out in cash as soon as practicable thereafter. See “Compensation Discussion and Analysis  — President and CEO Compensation” on pp. 42-43.
For Messrs. Ford, Leclair, Fields, Schulz, Booth and Padilla, the amounts shown in column (j) represent awards of RSEs on March 10, 2006, earned for 2005 performance against established goals. The restrictions on these awards lapsed on March 10, 2007, and shares of Ford stock were issued, less shares withheld for tax withholding except that for Mr. Padilla restrictions lapsed and equivalents were converted to common stock as of July 1, 2006, the effective date of his retirement. Dividend Equivalents were paid in cash during the restriction period while we paid dividends on common stock. No Dividend Equivalents were paid during the 2005 performance period. Following the performance period, the Committee reviewed performance towards the achievement of specific goals relating to the following metrics: Company performance (60% weight), strategic direction and operational effectiveness (20% weight), leadership (10% weight), and people and culture (10% weight). The data showed that we partially met our performance goals, partially met strategic direction and operational effectiveness goals, mostly met leadership goals, and mostly met people and culture goals. Based on its review of performance results, the Committee determined that 66% of the maximum value of the RSEs had been earned.
(5)The amounts shown in column (k) represent 10 year non-qualified stock option grants. 33% of each stock option grant vests one year after the grant date, 33% after two years, and 34% after three years. Any unexercised options expire after ten years. If a grantee retires, becomes disabled, or dies, his or her options continue to be exercisable up to the normal expiration date. In most other instances of employment termination, all options generally end upon termination of employment or are exercisable for a specified period. Options are subject to certain conditions, including not engaging in competitive activity. Options generally cannot be transferred except through inheritance. In general, each grantee agrees to remain a Ford employee for at least one year from the date of the option grant. Mr. Padilla was deemed to have met the minimum holding requirements to retain his 2006 stock option grant. (See “Compensation Discussion and Analysis — Post-Termination Arrangements” on p. 41 and “Potential Payments Upon Termination or Change in Control — James J. Padilla” on pp. 67-68.)
(6)The exercise price of the options is the average of the high and low trading prices of the common stock traded on the NYSE on the effective date of the grant. (See “Compensation Discussion and Analysis — Long-Term Compensation — D. Timing of Awards; Option Exercise Price Determination” on pp. 37-38.)
(7)The prices shown in column (m) are the closing prices of common stock on the dates of option grants. SEC rules require us to disclose whether the exercise price is lower than the closing price on the date of grant. In order to provide you with complete information, we disclosed the closing price on the date of grant regardless of whether it was higher or lower than the exercise price.
(8)The amounts shown in column (n) represent the full grant date value of each equity-based award shown in the table for each Named Executive computed under FAS 123R. For Messrs. Leclair, Fields, Schulz, Booth, and Padilla, the Performance Stock Rights were valued at the target level.

Outstanding Equity Awards at 2006 Fiscal Year-End

	Option Awards					Stock Awards

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
									Equity
									Incentive
			Equity					Equity Incentive	Plan Awards:
			Incentive					Plan Awards:	Market or
	Number of Securities		Plan Awards:				Market	Number of	Payout Value
	Underlying Unexercised		Number of			Number of	Value of	Unearned	of Unearned
	Options (#)		Securities			Shares or	Shares or	Shares, Units	Shares, Units
			Underlying			Units of	Units of	or Other	or Other
			Unexercised	Option		Stock That	Stock That	Rights That	Rights That
			Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
			Options(1)	Price	Expiration	Vested(3)	Vested(4)	Vested(5)	Vested(6)
Name	Exercisable	Unexercisable	(#)	($)	Date(2)	(#)	($)	(#)	($)

William Clay Ford, Jr.	556,179	1,129,214		12.49	03/10/2015	632,587	4,750,728
	1,047,618	539,683		16.49	01/04/2014
	62,396			15.98	12/30/2013
	73,897			10.78	09/29/2013
	107,759			11.09	06/29/2013
	138,050			7.40	03/30/2013
	1,360,000			9.82	01/02/2013
	45,214			9.44	12/30/2012
	47,934			9.68	09/29/2012
	67,446			16.12	06/27/2012
	66,845			16.42	03/27/2012
	4,000,000			15.13	01/30/2012
	48,543			15.36	01/10/2012

Alan Mulally		3,000,000		8.28	08/31/2016	600,000	4,506,000
			1,000,000	8.28	08/31/2011

Donat R. Leclair		100,000		7.83	03/09/2016	20,583	154,578	733,658	5,509,772
	28,875	58,625		12.49	03/10/2015
	33,000	17,000		13.26	03/11/2014
	42,000			7.55	03/18/2013
	40,000			9.78	12/05/2012
	65,000			16.91	03/14/2012
	40,000			30.19	03/08/2011
	25,387			22.73	03/09/2010
	25,387			31.95	03/11/2009
	33,899			22.65	03/12/2008
	14,684			12.25	03/13/2007

	Option Awards					Stock Awards

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
									Equity
									Incentive
			Equity					Equity Incentive	Plan Awards:
			Incentive					Plan Awards:	Market or
	Number of Securities		Plan Awards:				Market	Number of	Payout Value
	Underlying Unexercised		Number of			Number of	Value of	Unearned	of Unearned
	Options (#)		Securities			Shares or	Shares or	Shares, Units	Shares, Units
			Underlying			Units of	Units of	or Other	or Other
			Unexercised	Option		Stock That	Stock That	Rights That	Rights That
			Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
			Options(1)	Price	Expiration	Vested(3)	Vested(4)	Vested(5)	Vested(6)
Name	Exercisable	Unexercisable	(#)	($)	Date(2)	(#)	($)	(#)	($)

Mark Fields		100,000		7.83	03/09/2016	20,583	154,578	861,454	6,469,520
	28,875	58,625		12.49	03/10/2015
	33,000	17,000		13.26	03/11/2014
	67,001			7.55	03/18/2013
	65,000			16.07	04/30/2012
	75,000			16.91	03/14/2012
	45,000			30.19	03/08/2011
	39,893			22.73	03/09/2010
	27,198			31.95	03/11/2009
	23,988			22.65	03/12/2008

Mark A. Schulz		100,000		7.83	03/09/2016	20,583	154,578	728,658	5,472,222
	28,875	58,625		12.49	03/10/2015
	28,050	14,450		13.26	03/11/2014
	42,000			7.55	03/18/2013
	30,000			9.78	12/05/2012
	65,000			16.91	03/14/2012
	40,000			30.19	03/08/2011
	26,292			22.73	03/09/2010
	29,012			31.95	03/11/2009
	39,114			22.65	03/12/2008
	6,561			12.25	03/13/2007

Lewis W. K. Booth		75,000		7.83	03/09/2016	12,939	97,172	575,112	4,319,091
	18,150	36,850		12.49	03/10/2015
	28,050	14,450		13.26	03/11/2014
	28,141			7.55	03/18/2013
	47,000			16.91	03/14/2012
	100			24.49	06/28/2011
	33,000			30.19	03/08/2011
	36,268			22.73	03/09/2010
	25,387			31.95	03/11/2009
	33,899			22.65	03/12/2008
	31,291			12.25	03/13/2007

	Option Awards					Stock Awards

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
									Equity
									Incentive
			Equity					Equity Incentive	Plan Awards:
			Incentive					Plan Awards:	Market or
	Number of Securities		Plan Awards:				Market	Number of	Payout Value
	Underlying Unexercised		Number of			Number of	Value of	Unearned	of Unearned
	Options (#)		Securities			Shares or	Shares or	Shares, Units	Shares, Units
			Underlying			Units of	Units of	or Other	or Other
			Unexercised	Option		Stock That	Stock That	Rights That	Rights That
			Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
			Options(1)	Price	Expiration	Vested(3)	Vested(4)	Vested(5)	Vested(6)
Name	Exercisable	Unexercisable	(#)	($)	Date(2)	(#)	($)	(#)	($)

James J. Padilla		1,302,325		7.83	03/09/2016			647,836	4,865,248
	207,640	421,573		12.49	03/10/2015
	8,250	4,250		15.47	04/30/2014
	57,750	29,750		13.26	03/11/2014
	154,255			7.55	03/18/2013
	150,000			16.91	03/14/2012
	70,000			30.19	03/08/2011
	72,536			22.73	03/09/2010
	90,668			31.95	03/11/2009

(1)Effective September 1, 2006, the Company granted Mr. Mulally 1,000,000 five year performance-based options. The options vest based on the closing price of our common stock on the NYSE reaching certain thresholds that are maintained for a period of at least 30 consecutive trading days as follows: 250,000 options vest after our common stock closes at least $15 per share for such a period, an additional 250,000 options vest after our common stock closes at least $20 per share for such a period, an additional 250,000 options vest after our common stock closes at least $25 per share for such a period, and an additional 250,000 options vest after our common stock closes at least $30 per share for such a period.

(2)The table below details the vesting schedule for stock option grants based on the termination date of the relevant grant. In general, option grants vest 33% one year after the grant date, 33% two years after the grant date, and 34% three years after the grant date.

Option Expiration Dates	Option Vesting Dates

	33%	33%	34%

08/31/2016	09/01/2007	09/01/2008	09/01/2009

03/09/2016	03/10/2007	03/10/2008	03/10/2009

03/10/2015	03/11/2006	03/11/2007	03/11/2008

04/30/2014	05/01/2005	05/01/2006	05/01/2007

03/11/2014	03/12/2005	03/12/2006	03/12/2007

01/04/2014	01/05/2005	01/05/2006	01/05/2007

12/30/2013	12/31/2004	12/31/2005	12/31/2006

09/29/2013	09/30/2004	09/30/2005	09/30/2006

06/29/2013	06/30/2004	06/30/2005	06/30/2006

03/30/2013	03/31/2004	03/31/2005	03/31/2006

03/18/2013	03/19/2004	03/19/2005	03/19/2006

01/02/2013	01/03/2004	01/03/2005	01/03/2006

12/30/2012	12/31/2003	12/31/2004	12/31/2005

12/05/2012	12/06/2003	12/06/2004	12/06/2005

09/29/2012	09/30/2003	09/30/2004	09/30/2005

06/27/2012	06/28/2003	06/28/2004	06/28/2005

04/30/2012	05/01/2003	05/01/2004	05/01/2005

03/27/2012	03/28/2003	03/28/2004	03/28/2005

03/14/2012	03/15/2003	03/15/2004	03/15/2005

01/30/2012	01/31/2003	01/31/2004	01/31/2005

01/10/2012	01/11/2003	01/11/2004	01/11/2005

06/28/2011	06/29/2002	06/29/2003	06/29/2004

03/08/2011	03/09/2002	03/09/2003	03/09/2004

03/09/2010	03/10/2001	03/10/2002	03/10/2003

03/11/2009	03/12/2000	03/12/2001	03/12/2002

03/12/2008	03/13/1999	03/13/2000	03/13/2001

03/13/2007	03/14/1998	03/14/1999	03/14/2000

(3)Effective September 1, 2006, the Company granted Mr. Mulally 600,000 Restricted Stock Units. The units vest as to 200,000 units one year after the grant date, 200,000 units two years after the grant date, and 200,000 units three years after the grant date. When the restrictions lapse, the units will be valued based on the closing price of Ford common stock on the NYSE on the date of lapse and paid out in cash as soon as practicable thereafter. The amounts for the other Named Executives reflect awards of RSEs received in 2006 for a 2005 performance-based RSE opportunity. Restrictions on the RSEs lapsed on March 10, 2007, one year from the grant date (see Grants of Plan-Based Awards Table in 2006 on p. 48). For Mr. Padilla, the Compensation Committee determined that the restrictions on his 2005 performance-based RSE awards of 236,166 RSEs lapsed as of July 1, 2006, the effective date of his retirement.
(4)The market value shown was determined by multiplying the number of shares shown in column (g) by the closing price of Ford common stock, $7.51, on December 29, 2006.
(5)The amounts shown for Messrs. Leclair, Fields, Schulz, Booth, and Padilla consist of a performance-based RSE opportunity granted in 2006 and Performance Stock Rights granted in 2004, 2005, and 2006. The amounts shown assume that the target amount of each award is earned. For Mr. Padilla, his RSE performance-based opportunity was denominated as $2.8 million rather than a specific number of RSEs. Consequently, the number of shares shown for him in column (i) include an amount equal to $2.8 million divided by the closing price of our common stock, $7.51, on December 29, 2006. The Compensation Committee historically has determined the effective date of the final awards for such grants in March of the year following the performance period. For the performance-based RSE grants, the Committee determined the effective date of the final awards to be March 5, 2007. These RSE awards have a one year restriction period and will convert to shares of unrestricted common stock on March 5, 2008. For Performance Stock Rights granted for the 2004-2006 performance period, the Committee awarded unrestricted common stock on March 5, 2007. For Performance Stock Rights granted in 2005 for the 2005-2007 performance period, we expect any Final Awards of unrestricted common stock will be granted in March 2008. For Performance Stock Rights granted in 2006 for the 2006-2008 performance period we expect any Final Awards of unrestricted common stock will be granted in March 2009.
(6)The market value shown was determined by multiplying the number of shares shown in column (i) by the closing price of Ford common stock, $7.51, on December 29, 2006. The number of shares assumes that the target level of the performance-based RSEs granted in 2006 and the Performance Stock Rights granted in 2004, 2005, and 2006 was achieved. For more information on the final awards for 2006 performance-based RSEs and the Performance Stock Rights for the 2004-2006 performance period, see “Long-Term Compensation — A. Restricted Stock Equivalents and Stock Options” and “B. Performance Stock Rights — 2006 Grants for 2006-2008 Performance Period” sections, respectively, in the “Compensation Discussion and Analysis” on pp. 33-35.
Option Exercises And Stock Vested in 2006

	Option Awards		Stock Awards

(a)	(b)	(c)	(d)	(e)
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting(1)
Name	(#)	($)	(#)	($)

William Clay Ford, Jr.(2)	—	—	873,845	6,854,885

Alan Mulally	—	—	—	—

Donat R. Leclair(3)	—	—	20,640	161,818

Mark Fields(3)	—	—	24,320	190,669

Mark A. Schulz(3)	—	—	18,027	141,332

Lewis W. K. Booth(4)	—	—	50,347	364,663

James J. Padilla(5)	—	—	650,112	4,851,819

(1)The amounts shown in column (e) represent the aggregate dollar amount realized by the Named Executives upon the vesting of stock awards. We computed the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock vested by the market value (the closing price of Ford common stock) of the underlying shares on the vesting date.

(2)For Mr. Ford, the amount shown in column (d) consists of the following: (i) lapse of restrictions for 600,720 shares of restricted common stock awarded on March 11, 2005, for his 2004 performance; (ii) lapse of restrictions and conversion to common stock of 240,288 RSEs awarded on March 11, 2005, as a bonus for his 2004 performance (pursuant to his commitment, Mr. Ford donated these shares to a charity); and (iii) the lapse of restrictions 32,837 shares of restricted common stock awarded on March 31, 2005, as salary for his services as CEO for the first quarter of 2005.
(3)For Messrs. Leclair, Fields and Schulz, the amounts shown in column (d) consist of the following: (i) lapse of restrictions and conversion to common stock of RSEs awarded on March 11, 2004 in connection with a long-term incentive grant (17,420 RSEs each for Messrs. Leclair and Fields and 14,807 RSEs for Mr. Schulz) and (ii) Final Awards of unrestricted common stock awarded in March 2006 relating to grants of Performance Stock Rights for the 2003-2005 performance period (6,900 shares of common stock for Mr. Fields and 3,220 shares of common stock each for Messrs. Leclair and Schulz).
(4)For Mr. Booth, the amount shown in column (d) consists of the following: (i) lapse of restrictions and conversion to common stock of 14,807 RSEs awarded on March 12, 2004 in connection with a long-term incentive grant; (ii) lapse of restrictions and conversion to common stock of 32,320 RSEs awarded on May 1, 2004 in connection with a promotion; and (iii) a Final Award of 3,220 shares of unrestricted common stock awarded in March 2006 relating to a grant of Performance Stock Rights for the 2003-2005 performance period.
(5)For Mr. Padilla, the amount shown in column (d) consists of the following: (i) lapse of restrictions for 100,000 shares of restricted common stock awarded on January 3, 2003, in connection with his appointment as an executive vice president; (ii) lapse of restrictions for 246,696 shares of restricted common stock awarded on March 11, 2005, for his 2004 performance; (iii) lapse of restrictions and conversion to common stock 30,486 RSEs awarded on March 12, 2004 as part of a long-term incentive grant; (iv) lapse of restrictions and conversion to common stock 19,514 RSEs awarded on May 1, 2004 in connection with his appointment as Chief Operating Officer; (v) a Final Award of 17,250 shares of unrestricted common stock awarded in March 2006 relating to a grant of Performance Stock Rights for the 2003-2005 performance period; and (vi) lapse of restrictions and conversion to common stock of 236,166 RSEs awarded in March 2006 in connection with a 2005 performance-based RSE opportunity, which restrictions were to lapse one year from the grant date but the Compensation Committee determined that such restrictions would lapse as of July 1, 2006, the effective date of Mr. Padilla’s retirement.

Pension Benefits in 2006(1)

(a)	(b)	(c)	(d)
		Number of	Present Value	(e)
		Years Credited	of Accumulated	Payments During Last
Name	Plan Name	Service (#)	Benefit ($)	Fiscal Year ($)

William Clay Ford, Jr.	GRP	20.5	152,210	0
	SERP	20.5	2,188,231	0
	GRP-BEP	20.5	2,547,082	0
	ESAP	20.5	2,298,423	0

Alan Mulally(2)	NA	NA	NA	NA

Donat R. Leclair	GRP	31.2	580,491	0
	SERP	31.2	1,509,061	0
	GRP-BEP	31.2	1,638,840	0
	ESAP	31.2	2,342,895	0

Mark Fields	GRP	17.5	213,422	0
	SERP	17.5	601,932	0
	GRP-BEP	17.5	801,071	0
	ESAP	17.5	992,851	0

Mark A. Schulz	GRP	31.0	417,576	0
	SERP	31.0	1,383,543	0
	GRP-BEP	31.0	988,926	0
	ESAP	31.0	2,289,159	0

Lewis W. K. Booth	GRP	9.4	245,507	0
	SERP	9.4	1,437,593	0
	GRP-BEP	9.4	573,816	0
	ESAP	9.4	2,283,414	0

James J. Padilla	GRP	38.1	738,063	0
	SERP	38.9	3,183,588	125,104
	GRP-BEP	38.1	2,819,993	0
	ESAP	38.9	3,480,802	300,000

(1)The General Retirement Plan (“GRP”) provides a flat-rate benefit of up to $47.45 per month for each year of non-contributory participation by employees in the United States hired before January 1, 2004, and contributory benefits for each year of contributory participation in which salaried employees contribute 1.5% of base salary up to applicable limit of the Internal Revenue Code (“Code”) — $220,000 in 2006 and $225,000 in 2007.
Contributory benefits are calculated as follows:
Contributory Benefit =

((1.5% × Final Ave. Pay) × Contributory Service Years)	+	.4% × Final Ave. Pay

Breakpoint × Contributory Service Years (max. 35 years)

“Final Average Pay” is the average of the five highest consecutive December 31 monthly base salaries out of the last 10 years of contributory participation.
“Breakpoint” is 150% of Covered Compensation as of January 1 of the year of retirement.
“Covered Compensation” is the average of the Social Security wage base for the preceding 35 years for someone reaching normal retirement age.
Normal retirement is at age 65 with one or more years of credited pension service. Employees who are age 55-64 and have at least 10 years of credited pension service, or employees with 30 or more years of credited pension service who are not yet age 65, may elect to retire early and receive reduced contributory and non-contributory benefits. In addition, Social Security bridging benefits are payable until age 62 and one month. Survivorship coverage is available under the GRP. Under the normal payment method for married participants (65% Qualified Joint and Survivor Annuity), there is a 5% reduction in benefits for a spouse that is within five years of the employee’s age.
The Benefit Equalization Plan (“GRP-BEP”) provides eligible U.S. employees with benefits substantially equal to those that would have been provided under the GRP but that could not be provided because of Code limitations. In 2002, the Board of Directors amended the GRP-BEP to provide that Mr. Ford, who is eligible to participate in the GRP only on a non-contributory basis because he does not receive a cash salary, accrues an equalization benefit under the GRP-BEP. The equalization benefit provides, in combination with the GRP non-contributory benefit, an amount equal to the amount Mr. Ford would have received under the GRP using a notional base annual salary and assuming that Mr. Ford would had been a contributing member.
The Supplemental Executive Retirement Plan (“SERP”) provides certain eligible executives with an additional monthly benefit after retirement equal to Final Five Year Average Base Salary multiplied by credited pension service and further multiplied by an applicable percentage (.2% to .9% depending upon position at retirement), reduced for retirement prior to age 62. To be eligible, an executive must retire with the approval of the Company at or after age 55, have at least 10 years of credited pension service, and must generally have at least five continuous years of service at an eligible position. In addition, the SERP may provide annuities based on Company earnings, the executive’s performance, and other factors. In addition, for retirements effective October 1, 1998 or later, for certain U.S. Vice Presidents and above whose careers include subsidiary service, the SERP provides an additional monthly benefit to equalize the total retirement benefits payable from the Company’s retirement plans to an amount that would have been payable under the GRP and GRP-BEP if the executive’s subsidiary service had been recognized as contributory service under those plans. This would provide Mr. Booth with an additional monthly benefit estimated at $9,107.
The Executive Separation Allowance Plan (“ESAP”) provides benefits to certain eligible executives who have at least five years of eligible executive service, have at least ten years of GRP contributory membership, and who separate employment after age 55 and prior to age 65. Benefits are payable (in lieu of GRP benefits) to the eligible executive or his or her eligible surviving spouse until the executive reaches age 65. The amount of the benefit is a percentage of monthly base salary (not to exceed 60%) based on age and service equal to 1% per year of service (but not less than 15%) plus 1/2% for each month that age at separation exceeds 55.
To achieve several business goals, offers were made in 2006 under the Select Retirement Plan (“SRP”), a voluntary retirement program offered from time-to-time for select U.S. management employees. To be eligible, selected employees generally had to be at least age 52 with 10 or more years of service. Since this is a program that is offered at the Company’s discretion, it is not included in the Pension Benefits Table above. Mr. Padilla retired under this program during 2006 (see “Potential Payments Upon Termination or Change in Control — James J. Padilla” on pp. 67-68).

The following assumptions are used in calculating the present value of the accumulated benefit:

• The retirement age is assumed to be age 65 for the GRP and GRP-BEP, age 62 for the SERP and age 55 for the ESAP, or for those individuals older than age 55, the ages at December 31, 2005, and at December 31, 2006;

• Current compensation is used for purposes of the benefit calculations; and

• Present Value of Accumulated Benefit (column d) is calculated assuming a single life annuity, the mortality table of RP-2000 projected to 2015, and for the GRP, the discount rate of 5.75% as of 12/31/06, and for the GRP-BEP, SERP, ESAP and SRP, the discount rate of 5.5% as of 12/31/06.
The present values include amounts relating to employee contributions.
From September 1, 1978, until September 1, 1979, Mr. Padilla took an unpaid leave of absence from the Company to participate in the White House Fellowship Program. Mr. Padilla did not receive any pension credit under the GRP during the term of his service as a White House Fellow. In order to provide Mr. Padilla with benefits that approximately duplicate the benefits he would have received under the GRP, in September 2003, the Company approved that 0.8 years of service be credited to Mr. Padilla under the Company’s ESAP and the SERP. Mr. Padilla retired effective July 1, 2006.
For Mr Booth, he has 19.6 years of credited pension service under a Ford Motor Company of Britain pension plan. At present, he would be entitled to an annual benefit of $127,948 under that plan.
(2)Mr. Mulally does not participate in the GRP, SERP, GRP-BEP, or ESAP. Ford has a different tax qualified retirement plan, the Ford Retirement Plan (“FRP”), for salaried employees hired or rehired on or after January 1, 2004 in the U.S. See Nonqualified Deferred Compensation in 2006 Table below.
Nonqualified Deferred Compensation in 2006(1)

(a)	(b)	(c)	(d)		(f)
	Executive	Registrant	Aggregate	(e)	Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at
	in Last	in Last	in Last	Withdrawals/	Last Fiscal
	Fiscal Year	Fiscal Year(2)	Fiscal Year(3)	Distributions	Year-End(4)
Name	($)	($)	($)	($)	($)

William Clay Ford, Jr.(5)	—	—	636	—	43,101

Alan Mulally	—	32,633	595	—	33,229

Donat R. Leclair	—	—	56,076	—	860,463

Mark Fields	—	—	65,595	224,397	680,658

Mark A. Schulz	—	—	416	—	24,314

Lewis W. K. Booth	—	—	5,890	—	252,373

James J. Padilla	—	—	471,376	43,613	4,851,363

(1)Except for a nonqualified deferred compensation plan for non-employee directors related to Mr. Ford, which is discussed in footnote 5 below, there are three nonqualified deferred compensation plans represented in the above table: (i) the deferred compensation plan (“DCP”); (ii) the benefit equalization plan that relates to the SSIP (“SSIP-BEP”); and (iii) the benefit equalization plan that relates to the Ford Retirement Plan (“FRP-BEP”). All of these plans are unfunded. Notional amounts are credited by book entry to the participant’s account. Participants choose how to allocate the notional amounts from a menu of investment measurement options used solely for the purpose of valuing the participant’s account. These are considered notional investments. The performance of an individual’s investment option(s) tracks the notional value as if an actual investment was made in such option(s).

For the DCP and the SSIP-BEP, investment options include life stage funds; passively and actively managed domestic and international equity funds; fixed income funds; a Company common stock fund; a stable value fund; and a money market fund. Participants may change their investment elections at any time. The FRP-BEP offers a subset of these investment measurement options, which does not include a Company common stock fund. Distribution of account balances from these non-qualified plans may be delayed for six months due to recent tax changes.
Under the DCP, certain employees, including the Named Executives, may defer up to 100% of awards under the AICP (or other similar plan). New hires may also defer any new hire payments payable in cash. Additionally, such employees may defer up to 50% of their base salary under the DCP. The following Named Executives had balances in the DCP at December 31, 2006: Messrs. Leclair, Fields, Booth, and Padilla. Deferral elections are made by eligible employees in June of each year for amounts to be earned or awarded (with regard to the AICP) in the following year. At the time of deferral, participants also elect when distribution of such deferrals will be made in future years. Employees may elect a lump sum payment while still employed or distribution after separation from employment in either a lump sum or annual installments over a number of years up to ten. In December 2006, employee participants in the DCP were allowed to change the method and/or timing to receive a distribution under the plan (see “Compensation Discussion and Analysis — Deferred Compensation Plan” on p. 40).
The SSIP-BEP sub-account preserves benefits that are substantially equal to any Company matching contributions that would have been provided under the SSIP but limited due to Code limitations. The FRP-BEP sub-account provides notional credits equivalent to Company contributions to employees’ FRP accounts due to the Code limitations. The FRP is a tax qualified, defined contribution profit sharing plan for employees hired or rehired beginning January 1, 2004. The Company makes scheduled contributions to a participant’s FRP account calculated as a percentage of base salary based on an employee’s age. Initial notional credits to both the SSIP-BEP and FRP-BEP sub-accounts are allocated to each sub-account’s default investment option. Thereafter, participants may transfer the credits to any other investment option available under the respective plans and also elect how any future notional credits are allocated. Vested account balances of both the SSIP-BEP and the FRP-BEP sub-accounts are distributed in cash in a lump sum as soon as practicable after death or separation from Ford. An employee becomes fully vested under these sub-accounts three years from their original date of hire with Ford. The following Named Executives participate in the SSIP-BEP: Messrs. Leclair, Fields, Schulz, Booth, and Padilla. Mr. Mulally is the only Named Executive that participates in the FRP-BEP.
(2)The amount shown in column (c) for Mr. Mulally is reflected in column (i) of the Summary Compensation Table on p. 45.
(3)None of the amounts shown in column (d) are reflected in the Summary Compensation Table. These earnings are not considered above-market or preferential.
(4)The following amounts were reported in the Summary Compensation Table in prior years (or would have been so reported had the person named been a Named Executive in prior years): Mr. Leclair: $762,993; Mr. Fields: $691,322; Mr. Schulz: 33,605; Mr. Booth: $203,207; and Mr. Padilla: $4,247,794. For Mr. Mulally, $32,633 is included in Column (i) of the Summary Compensation Table for 2006.
(5)For Mr. Ford, the amount shown reflects deferral of director fees and related Dividend Equivalents under the Non-Employee Director Compensation Plan, which would not have been reported in the Summary Compensation Table in prior years. For a description of the material terms of that plan, see footnote 1 of the Director Compensation Table on p. 24.
Potential Payments Upon Termination or Change in Control
We maintain certain plans whereby we provide compensation and benefits to executives, including the Named Executives, in the event of a termination of employment. For disclosure of benefits pursuant to retirement under our qualified and nonqualified pension plans for each of the Named Executives, see the Pension Benefits in 2006 Table

and related footnotes on pp. 57-59. For disclosure of payments due, if any, to each of the Named Executives pursuant to our nonqualified deferred compensation plans, please see the Nonqualified Deferred Compensation in 2006 Table and related footnotes on pp. 59-60.
With respect to Alan Mulally, we entered into an agreement whereby if Mr. Mulally’s employment is terminated for reasons other than for cause during the first five years of his employment or if there is a change in control of the Company during the first five years of his employment and he terminates his employment for good reason, we will provide certain compensation and benefits. Additionally, Mr. Padilla retired from the Company during 2006 under the terms of the Select Retirement Plan (“SRP”). We do not have any other formal agreements with any other Named Executive regarding acceleration or provision of benefits related to termination of employment; however, those Named Executives may be entitled to certain compensation and benefits under our plans. Any post-termination arrangements for Named Executives are discussed below. The Company has no such arrangements for our Executive Chairman.
The tables for the Named Executives below, except for Mr. Padilla, assume that the relevant triggering event occurred on December 31, 2006. Unless otherwise noted, the fair market values of stock-based compensation (e.g., restricted stock, RSEs, Restricted Stock Units, etc.) were calculated using the closing price of Ford common stock on the NYSE on December 29, 2006. FAS 123R total grant date values were used for valuing stock options.
Alan Mulally

						Involuntary or
		Early		Involuntary Not		Good Reason
	Voluntary	Retirement	Normal	for Cause	For Cause	Termination	Death or
Benefits and	Termination	(Rule of 65)	Retirement	Termination	Termination	(CIC)	Disability
Payments Upon Termination	($)	($)	($)	($)	($)	($)	($)

Compensation:
Salary ($2 million)	0	0	0	4,000,000(1)	0	4,000,000(1)	0

Annual Incentive (175% of Salary)	0	0	0	7,000,000(2)	0	7,000,000(2)	0

Restricted Stock Units	0	0	0	4,506,000(3)	0	4,506,000(3)	0

Stock Options Unvested and Accelerated	0	0	0	12,030,000(4)	0	12,030,000(4)	0

Benefits and Perquisites:(5)

Life Insurance Proceeds	0	0	0	0	0	0	6,000,000

Office and Administrative Support	0	0	0	0	0	0	0

Car and Driver	0	0	0	0	0	0	0

Evaluation Vehicles	0	6,375	6,375	0	0	0	0

Total:	0	6,375	6,375	27,536,000	0	27,536,000	6,000,000

(1)Pursuant to Mr. Mulally’s employment agreement, if a relevant triggering event occurs, we will pay Mr. Mulally two times his annual base salary.
(2)Pursuant to Mr. Mulally’s employment agreement, if a relevant triggering event occurs, we will pay Mr. Mulally two times his targeted bonus. We agreed that for 2007, Mr. Mulally’s target bonus would be 175% of his base salary.
(3)Pursuant to Mr. Mulally’s employment agreement, if a relevant triggering event occurs, we will remove the remaining vesting requirements on his initial grant of 600,000 Restricted Stock Units.

(4)Pursuant to Mr. Mulally’s employment agreement, if a relevant triggering event occurs, we will remove the vesting requirements for his initial stock option grant of 3,000,000 options.
(5)The amount shown for evaluation vehicles reflects the annualized cost of providing vehicles under the Evaluation Vehicle Program. See “Compensation Discussion and Analysis — Perquisites and Other Benefits” on p. 41.
Mr. Mulally and the Company entered into an agreement that entitled Mr. Mulally to certain benefits, as described above, if his employment is terminated by the Company for reasons other than For Cause during the first five years of his employment or, if there is a Change in Control during the first five years of employment, accompanied by a termination of his employment for Good Reason. Under that agreement, the following terms are defined as follows:
“For Cause” termination means: (a) any act of dishonesty or knowing or willful breach of fiduciary duty on Mr. Mulally’s part that is intended to result in his personal enrichment or gain at the expense of the Company; or (b) the commission of a felony involving moral turpitude or unlawful, dishonest or unethical conduct that a reasonable person would consider damaging to the reputation or image of Ford; or (c) any material violation of the published standards of conduct applicable to officers or executives of Ford that warrants termination; or (d) insubordination or refusal to perform assigned duties or to comply with the lawful directions of his supervisors; or (e) any deliberate, willful or intentional act that causes substantial harm, loss, or injury to Ford.
“Change in Control” means:

(a)	The direct or indirect acquisition by any person of beneficial ownership, through a purchase, merger, or other acquisition transaction or series of transactions occurring within a 24 month period, of securities of the Company entitling such person to exercise 50% or more of the combined voting power of the Company’s securities;

(b)	The transfer, whether by sale, merger or otherwise, in a single transaction or in a series of transactions occurring within a 12 month period, of all or substantially all of the business and assets of the Company in existence as of the date of this Agreement to any person; or

(c)	The adoption of a plan of liquidation or dissolution of the Company.
“Good Reason” means the occurrence, without Mr. Mulally’s express written consent, of any of the following events during the Protected Period (which is the two year period beginning as of the date of a Change in Control):

(a)	Subject to the provision regarding duplication of payments below, a reduction of Mr. Mulally’s base salary in effect immediately prior to a Change in Control or of such higher base salary as may have been in effect at any time during the Protected Period, except in connection with the termination of his employment For Cause or on account of long-term disability or death;

(b)	Subject to the provision regarding duplication of payments below, the failure to pay Mr. Mulally any portion of his aggregate compensation including, without limitation, annual bonus, long-term incentive, and any portion of his compensation deferred under any plan, agreement, or arrangement that is payable or has accrued prior to a Change in Control, within thirty days of the date payment of any such compensation is due;

(c)	The failure to afford Mr. Mulally annual bonus and long-term cash incentive compensation target opportunities at a level which, in the aggregate, is at least equal to 80% of the aggregate level of annual bonus and long-term cash incentive compensation target opportunities made available to him immediately prior to the Change in Control, except in connection with the termination of his employment For Cause or on account of long-term disability or death; or

(d)	Notwithstanding any other provision of the agreement between Mr. Mulally and the Company, Mr. Mulally shall have the right to terminate his employment, with such termination being deemed as if a termination for Good Reason during the Protected Period, if any successor to the Company does not assume these obligations upon a Change in Control.

If Mr. Mulally is entitled upon termination to a payment or benefit under an agreement or Company plan, he is not entitled to any duplicative payment or benefit under the agreement with the Company, but may only receive the greater of such payment or benefit, determined on an item by item basis. Additionally, if Mr. Mulally leaves Ford and accepts the severance payments described above, he may not join a competitor for five years after the date of his employment termination. He also will be required to sign an acceptable general release and agreement not to engage in inimical conduct towards the Company.
William Clay Ford, Jr.
Pursuant to his May 2005 compensation arrangement, Mr. Ford has not received any new compensation (including salary, bonus, or other awards) during 2006. Additionally, he did not receive any Performance Stock Rights or RSEs for 2006 performance or any other long-term incentive awards in or for 2006 (see “Compensation Discussion and Analysis — Executive Chairman Compensation” p. 42). At December 31, 2006, Mr. Ford had 632,587 RSEs that he received for 2005 performance. The value shown in the “Restricted Stock Equivalent” row indicates the fair market value of unvested RSEs as of December 29, 2006. Restrictions on these RSEs lapsed and were converted to shares of common stock on March 10, 2007 and, consistent with Mr. Ford’s prior commitment, these shares were donated to a charity. The amounts shown for evaluation vehicles reflect the annualized cost of providing vehicles under the Evaluation Vehicle Program. See “Compensation Discussion and Analysis — Perquisites and Other Benefits” on p. 41.

				Involuntary
		Early		Not
	Voluntary	Retirement	Normal	for Cause	For Cause	Death or
Benefits and	Termination	(Rule of 65)	Retirement	Termination	Termination	Disability
Payments Upon Termination	($)	($)	($)	($)	($)	($)

Compensation:

Annual Incentive Award	0	0	0	0	0	0

Restricted Stock Equivalents	4,750,728	4,750,728	4,750,728	4,750,728	0	4,750,728

Benefits and Perquisites:

Office and Administrative Support	0	0	0	0	0	0

Car and Driver	0	0	0	0	0	0

Evaluation Vehicles	0	18,258	18,258	0	0	0

Life Insurance Proceeds	0	0	0	0	0	6,000,000

Total:	4,750,728	4,768,986	4,768,986	4,750,728	0	10,750,728

Donat R. Leclair

				Involuntary
		Early		Not
	Voluntary	Retirement	Normal	for Cause	For Cause	Death or
Benefits and	Termination	(Rule of 65)	Retirement	Termination	Termination	Disability
Payments Upon Termination	($)	($)	($)	($)	($)	($)

Compensation:

Annual Incentive Award(1)	0	364,000	364,000	0	0	364,000

P-B Restricted Stock Equivalents(2)	0	127,933	127,933	0	0	127,933

Restricted Stock Equivalents (3)	0	154,587	154,587	0	0	154,587

Performance Stock Rights(4)

2004-2006 performance period	0	87,867	87,867	0	0	87,867

2005-2007 performance period	0	56,325- 563,250-	56,325- 563,250-			56,325- 563,250-
		844,875	844,875	0	0	844,875

2006-2008 performance period	0	67,590-	67,590-			67,590-
		675,900-	675,900-			675,900-
		1,013,850	1,013,850	0	0	1,013,850

Benefits and Perquisites:(5)

Evaluation Vehicles	0	6,078	6,078	0	0	0

Life Insurance Proceeds	0	0	0	0	0	3,004,800

Total:(6)	0	864,380-	864,380-	0	0	3,863,102-
		1,979,615-	1,979,615-			4,978,337-
		2,599,190	2,599,190			5,597,912

Mark Fields

				Involuntary
		Early		Not
	Voluntary	Retirement	Normal	for Cause	For Cause	Death or
Benefits and	Termination	(Rule of 65)	Retirement	Termination	Termination	Disability
Payments Upon Termination	($)	($)	($)	($)	($)	($)

Compensation:

Annual Incentive Award(1)	0	375,000	375,000	0	0	375,000

P-B Restricted Stock Equivalents(2)	0	127,933	127,933	0	0	127,933

Restricted Stock Equivalents (3)	0	154,587	154,587	0	0	154,587

Performance Stock Rights(4)

2004-2006 performance period	0	87,867	87,867	0	0	87,867

2005-2007 performance period	0	56,325-	56,325-	0	0	56,325-
		563,250-	563,250-			563,250-
		844,875	844,875			844,875

2006-2008 performance period	0	67,590-	67,590-	0	0	67,590-
		675,900-	675,900-			675,900-
		1,013,850	1,013,850			1,013,850

Benefits and Perquisites:(5)

Evaluation Vehicles	0	16,631	16,631	0	0	0

Life Insurance Proceeds	0	0	0	0	0	3,754,800

Total:(6)	0	885,933-	885,933-	0	0	4,624,102-
		2,001,168-	2,001,168-			5,739,337-
		2,620,743	2,620,743			6,358,912

Mark Schulz

				Involuntary
		Early		Not
	Voluntary	Retirement	Normal	for Cause	For Cause	Death or
Benefits and	Termination	(Rule of 65)	Retirement	Termination	Termination	Disability
Payments Upon Termination	($)	($)	($)	($)	($)	($)

Compensation:

Annual Incentive Award(1)	0	234,800	234,800	0	0	234,800

P-B Restricted Stock Equivalents(2)	0	127,933	127,933	0	0	127,933

Restricted Stock Equivalents (3)	0	154,587	154,587	0	0	154,587

Performance Stock Rights(4)

2004-2006 performance period	0	73,223	73,223	0	0	73,223

2005-2007 performance period	0	56,325-	56,325-	0	0	56,325-
		563,250-	563,250-			563,250-
		844,875	844,875			844,875

2006-2008 performance period	0	67,590-	67,590-	0	0	67,590-
		675,900-	675,900-			675,900-
		1,013,850	1,013,850			1,013,850

Benefits and Perquisites:(5)

Evaluation Vehicles	0	14,984	14,984	0	0	0

Life Insurance Proceeds	0	0	0	0	0	3,000,000

Total:(6)	0	729,442-	729,442-	0	0	3,714,458-
		1,844,677-	1,844,677-			4,829,693-
		2,464,252	2,464,252			5,449,268

Lewis W. K. Booth

				Involuntary
		Early		Not
	Voluntary	Retirement	Normal	for Cause	For Cause	Death or
Benefits and	Termination	(Rule of 65)	Retirement	Termination	Termination	Disability
Payments Upon Termination	($)	($)	($)	($)	($)	($)

Compensation:

Annual Incentive Award(1)	0	191,250	191,250	0	0	191,250

P-B Restricted Stock Equivalents(2)	0	95,948	95,948	0	0	95,948

Restricted Stock Equivalents (3)	0	97,172	97,172	0	0	97,172

Performance Stock Rights(4)

2004-2006 performance period	0	73,223	73,223	0	0	73,223

2005-2007 performance period	0	18,775-	18,775-	0	0	18,775-
		187,750-	187,750-			187,750-
		281,625	281,625			281,625

2006-2008 performance period	0	45,060-	45,060-	0	0	45,060-
		450,600-	450,600-			450,600-
		675,900	675,900			675,900

Benefits and Perquisites:(5)

Evaluation Vehicles	0	20,071	20,071	0	0	0

Life Insurance Proceeds	0	0	0	0	0	2,554,800

Total:(6)	0	541,499-	541,499-	0	0	3,076,228-
		1,116,014-	1,116,014-			3,650,743-
		1,435,189	1,435,189			3,969,918

(1)The amount related to the AICP is the amount actually received and paid on March 15, 2007, and reflected in column (g) of the Summary Compensation Table on p. 45 since the performance period ended on December 31, 2006.
(2)The performance period for the 2006 performance-based RSE opportunity ended on December 31, 2006. Consequently, the amounts shown reflect the RSEs awarded on March 5, 2007, valued at December 31, 2006.
(3)At December 31, 2006, each of the following Named Executives had unvested RSEs awarded for 2005 performance as follows: Messrs. Leclair, Fields, and Schulz: 20,583 each and Mr. Booth: 12,939. The amounts shown indicate the fair market value of the unvested RSEs as of December 29, 2006. The restrictions on these RSEs lapsed and they were converted to shares of common stock on March 10, 2007.
(4)The performance period for the 2004-2006 Performance Stock Rights ended on December 31, 2006. Consequently, the amounts shown reflect the actual Final Awards of common stock awarded on March 5, 2007, valued at December 31, 2006. The amounts shown as Final Awards for Performance Stock Rights for the 2005-2007 and 2006-2008 performance periods represent a range of what those amounts could be based on the threshold, target, and maximum levels being achieved and are valued as of December 31, 2006. For the 2005-2007 performance period the threshold, target, and maximum levels for such Performance Stock Rights for Messrs. Leclair, Fields, and Schulz are 7,500, 75,000, and 112,500, and for the 2006-2008 performance period such amounts are 9,000, 90,000, and 135,000. For Mr. Booth the threshold, target, and maximum levels for the 2005-2007 performance period are 2,500, 25,000, and 37,5000 and for the 2006-2008 performance period are 6,000, 60,000, and 90,000. It is anticipated that any Final Awards for Performance Stock Rights will be determined by the Committee in February or March of the year following the performance period. The data shown assume that the Final Awards would not be pro-rated. The Committee may, however, pro-rate the awards for the full months worked in the performance period.
(5)The amounts shown for evaluation vehicles reflect the annual cost of providing vehicles for 2006 under the Evaluation Vehicle Program for each executive. See “Compensation Discussion and Analysis — Perquisites and Other Benefits” on p. 41.
(6)The amounts shown for each of the executives includes a range of possible award amounts for Performance Stock Rights, assuming a threshold, target, and maximum payout is achieved.

James J. Padilla
James J. Padilla retired from the Company effective July 1, 2006. For details of his retirement arrangement and consulting agreement, please refer to “Compensation Discussion and Analysis — Post Termination Arrangements” on p. 41, the Pension Benefits in 2006 Table and related footnotes on pp. 57-59, and the Nonqualified Deferred Compensation in 2006 Table and related footnotes on pp. 59-60.

Benefits and

Payments Upon Termination

Compensation:

Annual Incentive Award	$262,500

Consulting Arrangement(1)	$296,040

Restricted Stock Equivalents (accelerated vesting)(2)	$1,636,630

P-B Restricted Stock Equivalents(3)	$1,735,994

Performance Stock Rights(4)

2004-2006 performance period	$219,668

2005-2007 performance period	$69,300-$693,000- $1,039,500

2006-2008 performance period	$69,300-$69,300- $1,039,500

Stock Options(5)	$2,565,580

Benefits and Perquisites:(6)

SRP Benefit	$4,793,576

Evaluation Vehicles	$22,391

Total:(7)	$11,670,979- $12,918,379- $13,611,379

(1)Mr. Padilla’s consulting agreement with the Company commenced on July 1, 2006 and ends on June 30, 2007. Mr. Padilla is paid $148,020 for each three month period in advance. The amount above reflects payments made during 2006. The agreement may be terminated at any time by either party. The office support services provided to Mr. Padilla may only be used when providing services to the Company and may not be used for personal reasons. See “Compensation Discussion and Analysis — Post Termination Arrangements” on p. 41.
(2)This amount reflects the fair market value of an award for 2005 performance of 236,166 RSEs whose restrictions lapsed as of July 1, 2006, the date of Mr. Padilla’s retirement. The fair market value was based on the closing price of Ford common stock on the NYSE on July 1, 2006.
(3)Pursuant to Mr. Padilla’s retirement arrangement, he was eligible to receive a non-prorated final award from his 2006 performance-based RSE opportunity (see Grants of Plan Based Awards in 2006 Table on p. 48). The amount shown reflects the final award valued at December 31, 2006.
(4)Pursuant to Mr. Padilla’s retirement arrangement, the Compensation Committee determined that he would retain his eligibility on a non-prorated basis for any outstanding Performance Stock Rights that were granted to him prior to July 1, 2006. The amount shown as Final Awards for Performance Stock Rights for the 2004-2006 performance period reflects the actual Final Award determined by the Compensation Committee on March 5, 2007. The amounts shown as Final Awards for Performance Stock Rights for the 2005-2007 and 2006-2008 performance periods represent a range of what those amounts could be based on the threshold, target, and maximum levels being achieved. The amounts for each of the performance periods are based on threshold, target, and maximum

Performance Stock Rights of 10,000, 100,000, and 150,000, respectively. It is anticipated that Final Awards for Performance Stock Rights will be determined by the Committee in February or March of the year following the performance period. The values shown were based on the closing price of Ford common stock on the NYSE on July 1, 2006.
(5)The value shown was based on the total grant date value of 1,302,325 options awarded to Mr. Padilla on March 10, 2006. The Compensation Committee determined that Mr. Padilla was deemed to have met the minimum holding requirements in order to retain the stock options.
(6)Mr. Padilla is entitled to two vehicles under the evaluation vehicle program. The cost for such vehicles is based on the annualized cost of providing such vehicles at the time of Mr. Padilla’s retirement. The pension benefits that Mr. Padilla is entitled to are described in the Pension Benefits Table in 2006 on p. 57. Mr. Padilla retired under the Company’s SRP. The amount shown above is the present value of benefits he is entitled to under that plan. In general, the SRP adds three years of age and contributory service and uses “Enhanced Final Average Salary” for purposes of calculating benefits based on the formulas under the GRP, GRP-BEP, SERP and ESAP, with a minimum increase of 15% over regular benefits. Enhanced Final Average Salary is calculated by multiplying current base salary times three, then adding the last two year-end salaries and dividing the total by five. To be eligible, selected employees generally have to be at least age 52 with 10 or more years of service.
Equity Compensation Plan Information
The following table provides information as of December 31, 2006 about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans, including the Long-Term Incentive Plans.

					Number of Securities
					Remaining Available for
					Future Issuance Under
	Number of Securities to be				Equity Compensation
	Issued Upon Exercise of		Weighted-Average Exercise		Plans (Excluding
	Outstanding Options,		Price of Outstanding Options,		Securities Reflected in
Plan Category	Warrants and Rights		Warrants and Rights($)		Column (a))

	(a)		(b)		(c)(1)

Equity compensation plans approved by security holders	264,323,540	(2)	17.69	(3)	151,022,129

Equity compensation plans not approved by security holders	0	(4)	0	(4)	0

Total	264,323,540		17.69		151,022,129

(1)The number of securities remaining available for future issuance under the 1998 Plan is based on a formula. The 1998 Plan provides that the maximum number of shares that may be available for Plan Awards (awards of shares of common stock, options, Performance Stock Rights and various other rights relating to common stock) each year is equal to 2% of the total number of issued shares of common stock as of December 31 of the prior year. This limit is called the 2% Limit. The 2% Limit may be increased to up to 3% in any year, with a corresponding reduction in the number of shares available in later years under the 1998 Plan. As of December 31, 2006, the total number of issued shares of common stock was 1,836,953,720 shares and 2% of such number is 36,739,074. 3% of such number is 55,108,611. Additionally, any unused portion of the 2% Limit for any year may be carried forward and used in later years. For 2007, 95,913,517 shares are available for use as carry over from the unused portion of the 2% Limit from prior years, including the unexercised or undistributed portion of any terminated, expired or forfeited Plan Awards. The Company cannot grant additional awards under the 1990 Long-Term Incentive Plan.
Additional shares may be issued under a deferred compensation plan as a result of future Dividend Equivalents.

On March 5, 2007, 938,401 RSEs were granted to certain executives as part of a performance-based long-term incentive program for 2006 performance. Additionally, 625,075 shares of unrestricted common stock were issued to certain executives and former executives on March 5, 2007 as Final Awards for the 2004-2006 performance period under the 1998 Plan. In addition, pursuant to a contract with a consultant, an aggregate amount of $125,000 per quarter is to be paid in restricted stock under the 1998 Plan. It is not possible to determine the number of these shares to be issued since it depends on the fair market value of common stock at the time of issuance.
(2)This number includes the following:
      (i)  Long-Term Incentive Plans

252,068,985 shares subject to options; 1,574,946 shares covered by RSEs; 2,464,765 shares representing the maximum number of shares covered by RSEs that may be earned pursuant to rights granted, assuming the maximum payout level is achieved; and 8,116,971 shares representing the maximum number of shares that may be issued pursuant to Performance Stock Rights, assuming the maximum payout level is achieved; and
      (ii)  Deferred Compensation Plan

97,873 shares, which is the approximate number of shares to be issued.
Under a deferred compensation plan, credits for common stock were credited to book entry accounts based on the fair market value of common stock at the time of the compensation deferral. Additional credits resulted from Dividend Equivalents.
(3)This is the weighted-average exercise price of 252,068,985 options outstanding under the Long-Term Incentive Plans.
(4)As a result of the merger of The Hertz Corporation into Ford FSG II, Inc., an indirect wholly-owned subsidiary of Ford, 252,348 outstanding Ford options resulted from a conversion of Hertz options to Ford options that are governed by the terms of the Hertz Long-Term Equity Compensation Plan (the “Hertz Plan”). The weighted-average exercise price of these options is $36.91. The former Hertz shareholders approved the Hertz Plan. No future awards may be granted under the Hertz Plan.

Proposals Requiring Your Vote
In addition to voting for directors, the following nine proposals may be voted on at the meeting. Ford will present Proposal 2 and we expect the remaining eight to be presented by shareholders. In accordance with SEC rules, the text of each of the shareholder proposals is printed exactly as it was submitted.
A majority of the votes that could be cast by shareholders who are either present in person or represented by proxy at the meeting is required to approve each proposal. The votes will be computed for each share as described on p. 2.
When providing your proxy, whether by telephone, the Internet, or by mail, you will be able to designate whether your shares are voted for, against, or to abstain from each of the proposals. Instructions for voting for directors can be found on p. 3.
PROPOSAL 2
Selection of Independent Registered Public Accounting Firm
The Audit Committee of the Board of Directors selects and hires the independent registered public accounting firm to audit Ford’s books of account and other corporate records. You must approve the Audit Committee’s selection for 2007.
The Audit Committee selected PricewaterhouseCoopers LLP to audit Ford’s books of account and other corporate records for 2007. PricewaterhouseCoopers LLP is well qualified to audit Ford’s books of account and other corporate records. Representatives of PricewaterhouseCoopers LLP will be present at the meeting with the opportunity to make a statement and answer questions.
Amounts paid by the Company to PricewaterhouseCoopers LLP for audit and non-audit services rendered in 2006 are disclosed in the Audit Committee Report (see p. 12).
Ford management will present the following resolution to the meeting:
“RESOLVED, That the selection, by the Audit Committee of the Board of Directors, of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the books of account and other corporate records of the Company, and to review the adequacy and effectiveness of the Company’s internal controls over financial reporting, for 2007 is ratified.”
The Board of Directors recommends a Vote “for” Proposal 2.
PROPOSAL 3
Mrs. Evelyn Y. Davis, Suite 215, Watergate Office Building, 2600 Virginia Ave., N.W., Washington, D.C. 20037, who owns 500 shares of common stock, has informed the Company that she plans to present the following proposal at the meeting:
RESOLVED: “That the shareholders recommend that the Board take the necessary steps that Ford specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $500,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them.”
REASONS: “In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized.” “At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation.” “Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management.”

“Last year the owners of 212,500,547 shares, representing approximately 9.4% of shares voting, voted FOR this proposal.”
“If you AGREE, please mark your proxy FOR this proposal.”
The Board of Directors recommends a Vote “against” Proposal 3.
We believe that this proposal would not result in any appreciable benefit to you or the Company and is, therefore, not in the best interests of you or Ford.
The Company complies with all regulatory disclosures regarding the compensation of its executives. The Compensation Discussion and Analysis, beginning on p. 29 of this proxy statement, details Ford’s objectives in determining executive compensation and the various compensation methods used to accomplish those objectives. This proxy statement discloses in great detail the compensation of several of our most highly compensated employees. Furthermore, except for the President and CEO, the Company generally has not entered into employment contracts with its executives.
Ford must continue to attract and retain the best talent in its executive ranks. Competition for talented individuals is fierce. The proposal, if implemented, could provide competitors with detailed compensation information not otherwise available that they may use in seeking to recruit talented employees from us. Ford’s competitors do not make this information available and the risk associated with disclosing this information is not outweighed by any negligible benefit that might be gained from it. Accordingly, the Board of Directors recommends a vote against this proposal.
The Board of Directors recommends a Vote “against” Proposal 3.
PROPOSAL 4
Several members of the Interfaith Center on Corporate Responsibility, including the Sisters of St. Dominic of Caldwell New Jersey, 40 South Fullerton Ave., Montclair, New Jersey 07042; the Congregation of the Passion, 5700 N. Harlem Ave., Chicago, Illinois 60631; the Christian Brothers Investment Services, Inc., 90 Park Avenue, 29th Floor, New York, New York 10016; the Sisters of Saint Joseph, Mount St. Joseph Convent, 9701 Germantown Ave., Philadelphia, Pennsylvania 19118; and the Connecticut Retirement Plans and Trust Funds, 55 Elm Street Hartford, Connecticut 06106, owners of more than $2,000 of common stock have informed the Company that the following proposal will be presented at the meeting:
Reduce Greenhouse Gas (GHG) Emissions
Whereas:
Ford distributes automobiles in 200 countries, most of which have ratified the Kyoto Protocol that obliges Annex I signatories (industrialized countries) to reduce national greenhouse gas (GHG) emissions below 1990 levels by 2012.
The Kyoto reduction targets may, however, prove to be inadequate to avert the most serious impacts of global warming. UK finance minister Gordon Brown says the EU should aim to reduce its carbon dioxide (CO2) emissions by 30% below 1990 levels by 2020 and by at least 60% by 2050.
Since Kyoto was adopted, the urgent need for action to prevent the most damaging effects of climate change has become increasingly clear.
The 2006 Stern Review on the Economics of Climate Change, lead by the former chief economist at the World Bank, “... estimates that if we don’t act, the overall (worldwide) costs and risks of climate change will be equivalent to losing at least 5% of global GDP each year, now and forever.” In contrast, the costs of action would be about 1% of global GDP each year.

Our Company has a multi-year history struggling with the implications of global warming for our business. In December 2005, Ford published the first industry report dedicated to global warming’s effect on business. Between 2000-2005, Ford cut CO2 emissions from operations by 15%, while acknowledging that 90% of the emissions per vehicle occur over its lifetime use. According to this report: “Early, affordable steps to reduce GHG emissions and improve fuel efficiency may delay the need for drastic and costly reductions later. Lack of agreement on long-term solutions cannot be used as an excuse to avoid near term actions.”
Ford has committed to play a leadership role in the industry to:

• Reduce the GHG emissions and energy use of its operations

• Develop the flexibility and capability to market lower-GHG-emissions products

• Work with industry partners to reduce road transport GHG emissions
Ford has made progress in reducing operational emissions and introduced some more fuel-efficient vehicles, but has yet to develop a comprehensive long term strategy to significantly reduce GHG emissions from operations and products.
Our company is currently suffering financially in part because our competitors are making more compelling products that are both fuel efficient and low-pollution passenger cars resulting in a recent alarming loss of market share in this era of higher oil prices. In order to protect and enhance long-term shareholder value Ford must retake market share from its competitors. Toward that goal, the company needs to set quantitative goals for improving fuel efficiency and reducing GHG emissions in its product and operations to bring the customer back.
Resolved: shareholders request that the Board of Directors publicly adopt quantitative goals, based on current and emerging technologies, for reducing total greenhouse gas emissions from the company’s products and operations; and that the company report to shareholders by September 30, 2007, on its plans to achieve these goals. Such a report will omit proprietary information and be prepared at reasonable cost.
The Board of Directors recommends a Vote “against” Proposal 4.
We appreciate the proponents acknowledging our efforts on this important issue. The Company has sustained its commitment to engage in a proactive relationship with interested parties who have shown a willingness to engage in a constructive dialogue on the issue of greenhouse gas emissions and will continue this engagement as we continue to move beyond dialogue into action.
We and the proponents have engaged in a constructive dialogue in the past. We worked with the Sisters of St. Dominic of Caldwell, New Jersey, additional members of the Interfaith Center on Corporate Responsibility, and others, to produce “The Ford Report on the Business Impact of Climate Change,” which addresses a broad range of environmental issues important to us, including greenhouse gas emissions. Ford was the first company in our industry to publish a report on the business impact of climate change.
Ford was the first automaker to estimate its total GHG “footprint” for Company operations. We will update our estimate in the 2007 Sustainability Report.
We were the first U.S. automaker to offer a hybrid vehicle, which was also a first in the SUV segment.
We were the first automaker to participate in carbon trading markets in North America and the U.K.
We were also the first to offset manufacturing emissions and offer customers an innovative way to offset emissions from use of their vehicles as described below.
To plan and implement our strategic approach, we have established sustainability related governance systems which include a strong focus on fuel economy and CO2 improvements. The strategic direction is provided by a senior executive forum, including Vice President and executive stakeholders who guide the development of the vision, policy and business goals. A related executive planning team is responsible for developing detailed and specific policy, product and technical analyses to meet objectives. These teams base their plans on scientific data and promote actions that will achieve the Company’s environmental ambitions, recognizing the need to use a holistic approach to effectively protect the environment. Metrics have been established and are reviewed regularly to ensure satisfactory progress.
The Environmental and Public Policy Committee of the Board of Directors is responsible for reviewing the Company’s climate change strategy and actions.

Our approach to GHG stabilization is aligned around four key strategic principles:

1.	Technical, economic and policy approaches to climate change need to recognize that all CO2 molecules are equal. Once those molecules reach the upper atmosphere, they contribute to greenhouse gases, regardless of the source. However, the cost of mitigating those emissions varies significantly depending on their source and we should attempt to achieve the most economically efficient solutions possible.

2.	The transportation sector represents a closely interdependent system, characterized by the equation: “fuel + vehicle + driver = GHG emissions”. Each link in this chain depends on the others. For example, vehicle manufacturers can bring to market flexible fuel vehicles, but successfully reducing GHG emissions will depend on fuel companies providing renewable biofuels and consumer demand for the vehicles and fuels.

3.	Future developments in technologies, ever-changing markets, consumer demand and political uncertainties require flexible solutions. The business strategies that Ford implements, and the public policies that we encourage, must have the flexibility to meet a range of potential scenarios.

4.	Near term actions may be required on long-term technology solutions to ensure reduced GHG emissions from our future products and processes are delivered at acceptable costs.
Ford recognizes the compelling data regarding climate change and the risk that it poses to our environment and our economies. Ford also recognizes that we must participate in a solution to these issues and we have invested significant money and resources into the research and development of innovative vehicle technologies.
We will continue our dialogue with the proponents and other interested groups to gain a better understanding of expectations, we will continue to engage governments at the national and state level to encourage the development and use of new technologies to reduce greenhouse gas emissions, and we will continue to work with others in the industry to develop technologies and infrastructure to support new technologies. We believe working with a broad range of constituencies across several different fronts will give us our best chance at achieving significant reductions in reducing greenhouse gas emissions.
The Board recommends a Vote “against” Proposal 4.
PROPOSAL 5
Mr. John Chevedden of 2215 Nelson Avenue, Number 205, Redondo Beach, California 90278, on behalf of Mr. Jack Leeds of 44930 Dunbarton Dr., Novi, Michigan 48375, who owns 4,531 shares of common stock, has informed the Company that he plans to present the following proposal at the meeting:
Special Shareholder Meetings
RESOLVED, shareholders ask our board of directors to amend our bylaws to give holders of 10% (or the lowest possible percentage) of the outstanding common stock the power to call a special shareholder meeting.
Shareholders should have the ability to call a special meeting when they think a matter is sufficiently important to merit expeditious consideration. Shareholder control over timing is especially important in the context of a major acquisition or restructuring, when events unfold quickly and issues may become moot by the next annual meeting.
Thus this proposal asks our board to amend our bylaws to establish a process by which holders of 10% (or the lowest possible percentage) of our outstanding common shares may demand that a special meeting be called. The corporate laws of many states allow holders of 10% of shares to call a special meeting. This is particularly important at Ford because it currently requires 30% of outstanding shares to call a special meeting.
It is important to take a step forward and support this one proposal since our 2006 governance standards were not impeccable. For instance in 2006 it was reported (and certain concerns are noted):

• The Corporate Library http://www.the corporatelibrary.com/, an independent investment research firm, rated our company:

“D” in Overall Board Effectiveness.
“High Concern” in CEO Compensation.
“High Concern” in Board Composition.
“High Concern” in Takeover Defenses.
“High” in Overall Governance Risk Assessment.

• We had no Independent Chairman.

• And our Lead Director, Mr. Hockaday, was rated a “problem director” by The Corporate Library due to his involvement with Sprint’s board (S) and the acceleration of $1.7 billion in stock options even though a merger ultimately failed.

• Two directors were insiders and one director had non-director links to our company — Independence concern.

• Four directors had 18 or 19 years tenure — Independence concern.

• Two directors served on 4 to 6 boards — Over-commitment concern.

Mr. Hockaday
Mr. Ollila

• Our directors also served on 6 boards rated D by The Corporate Library:

1) Mr. Hockaday	Dow Jones (DJ)	D-rated
	Estee Lauder (EL)	D-rated
	Crown Media (CRWN)	D-rated
2) Mr. Thornton	News Corp. (NWS)	D-rated
3) Mr. Manoogian	JPMorgan (JPM)	D-rated
4) Mr. Butler	ConAgra (CAG)	D-rated

• Our following directors were designated “Accelerated Vesting” directors by The Corporate Library due to involvement with a board that accelerated stock option vesting just prior to FAS 123R policies.

Mr. Hockaday
Mr. Thornton
Mr. Manoogian
Ms. Marram
The above status shows there is room for improvement and reinforces the reason to take one step forward now and vote yes.
Special Shareholder Meetings
Yes on 5
The Board of Directors recommends a Vote “against” Proposal 5.
The Board does not believe that this proposal is in your best interests. The present requirement that 30% of the total outstanding number of shares of any class of stock may call a special meeting is reasonable. The 30% threshold prevents a small group of shareholders from calling a special meeting on topics that the majority of shareholders have little or no interest in. Furthermore, calling special meetings involves a significant expense on behalf of the Company. By maintaining the 30% requirement, the Company and you are assured that a significant number of shareholders consider a particular matter to be of sufficient importance to merit a special meeting.
Ford is incorporated in Delaware and its laws require that major corporate actions, such as a merger or a sale of substantially all of our assets, be approved by shareholders. Additionally, it is difficult to see how lowering the threshold to 10% of the total outstanding number of shares to call special meetings of shareholders would address the listed concerns of the proponent. Consequently, because Delaware law provides shareholders with the ability to vote on major corporate actions and the proponent does not provide any other compelling reason to change the current 30% requirement for holding a special meeting, the Board of Directors does not believe this proposal is in your or the Company’s best interests.
The Board of Directors recommends a Vote “against” Proposal 5.

PROPOSAL 6
Mr. John Chevedden of 2215 Nelson Avenue, Number 205, Redondo Beach, California 90278, on behalf of the Ray T. Chevedden and Veronica G. Chevedden Family Trust, which owns 1,748 shares of common stock, has informed the Company that he plans to present the following proposal at the meeting:
Recapitalization: One Share — One Vote
RESOLVED: Shareholders request that our Board take steps to adopt a recapitalization plan for all of our Company’s outstanding stock to have one vote per share. This would include all practicable steps including encouragement and negotiation with Ford family shareholders to request that they relinquish, for the common good of all shareholders, any preexisting rights.
This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change in accordance with applicable laws and existing contracts.
The 2005 edition of this proposal won the all-time highest vote for a shareholder proposal at Ford. This in spite of our management’s attempt to prevent shareholders from even voting on this topic. Further details are in Ford Motor Company (March 7, 2005) available through SECnet http://www.wsb.com/.
Ford Family shares are now allowed 16-votes per share compared to the one-vote per share for regular shareholders. This dual class voting stock reduces accountability by allowing corporate control to be retained by insiders disproportionately to their money at risk.
The danger of giving disproportionate power to insiders is illustrated by Adelphia Communications. Adelphia’s dual class voting stock gave the Rigas family control and contributed to Adelphia’s participation in “one of the most extensive financial frauds ever to take place at a public company.” See Securities and Exchange Commission Litigation Release No. 17627 (July 24, 2002).
The SEC alleged that Adelphia fraudulently excluded more than $2.3 billion in bank debt from its consolidated financial statements and concealed “rampant self-dealing by the Rigas Family.” Meanwhile, the price of Adelphia stock collapsed from $20 in 2002 to $0.79 in 2002.
Dual-class stock companies like Ford take shareholder money but do not let shareholders have an equal voice in their company’s management. Without a voice, shareholders cannot hold management accountable. Shareholders who finance our company should be able to hold our management accountable.
The Corporate Library http://www.the corporatelibrary.com/ an independent investment research firm said: It is difficult to see any alignment between the interests of the Ford Family and the interests of other shareholders. Former Chairman and CEO William Clay Ford, Jr., his father, former longtime director William Clay Ford, Sr., and Sr.’s nephew, director and former executive Edsel B. Ford II, together own more than 40% of the shareholder voting power through dual-class stock ownership. Meanwhile former Chairman and CEO William Clay Ford, Jr. was awarded more $100 million in stock and options over the last five years, while shareholders have suffered a loss of more than 42% of their investment value.
Ford had a market capitalization of $25 billion in 2004 — falling to $15 billion in 2006. This still large capitalization magnifies the danger to investors that is inherent in any dual-class voting structure. It is only right that we as shareholders should be able to hold our board accountable in proportion to the money that we have at risk in our company.
Recapitalization: One Share — One Vote
Yes on 6

The Board of Directors recommends a Vote “against” Proposal 6.
We oppose the proposal because it is not in the best interests of Ford or you.
The Company’s founding family has over a 100-year history of significant involvement in the affairs of Ford Motor Company. During that time, all shareholders have benefited from this involvement. Through their actions over the past century, the Ford family has proven that the long-term success of the Company for the benefit of all shareholders has been, and continues to be, the primary purpose of their involvement.
The Company’s current share capital structure, with both common and Class B stock outstanding, has been in place since Ford became a public company in 1956. Each shareholder purchasing a share of Ford stock is aware of this capital structure, and many are attracted to Ford stock by the long-term stability the Class B shareholders provide to the Company. In addition, a majority of the members of the Company’s Board of Directors are independent and all of the directors act in the best interests of all shareholders, in accordance with their fiduciary duties under Delaware law and the Company’s Restated Certificate of Incorporation. Moreover, the Company is operated under sound Corporate Governance Principles (see the Nominating and Governance Committee Report on pp. 14-15 and the Corporate Governance section on pp. 16-20). The Ford family’s involvement with the Company has greatly benefited all shareholders, and the long history of Ford family involvement in and with the Ford Motor Company has been one of its greatest strengths. Consequently, the proposal is not in the best interests of the Company or you.
The Board of Directors recommends a Vote “against” Proposal 6.
PROPOSAL 7
Mr. Carl Olson, P.O. Box 6102, Woodland Hills, California 91365, owner of 273 shares of common stock, informed the Company that he plans to present the following proposal at the meeting:
RESOLUTION FOR A SCIENTIFIC REPORT ON GLOBAL WARMING/ COOLING
Whereas discussions of global warming/cooling are often filled with vagaries, scare stories, and international conflicts,
Whereas purported scientific information often seems fragmented, contradictory, and unverified,
Whereas proposed public policy actions include drastic curbs imposed by governments on the use of vehicles and various forms of energy production, and
Whereas our company has a major financial and operating interest in the impact of proposed curbs on vehicles and energy sources for both itself and the motoring public,
Now therefore be it resolved by the stockowners of Ford Motor Company to recommend that the board publish annually to the stockowners a “Scientific Report on Global Warming/ Cooling”, which would include the following and any other information that Ford staff deems relevant:

1.	The global temperature measurements Ford uses in discussing “global warming” or “global cooling”.

2.	The atmospheric gases Ford considers to be “greenhouse gases” with respect to “global warming” or “global cooling”.

3.	The effect that Ford considers the sun’s radiation to have on “global warming” or “global cooling”.

4.	The sources of atmospheric carbon dioxide that Ford uses in its study of “global warming” or “global cooling”.

5.	The “greenhouse effect” that Ford considers to occur on the global temperature measurement from the concentration of atmospheric carbon dioxide.
If Ford has no formulation or measurement for any of the items #1 to #5 above, or any part of each of them, then it shall state so in the report.
Supporting Statement:
Ford’s Management needs to get the facts about global warming/cooling to make important policy decisions. Getting the facts before making decisions is what the directors’ duty of “due diligence” is all about in my opinion.

But in last year’s proxy statement, Ford’s board said, “The Company believes that expending additional capital to either confirm or disprove, or even discuss, previous scientific studies regarding global warming or cooling is not a wise use of Company resources.” I think this is an unconscionable “know-nothing” attitude.
This resolution won almost 94 million shares voting for it in 2006. Let’s improve this year to get the board to find out the facts.
We stockowners deserve a scientific report on this important topic of global warming/cooling. If the board opposes this resolution, the board does not want you to have the scientific report called for in this resolution. Vote YES.
The Board of Directors recommends a Vote “against” Proposal 7.
The Company opposes this proposal because it is not in the best interests of the Company or you. The proposal calls for the Company to produce a report covering a wide range of topics related to global warming/cooling with the implied purpose of coming to a determination of whether global warming/cooling exists. Ford is in the business of manufacturing, selling and financing automobiles. We have an obligation to comply with the laws and regulations made by the governmental entities at the local, state and national level in the United States and elsewhere around the world and to be a socially responsible corporate citizen. It would serve no useful purpose, and be a waste of corporate resources, to publish reports confirming or questioning a determination of whether global warming/cooling exists, whether made by a government, private organization, or other group or person.
The Company has limited resources and must decide how best to allocate those resources in order to create value for shareholders. In order to implement the proposal, the Company would have to expend a significant amount of capital to hire a team of scientists, purchase scientific instruments, and conduct a myriad of tests in order to determine whether global warming or cooling exists. Governments and private institutions around the world have expended billions of dollars studying this exact issue. Several well-publicized reports on this issue have been produced in the past year alone. We continue to believe that expending additional capital to either confirm or disprove, or even discuss, numerous scientific studies regarding global warming or cooling is not a wise use of Company resources. Accordingly, we believe that the proposal is not in the best interests of Ford or you.
The Board of Directors recommends a Vote “against” Proposal 7.
PROPOSAL 8
Dr. Robert E. Hurley of 5017 Foxland Court, Alton, Illinois 62002, owner of 700 shares of common stock, has informed the Company that he plans to present the following proposal at the meeting:
Whereas, it would be inappropriate, and possibly illegal to ask job applicants or employees about private matters such as their sexual interests, inclinations and activities, and
Whereas, it is likewise inappropriate and legally problematic for employees to discuss personal sexual matters on the job, and
Whereas, unlike the attributes of race, age, gender and certain physical disabilities, it would be impossible to discern a person’s sexual orientation from his appearance, and
Whereas, there is a perceived link between a specific sexual orientation non-discrimination policy and what have been termed domestic partner benefits. The Human Rights Campaign (HRC), the largest national lesbian, gay, bisexual and transgender political organization states on its website, “an inclusive non-discrimination policy (one that refers to sexual orientation) is a key facet of the rationale for extending domestic partner benefits.” The HRC adds, “Establishing a benefits policy that includes your company’s gay and lesbian employees is a logical outgrowth of your company’s own non-discrimination policy...,” and

Whereas, domestic partner benefit policies pay people who engage in homosexual acts, which have been illegal in this country for hundreds of years, and have been proscribed by the major traditions of Judaism, Christianity and Mohammedanism for well over a thousand years, and
Whereas, our company does not discriminate in employment against smokers, despite the fact that they are not protected by any specific clause; however, the company does not pay them to engage in this behavior which is hazardous to themselves and others, and
Whereas, those who engage in homosexual sexual activity are at significantly higher risk for developing HIV/ AIDS and associated opportunistic infections and malignancies, and
Whereas, marriage between heterosexuals has been protected and encouraged for its societal benefits by a wide range of cultures and faiths over the ages,
Resolved: The shareholders request that Ford Motor Company amend its written equal employment opportunity policy to exclude any reference to privacy issues related to sexual interests, activities or orientation.
Statement: While the legal institution of marriage should be protected for its community and generational benefits, the sexual interests, inclinations and activities of all employees should be a private matter and not a corporate concern.
The Board of Directors recommends a Vote “against” Proposal 8.
The Board of Directors opposes this proposal because it is not in the best interests of you or the Company. Ford, and numerous other leading companies, believe that a diverse workforce, free of discrimination, is the most advantageous environment to attract and retain talented employees and to allow them to excel in their jobs. Implementing the proposal would adversely affect Ford’s ability to attract and retain talented employees. For example, Ford recruits potential employees at the best universities and colleges across the United States. Many of these institutions require that employers who wish to recruit on their campuses have non-discrimination policies that include non-discrimination based on sexual orientation. If the proposal were implemented, Ford would be excluded from recruiting at many of the country’s finest institutions. Such a decision would prevent Ford from recruiting the best employees regardless of sexual orientation.
Ford is in the business of manufacturing, selling and financing motor vehicles. The Company strongly believes that its employment policies regarding non-discrimination are extremely beneficial to its business, its employees, and its shareholders. The proposal, therefore, is not in the best interests of the Company or you.
The Board of Directors recommends a Vote “against” Proposal 8.
PROPOSAL 9
Mr. John Chevedden of 2215 Nelson Avenue, Number 205, Redondo Beach, California 90278, owner of 600 shares of common stock, has informed the Company that he plans to present the following proposal at the meeting:
Performance Based Stock Options
Resolved, Shareholders request that our Board of Directors adopt a policy whereby at least 75% of future equity compensation (stock options and restricted stock) awarded to senior executives is performance-based, and the performance criteria adopted by our Board is disclosed to shareowners.
“Performance-based” equity compensation is defined here as:

(a)	Indexed stock options, the exercise price of which is linked to an industry index;

(b)	Premium-priced stock options, the exercise price of which is substantially above the market price on the grant date; or

(c)	Performance-vesting options or restricted stock, which vest only when the market price of the stock exceeds a specific target for a substantial period.
This is not intended to unlawfully interfere with existing employment contracts. However, if there is conflict with any existing employment contract, our Compensation Committee is urged — for the good of our company — to negotiate revised contracts that are consistent with this proposal.
As a long-term shareholder, I support compensation policies for senior executives that provide challenging performance objectives that motivate executives to achieve long-term shareowner value. I believe that a greater reliance on performance-based equity grants is particularly warranted at Ford.
Many leading investors criticize standard options as inappropriately rewarding mediocre performance. Warren Buffet has characterized standard stock options as “a royalty on the passage of time” and has spoken in favor of indexed options.
In contrast, peer-indexed options reward executives for outperforming their direct competitors and encourage re-pricing. Premium-priced options reward executives who enhance overall shareholder value. Performance-vesting equity grants tie compensation more closely to key measures of shareholder value, such as share appreciation and net operating income, thereby encouraging our executives to set and meet performance targets.
Performance Based Stock Options will help prevent this scenario at our company cited by The Corporate Library http://www.the corporatelibrary.com/, an independent investment research firm: Former Ford Chairman and CEO William Clay Ford, Jr. was awarded more $100 million in stock and options over the last five years, while shareholders suffered a loss of more than 42% of their investment value.
Furthermore, our board was overgenerous in their welcoming package for our new CEO Mr. Mulally. Our board agreed to pay him a base salary of $2 million per year. As part of the hiring arrangement, the our board also agreed to pay Mr. Mulally $7.5 million as a hiring bonus, $11 million as an offset for forfeited performance and stock option awards at this former employer, 3 million ten-year nonqualified options, 1 million five-year non-qualified performance-based options, and 600,000 restricted stock units.
Performance Based Stock Options
Yes on 9
The Board of Directors recommends a Vote “against” Proposal 9.
The Board of Directors opposes this proposal because it is not in the best interests of you or the Company. The “Compensation Discussion and Analysis” on pp. 29-44 explains in detail the compensation objectives and elements of our executive compensation programs. Many of our executive compensation programs are performance-based. For example, the AICP has performance-based metrics that are key to our turnaround strategy. Likewise, the performance-based RSE opportunity and the Performance Stock Rights have performance metrics designed to help achieve long-term shareholder value. These are significant performance-based awards that address the need to link compensation to performance at the corporate level as well as at the individual level. The Company believes the balance between performance-based compensation and non-performance-based compensation is reasonable and appropriate. We continually assess the balance between performance-based compensation and non-performance-based compensation to ensure it remains reasonable and appropriate.
Adoption of the proposal would limit our flexibility in designing compensation programs that not only motivate executives but, just as importantly, attract and retain talented executives. We must be able to react to circumstances that arise and not be limited by arbitrary restrictions that could inhibit our ability to attract or retain executives. The amount of equity-based executive compensation for our senior executives for 2007 that is at risk because it is performance-based is approximately 50%. While we believe this is appropriate for this year, our continuous assessment may lead us to conclude that next year a different percentage may be appropriate. To arbitrarily choose a limit that 75% of equity awards must be performance-based unduly restricts the Company’s ability to compensate our executives appropriately and, therefore, it is not in the best interests of you or the Company.
The Board of Directors recommends a Vote “against” Proposal 9.
PROPOSAL 10
Several members of the Interfaith Center on Corporate Responsibility, including the Camilla Madden Charitable Trust of 1257 East Siena Heights Drive, Adrian, Michigan 49221; Trinity Health of 766 Brady Ave., Apt. 635, Bronx, New York 10462; and the National Ministries of the American Baptist Churches USA, P.O. Box 851, Valley Forge, Pennsylvania 19482, each owners of at least $2,000 of Ford common stock have informed the Company that they plan to present the following proposal at the meeting:
Universal Health Care Policy
Ford 2007
The provision of health insurance in crucial to productivity — the HR Policy Association estimates that the annual cost of reduced productivity stemming from the lack of coverage is at least $87 billion — and can be critical to attracting and retaining talented workers. Employer-based coverage is an essential part of America’s health insurance system and will continue to be so for the near term.
However, the cost of employer-sponsored health plans has increased by nearly 75 percent since 2000, with premiums increasing more rapidly than either inflation or wage growth. Health costs are now among the fastest-growing business expenses for American corporations. In fact, The McKinsey Quarterly predicted that the average Fortune 500 company could see health benefit spending equal profits as soon as 2008.
According to Business Week, “The biggest issue for Corporate America in 2005 and beyond is getting out from under the crushing burden of costly medical-care benefits.” Soaring costs are putting upward pressure on cost structures and cutting into profits. They also make it difficult for American companies to compete in the global market place.
A study by the Manufacturers Alliance and the National Association of Manufacturers found that structural costs, of which the largest component by far is health care, add almost 23 percent to the price of doing business in the United States. Wilbur Ross, the investor responsible for restructuring Bethlehem Steel, estimated in a recent issue of The New Yorker that American companies are confronted with a 15 percent cost disadvantage versus firms from countries with universal health care.
Major American corporations are feeling the effects. General Motors’ CEO recently lamented that, “[GM’s] health care expense represents a significant disadvantage versus our foreign-based competitors. Left unaddressed, this will make a big difference in our ability to compete in investment, technology and other key contributors to our future success.” GM’s CEO is not alone. The Economist recently speculated that many American executives harbor similar sentiments and the U.S. Chamber of Commerce has identified the cost of health care as an issue affecting the ability of U.S. corporations to compete in global markets.
According to the Deloitte Center for Health Solutions, current attempts to hold down the cost of coverage are not demonstrating appreciable results. And eliminating benefits altogether is not a viable option either. According to Ford’s 2004/5 Sustainability Report, “Long-term, national solutions are needed.” In the meantime, state legislatures are beginning to address health coverage. Four states have passed universal health care bills, at least eight more are under consideration and an additional seven states are studying the possibility of a universal system.
RESOLVED: Shareholders request that the company report (at reasonable cost and omitting proprietary information) on the implications of rising health care expenses and how it is positioning itself to address this public policy issue without compromising the health and productivity of its workforce. The report should be completed by June 30, 2007 and need not address specific benefit offerings.

The Board of Directors recommends a Vote “against” Proposal 10.
The Company is keenly aware of the cost burden of providing quality health care to its employees and retirees. Likewise, we also are aware that employee health has a direct relation to productivity. Providing health insurance also enhances our ability to attract and retain employees. There is much in the proposal with which we agree. For example, we believe the issue of rising health care costs requires a multi-pronged approach. Accordingly, we have worked with insurers in order to offer quality health care at reasonable costs. We have worked with federal and local governments on various proposals to ease the cost burden of health care. In cooperation with the UAW, we maintain several fitness centers across the country and encourage all employees to utilize them in order to improve their overall health. We provide access to health awareness classes so employees can learn more about how to manage their health. These are just a few of a number of actions that we are taking in order to lessen the cost of providing health care to employees.
While we acknowledge the importance of this issue, we do not believe the proposal is in your best interests. We have limited resources, both financial and human. As indicated above, we have been and will continue to address the issue of health care costs on multiple fronts and much of the debate on this important public policy issue will take place in public forums. We do not believe, however, that it is a wise use of Company resources to produce a report on this topic. Our financial and human resources must be dedicated to the job of returning our Company to profitable growth. Consequently, we do not believe the proposal is your best interests.
The Board of Directors recommends a Vote “against” Proposal 10.
Shareholder Proposals for 2008
Unless the Board of Directors determines otherwise, next year’s annual meeting will be held on May 8, 2008. Any shareholder proposal intended for inclusion in the proxy materials for the 2008 annual meeting must be received by the Company’s Secretary no later than December 7, 2007, and can be sent via facsimile to 313-248-8713. Shareholder proposals submitted outside of the process described in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, will not be considered at any annual meeting of shareholders. The Company will not include in the Notice of Annual Meeting proposals not in compliance with SEC Rule 14a-8 and, under the Company’s By-Laws, no business other than that stated in the notice of meeting can be transacted at the meeting.
Annual Report and Other Matters
Ford’s 2006 Annual Report, including consolidated financial statements, has been mailed to you. A list of the shareholders of record entitled to vote at the annual meeting will be available for review by any shareholder, for any purpose related to the meeting, between 8:30 a.m. and 5:00 p.m. local time at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, for ten days prior to the meeting and on the day of the meeting.
Multiple Shareholders Sharing the Same Address
If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement. This practice is known as “householding,” designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate annual report or proxy statement, he or she may telephone the Shareholder Relations Department at 800-555-5259 or 313-845-8540 or write to them at One American Road, P.O. Box 1899, Dearborn, Michigan 48126-1899.

Expenses of Solicitation
Ford will pay the cost of soliciting proxies in the accompanying form. We do not expect to pay any fees for the solicitation of proxies, but may pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions. In addition to solicitation by mail, proxies may be solicited in person, by telephone, facsimile transmission or other means of electronic communication, by directors, officers and other employees of the Company.

Peter J. Sherry, Jr.
Secretary
April 5, 2007

Directions to the Annual Meeting Site
The 2007 Annual Meeting of Shareholders is being held in the DuPont Auditorium at the Hotel du Pont,
11th and Market Streets, Wilmington, Delaware. Directions to the Hotel du Pont are as follows:
DIRECTIONS TO HOTEL DU PONT
11th and Market Streets, Wilmington, DE 19801
302-594-3100/800-441-9019
FROM PHILADELPHIA ON I-95 SOUTH

1.	Take I-95 South through Chester to Wilmington.
2.	Follow I-95 South to Exit 7A marked “52 South, Delaware Ave.”
3.	Follow exit road (11th Street) to intersection with Delaware Ave. marked “52 South, Business District.”
4.	At the Delaware Ave. intersection, bear left, continuing on 11th Street.
5.	Follow 11th Street through four traffic lights. Hotel du Pont is on the right. Valet Parking is available at Hotel entrance. For self-parking, turn left on Orange Street, Car Park is on left.
FROM ROUTE 202

1.	Follow Route 202 to I-95 intersection. Take I-95 South.
2.	Take I-95 South, follow steps 2-5 above.
FROM BALTIMORE ON 1-95 NORTH

1.	Follow I-95 North to Wilmington, take Exit 7 marked “Route 52, Delaware Ave.”
2.	From right lane, take Exit 7 onto Adams Street.
3.	At the third traffic light on Adams Street, turn right. Follow sign marked “52 South, Business District.”
4.	At the Delaware Ave. intersection, bear left, continuing on 11th Street.
5.	Follow 11th Street through four traffic lights. Hotel du Pont is on the right. Valet Parking is available at Hotel entrance. For self-parking, turn left on Orange Street, Car Park is on left.
FROM NEW JERSEY (NEW JERSEY TURNPIKE)

1.	Take the New Jersey Turnpike South to Delaware Memorial Bridge.
2.	After crossing the Delaware Memorial Bridge, follow signs to I-95 North.
3.	From I-95 North, follow steps 1-5 above.
BY TRAIN: Amtrak train service is available into Wilmington, Delaware Station. The Hotel du Pont is located approximately twelve blocks from the train station.

Notice of 2007 Annual Meeting of Shareholders and Proxy Statement

This Proxy Statement is printed entirely on recycled and recyclable paper. Soy ink, rather than petroleum-based ink, is used.
FORD MOTOR COMPANY-002CS-13631

Annual Meeting Admission Ticket

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 10, 2007.

Vote by Internet • Log on to the Internet and go to www.investorvote.com
• Follow the steps outlined on the secured website.
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A   Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposals 2.

1. Election of Directors:	01 John R. H. Bond	02 Stephen G. Butler	03 Kimberly A. Casiano	04 Edsel B. Ford II	+
	05 William Clay Ford, Jr.	06 Irvine O. Hockaday, Jr.	07 Richard A. Manoogian	08 Ellen R. Marram
	09 Alan Mulally	10 Homer A. Neal	11 Jorma Ollila	12 John L. Thornton

☐	Mark here to vote FOR all nominees	☐	To vote AGAINST all nominees

		01	02	03	04	05	06	07	08	09	10	11	12
☐	For All EXCEPT - To vote against one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain

2. Ratification of Selection of Independent Registered Public Accounting Firm.	☐	☐	☐

B Shareholder Proposals — The Board of Directors recommends a vote AGAINST Proposals 3, 4, 5, 6, 7, 8, 9 and 10.

		For	Against	Abstain			For	Against	Abstain
3.	Relating to Disclosure of Officer Compensation.	☐	☐	☐	4.	Relating to Adoption of Goals to Reduce Greenhouse Gases.	☐	☐	☐

5.	Relating to Allowing Holders of 10% of Common Stock to Call Special Meetings.	☐	☐	☐	6.	Relating to Consideration of a Recapitalization Plan to Provide that All Company Stock Have One Vote Per Share.	☐	☐	☐

7.	Relating to Publishing a Report on Global Warming/Cooling.	☐	☐	☐	8.	Relating to the Company Removing References to Sexual Orientation from Equal Employment Policies.	☐	☐	☐

9.	Relating to Adoption of a Policy that 75% of Equity Grants be Performance-Based.	☐	☐	☐	10.	Relating to the Company Reporting on Rising Health Care Expenses.	☐	☐	☐
C   Non-Voting Items
Change of Address — Please print new address below.

Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐

■	1 U P X	+

2007 ANNUAL MEETING OF SHAREHOLDERS
Admission Ticket
Thursday, May 10, 2007 – 8:30 a.m. Eastern Time
Hotel du Pont
11th and Market Streets
Wilmington, Delaware
ADMIT ONE SHAREHOLDER AND GUEST
YOUR VOTE IS IMPORTANT: Even if you plan to attend the Annual Meeting in person, please vote your shares.
Cameras, tape recorders and similar devices will not be allowed in the meeting and attendees will be subject to security checks.
Total number of attendees:
Upon arrival, please present this admission ticket and photo identification at the registration desk.
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Ford Motor Company	+

Proxy Solicited by Board of Directors for Annual Meeting – May 10, 2007
The undersigned hereby appoints Donat R. Leclair and David G. Leitch, or either of them, proxies each with the power of substitution, to represent and vote the shares of common stock which the undersigned is entitled to vote on all matters, unless the contrary intent is indicated on the reverse side hereof, with all powers which the undersigned would possess if personally present at the Ford Motor Company Annual Meeting of Shareholders to be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware at 8:30 a.m. Eastern Time on May 10, 2007 or at any postponement or adjournment thereof.
The proxies shall vote the shares represented by this proxy in the manner indicated on the reverse side hereof. Unless a contrary direction is indicated, the proxies shall vote the shares (a) “FOR” the election as directors of all the nominees named in the Proxy Statement and listed on the reverse side hereof or any person selected by the Board of Directors in substitution of any of the nominees (Proposal 1) and (b) “FOR” Proposal 2 and “AGAINST” Proposals 3, 4, 5, 6, 7, 8, 9 and 10, each of which is set forth in the Proxy Statement.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Continued and to be voted on reverse side.)

D Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.
Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

■	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A- D ON BOTH SIDES OF THIS PROXY CARD.	+